                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [_]
  Check the appropriate box:
  [X] Preliminary Proxy Statement
  [_] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Materials Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        CLARK REFINING & MARKETING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        CLARK REFINING & MARKETING, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

  Payment of Filing Fee (Check the appropriate box):
  [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(3).
  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [_] Fee computed on table below per Exchange Act Rule 14a-5(i)(4) and 0-11.

  (1) Title of each class of securities to which transactions applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule -11.

  (4) Proposed maximum aggregate value of transaction:

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

                               ----------------

  (2) Form, Schedule or Registration Statement No.:

                               ----------------

  (3) Filing Party:

                               ----------------

  (4) Date Filed:

CONSENT SOLICITATION STATEMENT

                        CLARK REFINING & MARKETING, INC.
                  (FORMERLY CLARK OIL & REFINING CORPORATION)

                    SOLICITATION OF CONSENTS TO AMENDMENT OF
                          THE INDENTURES GOVERNING ITS
                          9 1/2% SENIOR NOTES DUE 2004
                                      AND
                         10 1/2% SENIOR NOTES DUE 2001

                               ----------------

  Clark Refining & Marketing, Inc. (formerly Clark Oil & Refining Corporation) (the "Company" or "Clark") is soliciting (the "Solicitation") the consents (the "Consents") of (i) registered holders of its 9 1/2% Senior Notes due 2004 (the "9 1/2% Notes") to amendments to the Indenture, dated as of September 15, 1992 (the "9 1/2% Notes Indenture"), between the Company and NationsBank of Virginia, N.A., as trustee (in such capacity, the "9 1/2% Notes Trustee") and
(ii) registered holders of its 10 1/2% Senior Notes due 2001 (the "10 1/2% Notes" and, together with the 9 1/2% Notes, the "Notes"), to amendments to the Indenture, dated as of December 1, 1991 (the "10 1/2% Notes Indenture," and, together with the 9 1/2% Notes Indenture, the "Indentures"), between the Company and NationsBank of Virginia, N.A. (formerly Sovran Bank, N.A.), as trustee (in such capacity, the "10 1/2% Notes Trustee," and, in its capacity as the 9 1/2% Notes Trustee and the 10 1/2% Notes Trustee, the "Trustees"). The proposed amendments to the Indentures are herein referred to as the "Proposed Amendments." Concurrently with the Solicitation, Clark USA, Inc. (formerly Clark R & M Holdings, Inc.) (the "Parent") is soliciting (the "Parent Solicitation," together with the Solicitation, the "Solicitations") the consents of registered holders of its Senior Secured Zero Coupon Notes due 2000, Series A (the "Zero Coupon Notes") to amendments to the indenture (the "Parent Indenture") governing the Zero Coupon Notes similar to the Proposed Amendments as well as to permit the Parent to issue $100 million aggregate principal amount of its Senior Notes due 2004 (the "Parent Senior Notes"). Satisfactory completion of each of the Solicitations is conditional upon satisfactory completion of the other Solicitations and on the consummation of certain other transactions described herein. As more fully described herein, the purpose of the Solicitations and the Proposed Amendments is, among other things, to permit the Company to increase the amount of its authorized working capital facility in connection with its proposed acquisition of Chevron U.S.A. Inc.'s Port Arthur, Texas refinery and related assets (the "Port Arthur Refinery"), to permit the Company to incur additional industrial development bond indebtedness to finance certain capital expenditures for "Qualifying Projects" (as defined below), and in the case of the Parent Solicitation, to permit the Parent to issue the Parent Senior Notes.

  UPON THE EFFECTIVENESS OF THE PROPOSED AMENDMENTS, THE COMPANY WILL MAKE A PAYMENT (A "CONSENT PAYMENT") TO EACH REGISTERED HOLDER OF NOTES AS OF THE RECORD DATE (AS DEFINED BELOW) WHOSE DULY EXECUTED CONSENT IS RECEIVED AND NOT REVOKED PRIOR TO THE EXECUTION TIME (AS DEFINED BELOW). THE CONSENT PAYMENT
WILL BE $       IN CASH FOR EACH $1,000 IN PRINCIPAL AMOUNT OF NOTES WITH
RESPECT TO WHICH A CONSENT IS RECEIVED AND NOT REVOKED AS AFORESAID AND WILL BE PAID AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. SEE "THE SOLICITATION-- CONSENT PAYMENTS."

  The Solicitation is being made upon the terms and subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. Adoption of the Proposed Amendments with respect to the 9 1/2% Notes Indenture requires the consent of the registered holders of a majority in aggregate principal amount of the 9 1/2% Notes outstanding and not owned by the Company or any of its affiliates and adoption of the Proposed Amendments with respect to the 10 1/2% Notes Indenture requires the consent of the registered holders of a majority in aggregate principal amount of the 10 1/2% Notes outstanding and not owned by the Company or any of its affiliates (collectively, the "Requisite Consents"). Only those persons in whose name Notes are registered in the registries maintained by the Trustees under the Indentures, as of the Record Date or persons who hold valid proxies from such registered holders, will be eligible to consent to the Proposed Amendments. ANY BENEFICIAL OWNER OF NOTES HELD OF RECORD BY THE DEPOSITORY TRUST COMPANY ("DTC") OR ITS NOMINEE, THROUGH AUTHORITY GRANTED BY DTC, MAY DIRECT THE PARTICIPANT IN DTC (THE "DTC PARTICIPANT") THROUGH WHICH SUCH BENEFICIAL OWNER'S NOTES ARE HELD IN DTC TO EXECUTE, ON SUCH BENEFICIAL OWNER'S BEHALF, OR MAY OBTAIN A PROXY FROM SUCH DTC PARTICIPANT AND EXECUTE DIRECTLY, AS IF SUCH BENEFICIAL OWNER WERE A REGISTERED HOLDER, A CONSENT WITH RESPECT TO NOTES BENEFICIALLY OWNED BY SUCH BENEFICIAL OWNER ON THE DATE OF EXECUTION.

  If the Company delivers the Requisite Consents to the Trustees, then the Company and the respective Trustees will execute supplemental indentures (the "Supplemental Indentures") to the respective Indentures effecting the Proposed Amendments and, upon satisfaction of the conditions precedent to the effectiveness of the Proposed Amendments, the Proposed Amendments will be binding upon each holder of Notes, whether or not such holder delivered its Consent.

  This Consent Solicitation Statement is being furnished on or about [MONTH] [DAY] to registered holders ("Registered Holders") of Notes as of the close of business on October 26, 1994 (the "Record Date"). The Solicitation will expire at 5:00 P.M., New York City time, on [MONTH] [DAY], 1994, unless extended with respect to one or both Series of Notes for a specified period or on a daily basis until the Requisite Consents have been received (the "Expiration Date"). Consents may be revoked at any time up to, but will become irrevocable upon, the execution of the applicable Supplemental Indentures (the "Execution Time"), which will not be prior to the Expiration Date. CONSENTS SHOULD BE SENT TO NATIONSBANK OF VIRGINIA, N.A., AS TRUSTEE, NOT TO THE COMPANY. IN NO EVENT SHOULD A REGISTERED HOLDER TENDER OR DELIVER NOTES.

[MONTH] [DAY], 1994

                             AVAILABLE INFORMATION

  The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. Such reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The 9 1/2% Notes are listed on the New York Stock Exchange, Inc. (the "NYSE"), and information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement or other document referred to herein constitute accurate summaries of the provisions of such document which are material to such statements, but such statements do not purport to be complete. With respect to each such statement concerning a contract, agreement or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS CONSENT SOLICITATION STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION CANNOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SOLICITATION AGENTS OR THE INFORMATION AGENT. THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, IT WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, IT CANNOT COMPLY WITH ANY SUCH LAW, CONSENTS WILL NOT BE SOLICITED FROM HOLDERS OF NOTES RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE SOLICITATION TO BE MADE BY A LICENSED BROKER OR DEALER, THE SOLICITATION WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE SOLICITATION AGENTS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

  THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Summary...................................................................    5
Background and Purpose of the Solicitation................................   13
Proposed Amendments.......................................................   14
Beneficial Ownership of Notes.............................................   17
The Solicitation..........................................................   17
The Company...............................................................   22
The Port Arthur Acquisition...............................................   25
Summary of Company Estimates Regarding the Acquisition....................   30
The Financing.............................................................   35
Capitalization............................................................   38
Selected Financial Data...................................................   39
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   41
Business..................................................................   54
Federal Income Tax Consequences...........................................   72
Index to Financial Statements.............................................  F-1
Annex A--Text of Proposed Supplemental Indentures.........................  A-1
Annex B--Opinion and Summary Report of The Pace Consultants, Inc..........  B-1

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information and Consolidated Financial Statements and notes thereto included elsewhere in this Consent Solicitation Statement or in the Annex hereto. Capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indentures.

                                  THE COMPANY

  The Company is a leading independent refiner and marketer of petroleum products in the Midwestern United States. The Company's principal activities include crude oil refining, wholesale marketing of refined petroleum products and retail marketing of gasoline and convenience products through its company-operated retail network. These operations have been conducted under the Clark name for over 60 years.

 Business Strategy

  The Company operates in a commodity-based industry in which the market prices for crude oil and refined products are largely beyond its control. Accordingly, the Company's business strategy focuses on maximizing productivity, minimizing operating costs and optimizing capital expenditures in both its refining and marketing divisions to enhance stockholder returns. Key elements of this strategy include:

  . Improving productivity. The Company implements relatively low cost productivity projects in its refining and marketing operations designed to increase production, sales volumes and production yields and to improve sales mix while reducing input costs and operating expenses. As a result of these projects, the Company's refining margins per barrel improved in 1993 and the first nine months of 1994, and outperformed quoted industry margin per barrel indicators over the period. The Company's sour crude and deep cut projects at its Illinois refineries and its retail reimaging program are examples of these types of projects.

  . Optimizing capital investment. The Company optimizes capital investments by linking capital spending to cash flow generated within each of Clark's divisions. The refining division's 1994 capital program budgeted discretionary capital primarily for projects that are estimated to yield payback periods ranging from three months to 18 months. The Company has also implemented a program within its retail store network to incorporate its new On The Go(TM) theme at a cost per store that the Company believes is less than that incurred by competitors for upgrades of retail facilities.

  . Promoting entrepreneurial culture. The Company emphasizes an entrepreneurial management approach which uses employee incentives to enhance financial performance and safety. All of the Company's employees participate in either its performance management, profit sharing or other incentive plans. In addition, the Company has adopted a stock incentive plan and a stock purchase plan for its key employees.

  . Growing through acquisitions. The Company will continue to expand its refining and marketing operations through opportunistic acquisitions which can benefit from its business strategy, create critical mass, increase market share and access new markets. Clark is more than doubling its refining capacity by acquiring the Port Arthur Refinery and is strengthening its Chicago presence by adding 35 retail stores in a core market. The Acquisition positions the Company as one of the four largest independent refiners in the United States.

 Refining

  The Company currently operates two refineries in Illinois with a combined rated throughput capacity of approximately 130,000 barrels of crude oil per day. The acquisition of the Port Arthur Refinery will increase the Company's refining capacity to approximately 330,000 barrels per day, positioning the Company as one of the four largest independent refiners in the United States. The Company's two Illinois refineries are strategically located with access to both domestic and foreign crude oil supplies. These refineries are supplied by crude oil pipelines and are also located on inland waterways with barge access. The two Illinois refineries are connected by refined product pipelines, increasing flexibility relative to stand-alone operations. The refineries further benefit from the ability to process different grades of crude oil, enhancing the Company's ability to select the most economic source of supply.

  The Company currently owns and operates 14 product terminals in its market area. In addition to cost efficiencies in supplying its retail network, the terminals allow efficient distribution of refinery production through readily accessible pipeline systems. Most of the Company's terminals are capable of handling and blending ethanol, one of two viable renewable oxygenates required for reformulated gasoline. The Company is an experienced ethanol user, having used ethanol since the early 1980s. The Company also owns minority interests in three crude oil and two product pipelines in the Midwest which transport a portion of its crude oil requirements and refined products.

 Marketing

  As of September 30, 1994, the Company's retail network consisted of 821 stores with sales volumes representing approximately 75% of the Company's gasoline production. Over 98% of the stores are company-operated, enabling the Company to respond more quickly and uniformly to changing market conditions than major oil companies that have most of their stores operated by independent dealers or jobbers. In 1993, the Company's monthly gasoline sales per store averaged approximately 98,600 gallons, which exceeded the national industry average of 76,100 gallons. Virtually all of the stores are self-service and all sell convenience merchandise. The Company has developed plans to achieve its strategic goals by focusing on a market segment philosophy designed to increase sales volumes, profits and return on investment by positioning the Company as the premier value-oriented marketer of gasoline and On The Go(TM) items in the Midwestern United States.

  The Company sells gasoline and diesel fuel through unbranded wholesale markets in the Midwest, representing approximately 34% and 65%, respectively, of its gasoline and diesel fuel refining production during the first nine months of 1994. To meet marketing requirements that at times exceed the Company's own refining production, and to benefit from economic and logistical advantages which may occur, the Company also supplies its retail and wholesale networks through exchanges and purchases of refined product from other suppliers. The Company sells its gasoline and diesel fuel on an unbranded basis to approximately 600 distributors and chain retailers. The Company believes these sales offer higher profitability than spot market alternatives. Railroads, barge lines and other industrial end-users represent the largest share of other wholesale customers. The Company believes that a branded distributor program and further focus on the transportation industry offer significant opportunity for incremental sales volumes and earnings in the future.

                          THE PORT ARTHUR ACQUISITION

  On August 18, 1994, Clark entered into an asset purchase agreement (the "Purchase Agreement") for the purchase of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines and other assets for $74 million, plus approximately $140 million for inventory and spare parts (depending upon prevailing market prices for inventory at closing). The Purchase Agreement also provides for a potential contingent payment by Clark to Chevron. See "The Port Arthur Acquisition--The Purchase Agreement--Purchase Price." Chevron will retain primary responsibility for required remediation of most pre-closing contamination.

  The Acquisition will more than double the Company's refining capacity, and will provide the Company with a sour crude oil refinery with a technical complexity rating in the top third of all U.S. Gulf Coast refineries. The refinery has the ability to process 100% sour crude oil, including up to 20% heavy sour crude oil, and has coking capability. The configuration of the Port Arthur Refinery complements the Company's existing refineries with its ability to produce jet fuel, 100% low sulfur diesel fuel, 55% summer reformulated gasoline and 75% winter reformulated gasoline. The refinery's Texas Gulf Coast location provides access to numerous cost-effective domestic and international crude oil sources, and its products can be sold in the mid-continent and eastern U.S. as well as export markets. The Company will enter into agreements to sell to Chevron at market prices, 40,000 barrels per day of gasoline and 6,000 barrels per day of low sulfur diesel fuel for one year from the date of the Acquisition. Remaining production will be used to supply the Company's current wholesale and retail needs with the balance initially sold in the spot markets, while the Company further develops its wholesale and retail networks. The Company believes that the Port Arthur Refinery has the potential for significant productivity gains with capital investment of approximately $13 million per year from 1995 through 1998, and that it will offer an opportunity for improved results of operations and cash flow. See "The Port Arthur Acquisition." The Company expects that the cash flow from the Port Arthur Refinery will be sufficient to cover capital expenditures and any potential contingent payments to Chevron.

  The Company has made estimates which are included in this Consent Solicitation Statement of operating results at the Port Arthur Refinery, including the Company's planned productivity improvements, as if the Company had purchased the Port Arthur Refinery on January 1, 1993 and operated these assets from January 1, 1993 through December 31, 1993. The estimates and the assumptions underlying the estimates have been reviewed by The Pace Consultants, Inc., an independent energy consulting firm, whose opinion and summary report is contained herein. Coopers & Lybrand L.L.P., the Company's independent accountants, has neither examined, reviewed nor compiled the estimates and accordingly does not express an opinion or provide any other form of assurance with respect thereto. The assumptions upon which the estimates are based are described in "Summary of Company Estimates Regarding the Acquisition." Some of these assumptions inevitably would not have materialized. Other assumptions may have materialized but in a period subsequent to 1993. Unanticipated events may have occurred which could have affected the Port Arthur Refinery's results of operations. The Port Arthur Refinery's actual results after the Acquisition will vary from the estimates and these variations may be material. Prospective investors are cautioned not to place any reliance on the estimates. See "Investment Considerations--Company Estimates Regarding the Acquisition."

                               INDUSTRY OVERVIEW

  The Company believes that it is well positioned to benefit from anticipated improvements in refining industry profitability. These improvements are expected to result from increased demand for refined products at a time when domestic refinery utilization is nearing its maximum crude oil processing limits and industry capital expenditures are expected to decrease. Since 1982, U.S. gasoline demand has grown by an average of 1% to 2% annually, and industry studies anticipate this demand will continue to track economic growth. Over the last decade, the refining industry's domestic crude oil processing capacity has been reduced by approximately 13% to 15.2 million barrels per day in 1993 and current capacity utilization is approximately 91.6%. The Company believes that maximum sustainable crude oil processing capacity utilization for the refining industry is approximately 93.0% due to the requirements for regular maintenance. Industry studies indicate that planned 1994 capital expenditures will be significantly lower than the peak expenditures during 1992 which were made to comply with then recently adopted environmental regulations. These studies also indicate that capital expenditures to increase capacity are expected to continue to decline through 1997.

  Industry studies attribute the prospect for improving refining industry profitability to, among other things: (i) the high utilization rates of U.S. refineries; (ii) continued economic-related growth in U.S. demand for gasoline;
(iii) the decreasing level of planned capital expenditures for additional refining capacity capable of producing higher-value light petroleum products, such as gasoline and diesel fuel; and (iv) the objective of those refiners that have invested significant capital in environmental-related projects to obtain returns on these investments through higher product margins. Based on its experience and industry studies, the Company believes that the U.S. refining industry may evidence gradual margin improvement through the end of the decade.

  The retail markets have historically been highly competitive with a number of well capitalized major oil companies and both large and small independent competitors. Industry studies indicate that over the last several years, the retail markets have been characterized by several significant trends including
(i) increased store rationalization to fewer geographic regions and (ii) increased consumer emphasis on convenience.

  During the past several years, the retail market has experienced increasing concentration of market share in selected and fewer geographic regions as major oil companies have divested non-strategic locations and have focused efforts on targeted areas, many of which are near strategic supply sources. Additionally, smaller operators have closed marginal and unprofitable locations as a result of increasing environmental regulations requiring replacement of underground storage tanks. The lack of additional favorable sites in existing markets and the high cost of construction of new facilities are also believed to be a barrier to new competition. Industry studies indicate that consumer buying behavior continues to reflect the effect of increasing demands on consumer time. Convenience and the time required to make a purchase are increasingly important considerations in the buying decision. The Company believes these two trends may result in decreased competition and a corresponding increase in market share in the Company's core markets.

                                 THE FINANCING

  The Company expects to obtain financing for the purchase of the Port Arthur Refinery and related working capital through a series of transactions described below (the "Financing"). The closing of the Acquisition will occur simultaneously with the closing of the financing transactions. The closing of the Parent's Common Stock Offering (as defined) and the Parent's Note Offering (as defined) are conditioned upon the closing of each other and upon the completion of the Consent Solicitations and upon the closing of the Acquisition. See "The Financing."

 Common Stock Offering

  The Parent is offering 7,500,000 shares of its Common Stock (the "Common Stock") at an estimated initial public offering price of $20.00 per share (the "Common Stock Offering").

 Note Offering

  The Parent is offering $100 million principal amount of % Senior Notes (the "Notes") due 2004 (the "Note Offering"). The terms of the Notes and the related indenture are described under "The Financing--Note Offering."

 Clark Credit Agreement

  Clark is currently negotiating with a group of banks to enter into a credit agreement (the "Clark Credit Agreement") which will provide for borrowings or letters of credit to finance its working capital requirements. The amount of the facility will initially be the lesser of $220 million or the amount available under a defined borrowing base. Upon consummation of the Common Stock Offering, the Note Offering and the Acquisition, and the satisfaction of certain other conditions, the facility will increase to the lesser of $450 million or the amount available under the borrowing base. Clark's obligations under the Clark Credit Agreement will be collateralized by, among other things, security interests in Clark's inventory, receivables, marketable securities and cash and other current or intangible assets (to the extent permitted under the Company's indentures). See "Clark Credit Agreement."

                                THE SOLICITATION

  The Company is soliciting the Consent of Registered Holders of its 9 1/2% Notes and of Registered Holders of its 10 1/2% Notes to the Proposed Amendments. Concurrently with the Solicitation, the Parent is soliciting the consents of registered holders of its Zero Coupon Notes to amendments to the Parent Indenture similar to the Proposed Amendments and to permit the Parent to issue the Parent Senior Notes. Satisfactory completion of each of such solicitations is conditional upon satisfactory completion of the other of such solicitations and on satisfaction of the other conditions described below. The purpose of the Solicitation and the Proposed Amendments are, among other things, to permit the Company to increase the amount of its authorized working capital facility in connection with its acquisition of the Port Arthur Refinery (see "The Port Arthur Acquisition"), and to permit the Company to incur additional indebtedness for capital expenditures related to certain "Qualifying Projects" (as defined below).

  UPON THE EFFECTIVENESS OF THE PROPOSED AMENDMENTS, THE COMPANY WILL MAKE A CONSENT PAYMENT TO EACH REGISTERED HOLDER WHOSE DULY EXECUTED CONSENT IS RECEIVED AND NOT REVOKED PRIOR TO THE EXECUTION TIME. THE CONSENT PAYMENT WILL
BE $       IN CASH FOR EACH $1,000 IN PRINCIPAL AMOUNT OF NOTES WITH RESPECT TO
WHICH A CONSENT IS RECEIVED AND NOT REVOKED AS AFORESAID AND WILL BE PAID AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.

THE PROPOSED AMENDMENTS

  The Proposed Amendments would (i) amend the definition of "Permitted Indebtedness" to permit Indebtedness to finance working capital requirements in an amount not to exceed the greater of (x) $450 million and (y) an amount based upon the levels of the Company's eligible cash and cash equivalents, investments, receivables and petroleum inventories, (ii) amend the definition of "Permitted Indebtedness" to permit the incurrence of an additional $75 million of Indebtedness in connection with capital expenditures for projects ("Qualifying Projects") qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") to be financed through the issuance of tax-exempt industrial development bonds, (iii) add a provision to the definition of "Indebtedness" excepting the Contingent Payments (as defined) obligation to Chevron U.S.A. Inc. ("Chevron") under the Purchase Agreement from the definition of "Indebtedness" under the Indentures, and (iv) amend the provisions relating to asset dispositions to the uses to which the Company may apply the proceeds of certain sales.

  The principal effect of the Proposed Amendments, resulting from the amendments of the definition of "Permitted Indebtedness," would be to permit the Company to incur certain additional indebtedness regardless of its Consolidated Operating Cash Flow Ratio at the time of such incurrence. Such indebtedness would include (a) an increased working capital facility, in an amount up to the greater of (x) $450 million and (y) an amount based upon the levels of the Company's eligible cash and cash equivalents, investments, receivables and petroleum inventories, which is expected to provide for cash borrowings and issuances of letters of credit to secure purchases of crude oil, other feedstocks and refined products; (b) up to $75 million of additional Indebtedness for Qualifying Projects; and (c) any Contingent Payments. Under the current definition of "Permitted Indebtedness," the Company could incur up to $220 million of Indebtedness to finance working capital. Thus, the Proposed Amendments would permit the incurrence of at least $230 million of additional Indebtedness. The Company's current working capital facility is, and the Clark Credit Agreement is expected to be, secured by substantially all of the Company's current assets. See "Proposed Amendments." In addition, it is possible that some or all of the Indebtedness to be incurred in connection with capital expenditures for Qualifying Projects will be secured by such Qualifying Projects.

  The Proposed Amendments would also expand the Company's ability to invest the proceeds of asset sales in new assets.

CERTAIN CONSEQUENCES OF THE PROPOSED AMENDMENT

  The principal advantage to a Registered Holder of the Proposed Amendments would be to permit Clark to acquire the Port Arthur Refinery which Clark believes will offer an opportunity to improve Clark's cash flow. See "Summary of Company Estimates Regarding the Acquisition." In addition, the Common Stock Offering which will be completed in connection with the Acquisition will provide a substantial amount of new equity to the Parent. The principal disadvantage to a Registered Holder of the Proposed Amendments would be to permit the Parent to issue additional indebtedness, as described above.

REQUISITE CONSENTS

  Adoption of the Proposed Amendments requires the receipt of the Requisite Consents, consisting of the Consents of the Registered Holders of a majority in aggregate principal amount of the 9 1/2% Notes outstanding and not owned by the Company or any of its affiliates and of a majority in aggregate principal amount of the 10 1/2% Notes outstanding and not owned by the Company or any of its affiliates. As of the date of this Consent Solicitation Statement, $175 million and $225 million aggregate principal amount of 9 1/2% Notes and 10 1/2% Notes, respectively, were outstanding.

  The failure of a holder of Notes to deliver a Consent will have the same effect as if such holder had voted "Against" the Proposed Amendment.

EXPIRATION DATE AND EXECUTION TIME; EXTENSIONS

  The term "Expiration Date" means 5:00 P.M., New York City time, on [MONTH] [DAY], 1994, unless the Company, in its sole discretion, extends the period during which the Solicitation with respect to one or both of the Series of Notes is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. The Company reserves the right to extend the Solicitation with respect to one or both of the Series of Notes at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the appropriate Trustee no later than 5:00 P.M., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Registered Holders of the affected Series of Notes). Such announcement or notice may state that the Company is extending the Solicitation with respect to one or both of the series of Notes for a specified period of time or on a daily basis until 5:00 P.M., New York City time, on the date on which the Requisite Consents have been received.

  Consents with respect to a Series of Notes will become irrevocable at the applicable Execution Time (the time that the Company and the applicable Trustee execute the applicable Supplemental Indenture, which will not be prior to the Expiration Date with respect to such Series of Notes). See "The Solicitation-- Revocation of Consents". Subject to the satisfaction of certain conditions (see "The Solicitation--Conditions of the Solicitation"), promptly after the receipt of the Requisite Consents with respect to a Series of Notes the Company and the applicable Trustee will execute the applicable Supplemental Indenture. The effectiveness of the Supplemental Indentures is subject to, among other things, consummation of the Acquisition and the Offerings. See "Annex A." After the effectiveness of the Proposed Amendments (the "Effective Time"), all then current holders of Notes, including non-consenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendments.

CONSENT PAYMENTS

  Registered Holders whose properly executed Consents are received prior to the applicable Execution Time and not revoked will be eligible to receive Consent Payments. HOLDERS OF NOTES WHO DO NOT TIMELY CONSENT TO THE PROPOSED AMENDMENTS WILL NOT BE ELIGIBLE TO RECEIVE CONSENT PAYMENTS EVEN THOUGH THE PROPOSED AMENDMENTS, IF APPROVED THROUGH THE RECEIPT OF THE REQUISITE CONSENTS, WILL BE BINDING ON THEM. Payment of the Consent Payment will be made as promptly as practicable after the Effective Time.

  The Company's obligation to make Consent Payments is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indentures and effectiveness of the Proposed Amendments. See "Annex A."

CONSENT PROCEDURES

  Only those persons who are Registered Holders may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee, such as a brokerage firm) at the Record Date must (i) arrange for the Registered Holder to execute a Consent and deliver it either to the Trustee on such beneficial owner's behalf or to such beneficial owner for forwarding to the Trustee by such beneficial owner or (ii) obtain a duly executed proxy from the Registered Holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such Registered Holder. A form of proxy that may be used for such purpose is included in the form of Consent.

  ANY BENEFICIAL OWNER OF NOTES HELD OF RECORD BY DTC OR ITS NOMINEE, THROUGH AUTHORITY GRANTED BY DTC, MAY DIRECT THE DTC PARTICIPANT THROUGH WHICH SUCH BENEFICIAL OWNER'S NOTES ARE HELD IN DTC TO EXECUTE, ON SUCH BENEFICIAL OWNER'S BEHALF, OR MAY OBTAIN A PROXY FROM SUCH DTC PARTICIPANT AND EXECUTE DIRECTLY, AS IF SUCH BENEFICIAL OWNER WERE A REGISTERED HOLDER, A CONSENT WITH RESPECT TO NOTES BENEFICIALLY OWNED BY SUCH BENEFICIAL OWNER ON THE DATE OF EXECUTION. FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT, THE TERM "RECORD HOLDER" OR "REGISTERED HOLDER" SHALL BE DEEMED TO INCLUDE DTC PARTICIPANTS.

  Giving a Consent will not affect a Registered Holder's right to sell or transfer Notes or to receive the Consent Payment if such Registered Holder has not revoked its consent prior to the Execution Time, the Required Consents are received and the Proposed Amendments become effective.

  HOLDERS OF NOTES WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FAX (CONFIRMED BY THE EXECUTION TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE TRUSTEE AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE TRUSTEE, NOT TO THE COMPANY, THE SOLICITATION AGENTS OR THE INFORMATION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY, THE SOLICITATION AGENTS OR THE INFORMATION AGENT;

  IN NO EVENT SHOULD A REGISTERED HOLDER TENDER OR DELIVER NOTES.

  The registered ownership of Notes shall be proved by the respective registrars of the Notes. All questions as to the validity, form, eligibility (including time of receipt) for Consent Payments and revocation of Consents with respect to Notes will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the respective Trustees concerning proof of execution and ownership. The Company reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. None of the Company, any of its affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any defects or irregularities in connection with deliveries of particular Consents, nor shall any of them incur any liability for failure to give such notification.

REVOCATION OF CONSENTS

  Prior to the applicable Execution Time, any Registered Holder may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A Registered Holder desiring to revoke a Consent must, prior to the applicable Execution Time, deliver to the Trustee with respect to its Note at the address set forth on the back cover page of this Consent Solicitation Statement and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against", different than that set forth on the Consent as to which the revocation is being given) containing the name of such Registered Holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such Registered Holder. See "The Solicitation--Revocation of Consents."

CONDITIONS OF THE SOLICITATION

  Consents will become irrevocable at the applicable Execution Time, which will not be prior to the applicable Expiration Date. Promptly after the receipt of the Requisite Consents and the Expiration Date, the respective Trustees and the Company will execute the Supplemental Indentures. The effectiveness of the Supplemental Indentures is conditioned upon (i) receipt of the Requisite Consents, (ii) completion of the Parent Solicitation, (iii) the consummation of the Offerings, (iv) the contribution to the capital of the Company by the Parent of an amount not less than $120,000,000, (v) the concurrent consummation of the Acquisition and (vi) subject to waiver by the Company, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indentures or the making of the Consent Payments or question the legality or validity thereof or otherwise adversely affect the Acquisition or the Offerings. See "Annex A." The Solicitation may be abandoned by the Company at any time prior to the execution of the Supplemental Indentures, for any reason, in which case all Consents will be voided and no Consent Payments will be made. In addition, the Acquisition or the Offerings may be modified or abandoned for any reason, either before or after the execution of the Supplemental Indentures. If the Acquisition or the Offerings are abandoned or modified, the Supplemental Indentures will not become effective. If the Acquisition or the Offerings are modified and the Company delivers an officer's certificate to the Trustees certifying that such modifications are not, in the aggregate, materially adverse to the holders of the Notes (as compared to the terms of the Solicitation, the Proposed Amendments and the terms of the Acquisition and the Offerings described in this Consent Solicitation Statement), Consents given prior to such modifications will remain valid and effective and will constitute Consents to the Proposed Amendments, as so modified.

FEDERAL INCOME TAX CONSEQUENCES

  For a summary of the material United States Federal income tax consequences to holders of Notes of the Proposed Amendments and the Consent Payments, see "Federal Income Tax Consequences."

SOLICITATION AGENTS AND INFORMATION AGENT

  The Company has retained Goldman, Sachs & Co., Kidder, Peabody & Co. Incorporated and BT Securities Corporation as Solicitation Agents in connection with the Solicitation. The Solicitation Agent will solicit Consents, will attempt to respond to inquiries of holders of Notes and will receive a customary fee for such services.

  The Company has retained Morrow & Co. Inc. as Information Agent in connection with the Solicitation. The Information Agent will solicit Consents, will be responsible for collecting Consents and will receive a customary fee for such services.

  Requests for additional copies of this Consent Solicitation Statement or the form of Consent may be directed to the Information Agent at 1-800-662-5200.

                   BACKGROUND AND PURPOSE OF THE SOLICITATION

INCREASED WORKING CAPITAL FINANCING

  As described below under "The Port Arthur Acquisition," the Company has agreed to purchase Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines and other assets. As a result of its purchase of the Port Arthur Refinery, the Company will more than double its refining capacity from approximately 130,000 barrels per day to approximately 330,000 barrels per day. This increased capacity will significantly increase the Company's working capital requirements as its inventories of crude oil, other feedstocks, refined products and other working capital items will increase substantially. While such inventories vary from time to time based upon market and other conditions, the value of the inventory at the Port Arthur Refinery is expected to be at the time of closing between $125 million and $140 million. The purchase of this initial inventory will be financed from the proceeds of the Offerings and available cash. However, in-transit inventories related to the Port Arthur Refinery are anticipated to be substantial and in excess of the initial inventory, and will require support in the form of letters of credit to be issued under an increased working capital facility.

  Under the terms of the Indentures, the Company is restricted from incurring Indebtedness, other than Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00. Under the definition of "Permitted Indebtedness," the Company is permitted to borrow up to $220 million to finance working capital requirements. This working capital facility limit was determined when the Company owned only two refineries with an aggregate capacity of 130,000 barrels per day. However, as a result of the Company's acquisition of the Port Arthur Refinery, the Company believes that it will require working capital financing in excess of the $220 million limitation. The Company is proposing that it be permitted, regardless of its Consolidated Operating Cash Flow Ratio, to incur Indebtedness to finance working capital requirements in an amount not to exceed the greater of (x) $450 million and (y) an amount based upon the levels of the Company's eligible cash and cash equivalents, investments, receivables and petroleum inventories.

  Conforming changes will also be made to, among other provisions, the definition of "Credit Agreement" in the Indentures to reference the new credit agreement. One effect of this conforming change is to except from the covenants in the Indentures limiting liens, any liens granted pursuant to the new credit agreement. The covenants in the Indentures limiting liens currently except, among other things, liens under the Company's "Credit Agreement" and refinancings thereof and liens on current assets in connection with extensions of credit to finance working capital requirements. The Company currently anticipates that the new credit agreement will be secured by substantially all of the Company's current assets and by an assignment of certain intangibles and contract rights, including an assignment of Clark's rights under the Offtake Agreements and the Supply Agreements. The Company's current credit agreement is secured by substantially similar assets. The Company believes that the security interests to be granted pursuant to the new credit agreement should be excepted from the covenants limiting liens because the new credit agreement is a refinancing of the Company's existing credit agreement and that the change of the definition of "Credit Agreement" will not materially affect the rights of holders of Notes.

ADDITIONAL INDUSTRIAL DEVELOPMENT BOND FINANCINGS

  As mentioned in the preceding paragraph, under the terms of the Indentures, the Company is restricted from incurring Indebtedness, other than Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00. Under the definition of "Permitted Indebtedness," the Company is permitted to borrow, regardless of its Consolidated Operating Cash Flow Ratio, in addition to all other "Permitted Indebtedness," up to the greater of (a) $25 million and (b) a dollar amount based on the price of 1.25 million barrels of West Texas Intermediate crude oil. The Company has designated substantially all of this amount to be borrowed pursuant to an industrial development bond in connection with Qualifying Projects at the Company's Hartford, Illinois refinery. The Company expects that it will in the future undertake similar capital projects. As a result, the Company is proposing that it be permitted to incur up to an additional $75 million of Indebtedness, regardless of its Consolidated Operating Cash Flow Ratio, in connection with capital expenditures for Qualifying Projects.

CONTINGENT PAYMENTS

  As described under "The Port Arthur Acquisition," the base cash purchase price for the Port Arthur Refinery is $74 million. In addition, the Company will also purchase crude oil, other feedstocks and refined product inventories in pipelines and tanks after the date of closing. The Company is also obligated under certain circumstances to pay to Chevron contingent payments (the "Contingent Payments") based on refining industry margin indicators and the volume of product produced at the Port Arthur Refinery over a five-year period. Based on the prevailing average refining industry margin indicators during 1993 and the first six months of 1994, the Company would not have been obligated to make any Contingent Payments had the Contingent Payments obligations been in place during such periods. The maximum total amount of the Contingent Payments is $125 million. The Company is proposing to add a provision to the definition of "Indebtedness" in the Indentures to specifically exclude the Contingent Payments from the definition of "Indebtedness." The Company believes that even if the Contingent Payments would be required to be made, they would not have an adverse effect on the Company's financial condition as the Company would also benefit from half of the impact of such increased margins.

ASSET SALES

  The Company may from time to time sell certain of its assets or interests therein, and under the terms of the Indentures, such sales could be deemed "Asset Dispositions." As described more fully below, if such sales were deemed "Asset Dispositions," the Company would be required to, among other things, either invest the net proceeds in assets related to the business of the Company that are necessary for the maintenance of the Company's business or offer to purchase outstanding Notes with such net proceeds. The Company believes that the phrase "assets related to the business of the Company that are necessary for the maintenance of the Company's business" could be interpreted narrowly to not include acquisitions of new companies or assets, or interests therein, consistent with the Company's strategic plan of growth through acquisitions. The Company is therefor proposing to clarify this provision by deleting the words "that are necessary for the maintenance of the Company's business" so that the Company is required only to invest the net proceeds of Asset Dispositions in assets related to the business of the Company. The Company believes that the reinvestment of the proceeds of Asset Dispositions in additional assets which may not necessarily be "necessary for the maintenance of the Company's business," would be beneficial to the long-term interests of the Company and the holders of the Notes.

                              PROPOSED AMENDMENTS

  Set forth below is a description of certain provisions of the Indentures and of the Supplemental Indentures. The following statements are subject to, and qualified in their entirety by reference to, the applicable provisions of the Indentures, a copy of each of which has been filed by the Company with the Commission, and the form of Supplemental Indenture attached hereto as Annex A.

AMENDMENT TO ALLOW INCREASED WORKING CAPITAL FINANCING

  Under the terms of the Indentures, the Company may not, and may not permit any of its Subsidiaries other than Unrestricted Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of any Indebtedness other than Permitted Indebtedness unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00. Under the current definition of "Permitted Indebtedness" contained in the Indentures, the Company and its Subsidiaries may incur certain Indebtedness even if this test is not satisfied, including Indebtedness which arises pursuant to extensions of credit to finance working capital requirements in an amount not to exceed $220 million (being the maximum amount available for borrowings and letters of credit under the Company's working capital facility in place at the time of the execution of the Indentures plus $70 million).

  As discussed above, the Company proposes to amend the definition of "Permitted Indebtedness" to include extensions of credit to finance working capital requirements in an amount not to exceed the greater of (x) $450 million and (y) an amount equal to the sum of (a) 100% of eligible cash and cash equivalents and certain investments plus (b) 95% of accounts receivable plus
(c) 90% of inventory, in each case as such amounts appear on the consolidated balance sheet of the Company and its Subsidiaries, as of the end of the most recently completed Quarter, prepared in accordance with generally accepted accounting principles. See "Annex A." Under this formulation, the Company would be permitted to incur not less than an additional $230 million for working capital purposes regardless of its Consolidated Operating Cash Flow Ratio at the time such Indebtedness is incurred. Any amount in excess of $450 million would be based upon a percentage of the Company's current assets. This formula approach would allow for increases in working capital financing based upon objective standards and without requiring subsequent action by holders of Notes. Under the terms of the Indentures, the Company is required to provide to the Trustees on a quarterly basis a calculation of the amount of Permitted Indebtedness which the Company could incur.

  If the Proposed Amendments are not approved, the Company will have to seek to finance its increased working capital requirements as a result of the acquisition of the Port Arthur Refinery in a manner consistent with the limitations of the Indentures. Unless the Proposed Amendments are approved, there can be no assurance that the Company will be able to obtain additional working capital financing consistent with the limitations of the Indentures, or that if it is able to obtain such additional financing, that such additional working capital financing will be on terms as advantageous to the Company as the terms that would be obtainable if the Proposed Amendments are approved. If the Company is unable to arrange such alternate working capital financing, the Offerings and the Acquisition may be abandoned.

  Conforming changes will also be made to (i) the definition of "Credit Agreement" to reference the new credit agreement to be entered into by the Company (see "The Financing") and (ii) clause (iii) of Section 801(6) (limitations on mergers etc.) which currently references a maximum Permitted Indebtedness for working capital requirements of $220 million. One effect of this conforming change is to except from the covenants in the Indentures limiting liens, any liens granted pursuant to the new credit agreement. The covenants in the Indentures limiting liens currently except, among other things, liens under the Company's "Credit Agreement" and refinancings thereof and liens on current assets in connection with extensions of credit to finance working capital requirements. The Company currently anticipates that the new credit agreement will be secured by substantially all of the Company's current assets and by an assignment of certain intangibles and contract rights, including an assignment of Clark's rights under the Offtake Agreements and the Supply Agreements. The Company's current credit agreement is secured by substantially similar assets. The Company believes that the security interests to be granted pursuant to the new credit agreement should be excepted from the covenants limiting liens because the new credit agreement is a refinancing of the Company's existing credit agreement and that the change of the definition of "Credit Agreement" will not materially affect the rights of holders of Notes.

AMENDMENT TO ALLOW ADDITIONAL INDUSTRIAL DEVELOPMENT BOND FINANCINGS

  Under the terms of the Indentures, the Company is restricted from incurring Indebtedness, other than Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00. Under the definition of "Permitted Indebtedness," the Company is permitted to borrow, in addition to all other "Permitted Indebtedness," up to the greater of (a) $25 million and (b) a dollar amount based on the price of 1.25 million barrels of West Texas Intermediate crude oil. The Company has designated substantially all of the foregoing amount to be borrowed pursuant to an industrial development bond in connection with a solid waste disposal facility at the Company's Hartford, Illinois refinery.

  The Company expects that it will in the future undertake similar capital projects. As a result, the Company is proposing to amend the definition of "Permitted Indebtedness" to provide that, regardless of its Consolidated Operating Cash Flow Ratio, the Company may incur, directly or indirectly, up to an additional $75 million of Indebtedness in connection with capital expenditures for Qualifying Projects. Qualifying Projects include capital projects relating to, among other things, facilities for the furnishing of water, sewage facilities, solid waste disposal facilities and certain hazardous waste facilities.

  If the Proposed Amendments are not approved, the Company will only be able to incur Indebtedness to finance capital projects if such Indebtedness is otherwise "Permitted Indebtedness" or the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00.

AMENDMENT REGARDING CONTINGENT PAYMENTS

  As discussed above, under the terms of the Indentures, the Company's ability to incur Indebtedness, other than Permitted Indebtedness, is limited unless, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2.00 to 1.00. Under the Indentures, the term "Indebtedness" is generally defined to mean any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days from the invoice date or is being contested in good faith, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles.

  As discussed in more detail under "The Port Arthur Acquisition," the Company has agreed to pay under certain circumstances to Chevron as part of the purchase price for the Port Arthur Refinery contingent payments based on refining industry margin indicators and the volume of product produced at the Port Arthur Refinery over a five-year period. Based on the prevailing average refining industry margin indicators during 1993 and the first six months of 1994, the Company would not have been obligated to make any Contingent Payments had the Contingent Payments obligations been in place during such periods. The maximum total amount of the Contingent Payments is $125 million. The Company is proposing to supplement the definition of "Indebtedness" in the Indentures to provide that "payments to be made by the Company pursuant to Section 3.1(d) of the Asset Sale Agreement, dated as of August 16, 1994, between the Company and Chevron U.S.A. Inc. shall not be deemed to be "Indebtedness" within the definition of Indebtedness.

  The Company believes that the Contingent Payment would not be recognized on the Company's balance sheet as a liability until the amount thereof becomes reasonably estimable. As a result, the Contingent Payment should not initially be deemed Indebtedness within the meaning of the Indentures. However, when the amount of any Contingent Payment becomes reasonably estimable, such amount could be deemed to be Indebtedness within the meaning of the Indentures. If the Company's Consolidated Operating Cash Flow Ratio at such time, after giving effect to such Contingent Payment, is less than 2.00 to 1.00, the Company could be in default under the Indentures. In order to avoid the possibility of defaults under the Indentures, the Company has proposed the foregoing amendment to the Indentures. If the Proposed Amendments are not approved, the Acquisition will not be consummated.

AMENDMENTS RELATING TO PROCEEDS OF ASSET SALES

  Under the terms of the Indentures, the Company may not, and may not permit any Subsidiary of the Company to, make certain Asset Dispositions unless (i) the Company (or a Subsidiary of the Company, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or assets disposed of, (ii) the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or other obligations relating to such assets and the release of the Company from all liability associated with the Indebtedness or other obligations assumed, and (iii) 100% of the Net Available Proceeds, less any amounts invested within one year of such disposition in assets related to the business of the Company that are necessary for the maintenance of such business, from such disposition are applied by the Company (or the Subsidiary, as the case may be) to either (A) within 90 days of such disposition, repayment (in whole or in part) of secured Indebtedness then outstanding under any agreements or instruments; or (B) purchases of Outstanding Notes pursuant to an Offer at a purchase price equal to the Redemption Price in effect at the time of such Offer.

  The Company believes that clause (iii) of the foregoing provision could be interpreted narrowly so as not to include expansion of the Company's business. The Company is proposing to amend such provision to delete the reference to "necessary for the maintenance of such business," so that the Company is required only to invest the net proceeds of Asset Dispositions in assets related to the business of the Company.

                         BENEFICIAL OWNERSHIP OF NOTES

  The Company is not aware of any person who is the beneficial owner of more than five percent of either of the 9 1/2% Notes or the 10 1/2% Notes.

                                THE SOLICITATION

GENERAL

  Consents with respect to a Series of Notes will become irrevocable at the Execution Time applicable to such Series of Notes, which will not be prior to the Expiration Date applicable to such Series of Notes. Promptly after the receipt of the Requisite Consents with respect to a Series of Notes the Trustee with respect to such Series of Notes and the Company will execute the Supplemental Indenture applicable to such Series of Notes, the effectiveness of which will be subject to the satisfaction of certain conditions (see "Conditions of the Solicitation" below). The effectiveness of the Supplemental Indentures is subject to, among other things, consummation of the Acquisition and the Offerings. See "Annex A." After the Effective Time, all then current holders of Notes, including non-consenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendments. If the Solicitation is terminated for any reason before the Effective Time, the Consents will be voided, no Consent Payments will be made, and the Proposed Amendments will not be effected.

  The Consents are being solicited by the Company. THE COMPANY RECOMMENDS THAT HOLDERS OF NOTES CONSENT TO THE PROPOSED AMENDMENTS. All costs of the Solicitation, including the Consent Payments, will be paid by the Company. In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company has retained Goldman, Sachs & Co., Kidder, Peabody & Co. Incorporated and BT Securities Corporation (the "Solicitation Agents") and Morrow & Co. Inc. (the "Information Agent") to aid in the solicitation of Consents, including soliciting Consents from brokerage firms, banks, nominees, custodians and fiduciaries.

REQUISITE CONSENTS

  Adoption of the Proposed Amendments with respect to the 9 1/2% Notes Indenture requires the receipt without revocation of the Requisite Consents, consisting of the Consents of the Registered Holders of a majority in aggregate principal amount of the 9 1/2% Notes outstanding and not owned by the Company or any of its affiliates and adoption of the Proposed Amendments with respect to the 10 1/2% Notes Indenture requires the consent of the Registered Holders of a majority in aggregate principal amount of the 10 1/2% Notes outstanding and not owned by the Company or any of its affiliates. As of the date of this Consent Solicitation Statement, $175 million and $225 million aggregate principal amount of 9 1/2% Notes and 10 1/2% Notes, respectively, were so outstanding.

  The failure of a holder of Notes to deliver a Consent will have the same effect as if such holder had voted "Against" the Proposed Amendment.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

  The term "Expiration Date" means 5:00 P.M., New York City time, on [MONTH] [DAY], 1994, unless the Company, in its sole discretion, extends the period during which the Solicitation with respect to a Series of Notes is open, in which event the term "Expiration Date" with respect to such Series of Notes means the latest time and date to which such Solicitation is so extended. The Company reserves the right to extend the Solicitation with respect to a Series of Notes at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the applicable Trustee no later than 5:00 P.M., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the holders of Notes). Such announcement or notice may state that the Company is extending the Solicitation with respect to a Series of Notes for a specified period of time or on a daily basis until 5:00 P.M., New York City time, on the date on which the Requisite Consents have been received.

  The Company expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the execution of the Supplemental Indentures (whether or not the Requisite Consents have been received) by giving oral or written notice of such termination to the Trustee and (ii) not to extend the Solicitation beyond the Expiration Date whether or not the Requisite Consents have been received by such date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Registered Holders). In addition, the Acquisition or the Offerings may be modified or abandoned for any reason, either before or after the execution of the Supplemental Indentures.

  The Company expressly reserves the right to modify, at any time or from time to time, the terms of the Solicitation (including, without limiting the generality of the foregoing, by modifying the amount or form of consideration to be paid to holders delivering Consents generally or to consenting holders of one series of Notes but not the other and/or (ii) by defeasing one series of Notes pursuant to the terms of the applicable Indenture and continuing the Solicitation with respect to the other series of Notes) and/or the Proposed Amendments in any manner it deems necessary or advisable to facilitate the Acquisition and the Offerings. In addition, the Company may modify the Acquisition or the Offerings. If the Company delivers an officer's certificate to the Trustees certifying that such modifications are not, in the aggregate, materially adverse to holders of Notes (compared to the terms of the Solicitation, the Proposed Amendments and the terms of the Acquisition and the Offerings described in this Consent Solicitation Statement), Consents given prior to such modifications will remain valid and effective and will constitute Consents to the Proposed Amendments, as so modified. The Company will not be obligated to deliver notice of such amendments to the holders of Notes prior to executing the Supplemental Indentures. Notwithstanding the foregoing, no reduction of the Consent Payment will be made without at least five business days' notice thereof by press release or other public announcement (or by written notice to the Registered Holders).

CONSENT PAYMENTS

  In the event the Requisite Consents are received, the Supplemental Indentures are executed by the Company and the respective Trustees and the Proposed Amendments become effective, the Company will make a consent payment to each Registered Holder whose duly executed consent is received and not revoked prior to the Execution Time, in the amount of $ in cash for each $1,000 in principal amount of Notes with respect to which such Consent was received and not revoked. No accrued interest will be paid on the Consent Payments.

  Any Registered Holders whose properly executed Consents have been received prior to the Execution Time will be eligible to receive Consent Payments. HOLDERS OF NOTES WHO DO NOT TIMELY CONSENT TO THE PROPOSED AMENDMENTS WILL NOT BE ELIGIBLE TO RECEIVE CONSENT PAYMENTS EVEN THOUGH THE PROPOSED AMENDMENT, IF APPROVED THROUGH THE RECEIPT OF THE REQUISITE CONSENTS, WILL BE BINDING ON THEM.

  The Company's obligation to make Consent Payments is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indentures and effectiveness of the Proposed Amendments. Consent Payments will be made as soon as practicable after the satisfaction of such conditions by check mailed to the respective addresses of the holders of Notes entitled to receive Consent Payments as such addresses appear on the record books of the Trustee as of the Record Date.

FAILURE TO OBTAIN REQUISITE CONSENTS

  In the event the Requisite Consents are not obtained and the Solicitation is terminated, no Consent Payments will be made and the Proposed Amendments will not be effected. In addition, the Acquisition and the Company's plans for financing the Acquisition may be (i) effected after defeasance of the Notes of either or both series pursuant to the terms of the Indenture, (ii) modified such that they will not, pursuant to the terms of the Indentures, require any amendment of the Indentures or the consent of holders of the Notes or (iii) abandoned.

CONSENT PROCEDURES

  This Consent Solicitation Statement is being sent to all Registered Holders. Only those persons who are Registered Holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder of such Notes on the Record Date (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a brokerage firm) must (i) arrange for the Registered Holder to execute a Consent and deliver it either to the Trustee on such beneficial owner's behalf or to such beneficial owner for forwarding to the Trustee by such beneficial owner or (ii) obtain a duly executed proxy from the Registered Holder authorizing the beneficial holder to execute and deliver to the Trustee a Consent with respect to the Notes on behalf of such Registered Holder. A form of proxy that may be used for such purpose is included in the form of Consent.

  ANY BENEFICIAL OWNER OF NOTES HELD OF RECORD BY DTC OR ITS NOMINEE, THROUGH AUTHORITY GRANTED BY DTC, MAY DIRECT THE DTC PARTICIPANT THROUGH WHICH SUCH BENEFICIAL OWNER'S NOTES ARE HELD IN DTC TO EXECUTE, ON SUCH BENEFICIAL OWNER'S BEHALF, OR MAY OBTAIN A PROXY FROM SUCH DTC PARTICIPANT AND EXECUTE DIRECTLY, AS IF SUCH BENEFICIAL OWNER WERE A REGISTERED HOLDER, A CONSENT WITH RESPECT TO NOTES BENEFICIALLY OWNED BY SUCH BENEFICIAL OWNER ON THE DATE OF EXECUTION. FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT, THE TERM "RECORD HOLDER" OR "REGISTERED HOLDER" SHALL BE DEEMED TO INCLUDE DTC PARTICIPANTS.

  Giving a Consent will not affect a Registered Holder's right to sell or transfer Notes or to receive the Consent Payment if such Registered Holder has not revoked its consent prior to the Execution Time, the Required Consents are received and the Proposed Amendments become effective.

  HOLDERS OF NOTES WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FAX (CONFIRMED BY THE EXECUTION TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE TRUSTEE AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE TRUSTEE, NOT TO THE COMPANY, THE

INFORMATION AGENT OR THE SOLICITATION AGENTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY IT, THE INFORMATION AGENT OR THE SOLICITATION AGENTS.

  IN NO EVENT SHOULD A REGISTERED HOLDER TENDER OR DELIVER NOTES.

  All Consents that are properly completed, signed and delivered to the Trustee, and not revoked prior to the Execution Time, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendments should mark the "For" box on, and complete, sign and date, the Consent included herewith and mail, hand deliver, send by overnight courier or fax (confirmed by the Execution Time by physical delivery) the signed Consent to the Trustee at the address listed on the back cover page of this Consent Solicitation Statement and on the Consent, all in accordance with the instructions contained herein and therein. If none of the boxes on the Consent is marked, but the Consent is otherwise properly completed and signed, the Registered Holder will be deemed to have consented to the Proposed Amendment.

  Consents by the Registered Holder(s) of Notes must be executed in exactly the same manner as such Registered Holder(s) name(s) appear(s) on the Notes. If Notes to which a Consent relates are held of record by two or more joint holders, all such holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes registered in the name of such Registered Holder, the Registered Holder must list the serial numbers and principal amount of Notes registered in the name of such holder to which the Consent relates. If Notes are registered in different names, separate Consents must be executed covering each form of registration. If a Consent is executed by a person other than the Registered Holder, then it must be accompanied by the proxy set forth on the form of Consent duly executed by the Registered Holder.

  The registered ownership of a Note shall be proved by the applicable Trustee, as registrar of the Notes. All questions as to the validity, form, eligibility (including time of receipt) for Consent Payments and revocation of Consents with respect to Notes will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. The Company reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Company, any of its affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company's interpretation of the terms and conditions of this Solicitation shall be conclusive and binding.

REVOCATION OF CONSENTS

  Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed. The purchaser of a Note with respect to which a Consent has been delivered by the Registered Holder thereof will be bound by such Consent.

  Prior to the Execution Time, any Registered Holder of Notes may revoke any Consent given by it with respect to such Notes or any portion of such Notes (in integral multiples of $1,000). A Registered Holder of

Notes desiring to revoke a Consent must, prior to the Execution Time, deliver to the Trustee at the address set forth on the back cover page of this Consent Solicitation Statement and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against," different than that set forth on the Consent as to which the revocation is being given) containing the name of such Registered Holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such Registered Holder.

  The revocation must be executed by such Registered Holder in the same manner as the Registered Holder's name appears on the Consent to which the revocation relates or otherwise has the power to revoke such Consent. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation Statement. Only a Registered Holder is entitled to revoke a Consent previously given by it. A beneficial owner of Notes who is not the Registered Holder of such Notes must (i) arrange with the Registered Holder to execute and deliver either to the Information Agent on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Trustee by such beneficial owner, a revocation of any Consent already given with respect to such Notes, (ii) obtain a duly executed proxy from the Registered Holder authorizing such beneficial holder to act on behalf of the Registered Holder as to such Consent, or (iii) become a Registered Holder and revoke such Consent in accordance with the procedures described therein.

  A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent. A Registered Holder who has delivered a revocation may thereafter deliver a new Consent by following one of the described procedures at any time prior to the Execution Time.

  The Company reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the Company, any of its affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE SOLICITATION

  Consents with respect to a Series of Notes will become irrevocable at the Execution Time with respect to such Series of Notes, which will not be prior to the Expiration Date with respect to such Series of Notes. Promptly after the receipt of the Requisite Consents with respect to a Series of Notes, the Trustee and the Company will execute the Supplemental Indenture with respect to such Series of Notes, the effectiveness of which will be subject to the satisfaction of certain conditions described below. The effectiveness of the Supplemental Indentures is conditioned upon (i) receipt of the Requisite Consents, (ii) completion of the Parent Solicitation, (iii) the consummation of the Offerings, (iv) the contribution to the capital of the Company by the Parent of an amount not less than $120,000,000, (v) the concurrent consummation of the Acquisition and (vi) subject to waiver by the Company, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indentures or the making of the Consent Payments or question the legality or validity thereof or otherwise adversely affect the Acquisition or the Offerings. See "Annex A." The Solicitation may be abandoned by the Company at any time prior to the execution of the Supplemental Indentures, for any reason, in which case all Consents will be voided and no Consent Payments will be made.

LISTING OF THE 9 1/2% NOTES

  The 9 1/2% Notes are currently listed on the NYSE; the 10 1/2% Notes are not listed on any national securities exchange or quoted on any interdealer quotation system. The Company does not believe that the Proposed Amendments will affect the listing of the 9 1/2% Notes on the NYSE. The Company does not currently intend to list the 10 1/2% Notes on any national securities exchange or apply to have such Notes quoted on any interdealer quotation system.

SOLICITATION AGENTS AND INFORMATION AGENT

  The Company has retained Goldman, Sachs & Co., BT Securities Corporation and Kidder, Peabody & Co. Incorporated as Solicitation Agents in connection with the Solicitation. As has previously been announced, PaineWebber Group, Inc. has agreed to purchase certain businesses of Kidder, Peabody & Co. Incorporated. The Solicitation Agents will solicit Consents and will attempt to respond to inquiries of holders of Notes. The Solicitation Agents will receive aggregate fees of $400,000 for such services and reimbursement for reasonable out-of-pocket expenses. The Company has agreed to indemnify the Solicitation Agents against certain liabilities and expenses, including liabilities under the securities laws in connection with the Solicitation.

  The Company has retained Morrow & Co. Inc. as Information Agent in connection with the Solicitation. The Information Agent will solicit Consents and will answer questions regarding the Solicitation. The Information Agent will receive $25,000 for such services and reimbursement for reasonable out-of-pocket expenses.

  Requests for additional copies of this Consent Solicitation Statement or the form of Consent may be directed to the Information Agent at 1-800-622-5200.

                                  THE COMPANY

  The Company is a leading independent refiner and marketer of petroleum products in the Midwestern United States. The Company's principal activities include crude oil refining, wholesale marketing of refined petroleum products and retail marketing of gasoline and convenience products through its company-operated retail network. These operations have been conducted under the Clark name for over 60 years.

 Company History

  In November 1988, the Company was formed by Horsham and AOC Limited Partnership ("AOC L.P.") to acquire all of the capital stock of Clark and certain other assets. Pursuant to a stockholder agreement (the "Stockholder Agreement") among AOC L.P., Horsham, the Company and Clark, Horsham purchased 60% of the equity capital of the Company and AOC L.P. purchased the remaining 40% interest. On December 30, 1992, Horsham and the Company purchased all of the outstanding shares and options of the Company owned by AOC L.P. (the "Minority Interest"), resulting in Horsham owning 100% of the outstanding equity of the Company.

  The assets related to the Company's business were acquired on November 22, 1988 out of bankruptcy proceedings. The assets acquired consisted of (i) substantially all of the assets of Apex Oil Company, Inc., a Wisconsin corporation (formerly OC Oil & Refining Corporation and prior thereto Clark Oil & Refining Corporation, a Wisconsin corporation ("Old Clark")) and its subsidiaries and (ii) certain other assets and liabilities of the Novelly/Goldstein Partnership (formerly Apex Oil Company), a Missouri general partnership ("Apex"), the indirect owner of Old Clark and an affiliate of AOC L.P.

  The Company was incorporated in Delaware in 1988. The Company's principal executive offices are located at 8182 Maryland Avenue, St. Louis, Missouri 63105, and its telephone number is (314) 854-9696.

 Business Strategy

  The Company operates in a commodity-based industry in which the market prices for crude oil and refined products are largely beyond its control. Accordingly, the Company's business strategy focuses on maximizing productivity, minimizing operating costs and optimizing capital expenditures in both its refining and marketing divisions to enhance stockholder returns. Key elements of this strategy include:

  . Improving productivity. The Company implements relatively low cost productivity projects in its refining and marketing operations designed to increase production, sales volumes and production yields and to improve sales mix while reducing input costs and operating expenses. The Company's sour crude and deep cut projects at its Illinois refineries and its retail reimaging program are examples of these types of projects. As a result of these projects, the Company's refining margins per barrel improved in 1993 and in the first nine months of 1994, and outperformed quoted industry margin per barrel indicators over the period. These indicators are based on prices quoted by Platt's Oilgram Price Report under the heading "Spot Price Assessments" ("Platt's") for the industry standard 3/2/1 crack spread adjusted by using quoted prices for differences in the Company's actual operation such as the processing of heavy, sour crude oil. This industry margin indicator was $3.66 per barrel in the first nine months of 1993 which was relatively flat compared to the first nine months of 1994, while Clark's actual margin per barrel improved 15% from $3.10 in 1993 to $3.56 in the first nine months of 1994.

  . Optimizing capital investment. The Company optimizes capital investments by linking capital spending to cash flow generated within each of Clark's divisions. The refining division's 1994 capital program budgeted discretionary capital primarily for projects that are estimated to yield payback periods ranging from three months to 18 months. The Company has also implemented a program within its retail store network to incorporate its new On The Go(TM) theme at a cost per store that the Company believes is less than that incurred by competitors for upgrades of retail facilities.

  . Promoting entrepreneurial culture. The Company emphasizes an entrepreneurial management approach which uses employee incentives to enhance financial performance and safety. All of the Company's employees participate in either its performance management, profit sharing or other incentive plans. In addition, the Company intends to adopt a stock incentive plan and a stock purchase plan for its key employees.

  . Growing through acquisitions. The Company will continue to expand its refining and marketing operations through opportunistic acquisitions which can benefit from its business strategy, create critical mass, increase market share and access new markets. Clark is more than doubling its refining capacity by acquiring the Port Arthur Refinery and strengthening its Chicago presence by adding 35 retail stores in a core market. The Acquisition positions the Company as one of the four largest independent refiners in the United States.

 Productivity Projects

  In early 1993, the Company initiated activities to improve productivity in its business divisions. Productivity is measured in terms of, among other things, refinery production rates, feedstock costs, refinery production yields, retail gasoline and convenience product margins, and operating and general and administrative expenses. These activities consist of numerous relatively low cost projects, the aggregate result of which was an improvement in the Company's margins in 1993 and the first nine months of 1994. Examples of these projects are described below.

  . Sour crude charge. Since it began operation, the Blue Island refinery had processed sweet crude oil because of its availability. As a result, the sulfur content of the refinery's distillate product was significantly better than market specifications, but the Company did not receive any premium to higher sulfur but on-specification product. Therefore, the Company was not taking advantage of the differential between sour and sweet crude oil with similar yields which in 1993 was approximately $1.50 per barrel. In order to address this opportunity, the Company made minor modifications to its operations in 1993 and 1994 to process some amount of lower cost sour crude oil. This operating change resulted in the refinery's 1994 crude slate consisting of 25% sour crude oil.

  . Crude charge. Historically, the Blue Island refinery operated using a crude oil throughput limit of approximately 70,000 barrels per day. Following studies by consultants and Company engineers, it was determined that the equipment could safely process higher rates of crude oil with minor unit investments of approximately $0.5 million. Crude oil throughput rates of approximately 80,000 barrels per day have been achieved in the nine months ended September 30, 1994. Following additional planned debottlenecking projects, crude oil throughput rates are anticipated to increase by an additional amount in 1995.

  . Deep cut project. The operating parameters for the Hartford refinery's crude vacuum unit were changed to yield higher production of gas oil and reduced coker charge amounts. Gas oil is a higher value product than coker charge.

  . Reformer guard bed and reactor. This Hartford refinery project included installing reactor modifications constructed from an existing spare tower to eliminate undesirable feed constituents prior to processing through the primary catalyst beds. As a result, the improved operating efficiency of the reformer yielded decreased production of less desirable light end products, produced more hydrogen and decreased the amount of scheduled downtime necessary for catalyst regeneration.

  . Retail reimaging program. As a result of a market study conducted in 1992, the Company developed a reimaging plan for its retail network to modernize stores and convert to Clark's new logo and color scheme. The Company began implementing this program in March 1994. The Company completed the reimaging plan of 26 stores in Toledo and 69 stores in Detroit, two of its core markets, in May 1994 and July 1994, respectively. The Company estimates that, for these stores, gross gasoline volumes have increased 8% and convenience product sales have increased 16% for the first nine months of 1994 compared with the prior year period. The Company attributes most of this increase to the reimaging program, noting that the stores were reimaged during only part of 1994. The Company completed reimaging 322 stores by September 30, 1994, and expects to complete 408 stores in 1994 and all remaining stores in 1995. There can be no assurance, however, that the performance of the Toledo and Detroit reimaged stores can be sustained or duplicated in its other markets.

 Refining

  The Company currently operates two refineries in Illinois with a combined rated throughput capacity of approximately 130,000 barrels of crude oil per day. During the nine month period ended September 30, 1994, the two refineries have averaged combined crude oil throughput of approximately 140,000 barrels per day. The acquisition of the Port Arthur Refinery will increase the Company's refining capacity to approximately 330,000 barrels per day, positioning the Company as one of the four largest independent refiners in the United States. The Company's two Illinois refineries are strategically located with access to both domestic and foreign crude oil supplies. These refineries are supplied by crude oil pipelines and are also located on inland waterways with barge access. The two Illinois refineries are connected by refined product pipelines, increasing flexibility relative to stand-alone operations. The refineries further benefit from the ability to process different grades of crude oil, enhancing the Company's ability to select the most economic source of supply.

  The Company currently owns and operates 14 product terminals in its market area. In addition to cost efficiencies in supplying its retail network, the terminals allow efficient distribution of refinery production through readily accessible pipeline systems. Most of the Company's terminals are capable of handling and blending ethanol, one of two viable renewable oxygenates required for reformulated gasoline. The Company is an experienced ethanol user, having used ethanol since the early 1980s. The Company also owns minority interests in three crude oil and two product pipelines in the Midwest which transport a portion of its crude oil requirements and refined products.

 Marketing

  As of September 30, 1994, the Company's retail network consisted of 821 stores with sales volumes representing approximately 75% of the Company's gasoline production. Over 98% of the stores are company-operated, enabling the Company to respond more quickly and uniformly to changing market conditions than major oil companies that have most of their stores operated by independent dealers or jobbers. In 1993, the Company's monthly gasoline sales per store averaged approximately 98,600 gallons, which exceeded the national industry average of 76,100 gallons. Virtually all of the stores are self-service and all sell convenience merchandise. The Company has developed plans to achieve its strategic goals by focusing on a market segment philosophy designed to increase sales volumes, profits and return on investment by positioning the Company as the premier value-oriented marketer of gasoline and On The Go(TM) items in the Midwestern United States.

  The Company sells gasoline and diesel fuel through wholesale markets in the Midwest, representing approximately 34% and 65%, respectively, of its gasoline and diesel fuel refining production during the first nine months of 1994. To meet marketing requirements that at times exceed the Company's own refining production, and to benefit from economic and logistical advantages which may occur, the Company also supplies its retail and wholesale networks through exchanges and purchases of refined product from other suppliers. The Company sells its gasoline and diesel fuel on an unbranded basis to approximately 600 distributors and chain retailers. The Company believes these sales offer higher profitability than spot market alternatives. Railroads, barge lines and other industrial end-users represent the largest share of other wholesale customers. The Company believes that a branded distributor program and further focus on the transportation industry offer significant opportunity for incremental sales volumes and earnings in the future.

                          THE PORT ARTHUR ACQUISITION

THE PORT ARTHUR REFINERY

  On August 18, 1994, Clark entered into the Purchase Agreement for the purchase of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines and other assets for $74 million, plus approximately $140 million for inventory and spare parts (depending upon prevailing market prices for inventory at closing). The Purchase Agreement also provides for a potential contingent payment by Clark to Chevron. The closings of the Common Stock Offering and the Note Offering are conditioned upon the closing of the Acquisition.

  The Acquisition will more than double the Company's refining capacity, and will provide the Company with a sour crude oil refinery with a technical complexity rating in the top third of all U.S. Gulf Coast refineries. The refinery has ability to process 100% sour crude oil, including up to 20% heavy sour crude oil, and has coking capability. The configuration of the Port Arthur Refinery complements the Company's existing refineries with its ability to produce jet fuel, 100% low sulfur diesel fuel, 55% summer reformulated gasoline and 75% winter reformulated gasoline. The refinery's Texas Gulf Coast location provides access to numerous cost-effective domestic and international crude oil sources, and its products can be sold in the mid-continent and eastern U.S. as well as export markets. The Company will enter into agreements to sell to Chevron at market prices, 40,000 barrels per day of gasoline and 6,000 barrels per day of low sulfur diesel fuel for one year from the date of the Acquisition. Remaining production will be used to supply the Company's current wholesale and retail needs with the balance initially sold in the spot markets, while the Company further develops its wholesale and retail networks. The Company believes that the Port Arthur Refinery has the potential for significant productivity gains with minimal capital investment, and that it will offer an opportunity for improved results of operations and cash flow. The Company expects that the cash flow from the Port Arthur Refinery will be sufficient to cover capital expenditures and any potential contingent payments to Chevron.

  The Port Arthur Refinery was operated by Gulf Oil Corporation ("Gulf") prior to Chevron's acquisition of Gulf in 1984. Although the original refinery on this site began operating in 1904, the refinery has been the subject of substantial capital expenditures. Gulf invested approximately $400 million in a major conversion to sour crude in 1980-1982 and Chevron invested approximately $450 million from 1989 through 1994. Converted by Chevron from a dual train to a single train operation in 1992 in order to achieve a substantial reduction in operating costs, the refinery's rated crude oil design capacity was reduced from what had previously been over 400,000 barrels per day to approximately 178,500 barrels per day. In October 1994, the Company received an air operational permit from Texas Natural Resources Conservation Commission which provides that the refinery crude oil charge rate can be increased to 250,000 barrels per day. The Company intends to operate the refinery at approximately 200,000 barrels per day after the Acquisition, subject to market conditions.

  The Port Arthur Refinery includes approximately 4,000 acres, of which approximately 70 acres are occupied by active operating units. These units include a crude unit, catalytic reformer, fluid catalytic cracking unit, hydrotreaters, cogeneration units, sulfur recovery units, gas recovery units, an HF alkylation unit and delayed cokers. The average age of operating units at the refinery is 16 years, which the Company believes is significantly below the industry average.

THE PURCHASE AGREEMENT

  The Purchase Agreement provides for the purchase by Clark of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines and other assets. The Company will also acquire legal title to Chevron's chemicals facility (the "Chemicals Facility") and lube oil distribution facility (the "PADC Facility"), which are integrated with the Port Arthur Refinery. The Chemicals Facility and the PADC Facility will be leased to and operated by Chevron under long-term leases providing for a nominal rental and containing a purchase option in favor of Chevron at a nominal purchase price. Clark will also enter into agreements with Chevron and its affiliates providing for, among other things, the provision of various services and the sale and purchase of various products and commodities. Some of these ancillary agreements may be material to the Company.

  The following summary of the Purchase Agreement and related agreements is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Purchase Agreement and the other agreements described below, copies of which have been filed as exhibits to the Registration Statement and are incorporated by reference herein.

 Included Assets

  The assets to be acquired by Clark include Chevron's Port Arthur refinery, together with the affiliated Lucas crude oil storage terminal, the Fannett LPG storage terminal, the Beaumont marketing terminal, Chevron's one-third interest in the Port Arthur Products Station and certain pipelines related to these interconnected facilities. The Company will also acquire Chevron's inventories of crude oil, other feedstocks and refined products and spare parts associated with the Port Arthur Refinery. Chevron may exclude certain lube oil manufacturing equipment from the sale, with a corresponding reduction in the purchase price.

 Leaseback Assets

  Clark will also acquire legal title to the Chemical Facility, the PADC Facility and certain related assets (collectively, the "Leaseback Assets"). Clark will then lease the Chemical Facility and the PADC Facility to Chevron under the leases described below.

 Purchase Price

  The purchase price for the Port Arthur Refinery is $74 million. Clark paid a deposit of $5 million upon execution of the Purchase Agreement, and is obligated to pay the remaining $69 million at closing. If Chevron exercises its option to exclude the lube oil manufacturing equipment from the sale, the base cash purchase price will be reduced by $10 million.

  Clark will also purchase all crude oil, other feedstocks and refined product inventories in major pipelines and tanks on the date of closing, at formula prices based on market prices for such items over a measurement period after the closing date. The purchase price for such inventory is estimated to be approximately $134 million (depending upon prevailing market prices for inventory at closing). Clark is also obligated to pay Chevron an amount equal to Chevron's cost of certain spare parts, supplies, catalyst inventories and other non-hydrocarbon inventories, currently estimated at approximately $6 million.

  The Purchase Agreement provides for contingent payments to Chevron of up to $125 million over a five year period from the closing date of the Acquisition in the event that refining industry margin indicators exceed certain escalating levels. The contingency payment would be calculated as follows: 50% of the volume of crude oil processed at the Port Arthur Refinery multiplied by an Adjusted WTI 3/2/1 crack spread minus $3.00 per barrel. The Adjusted WTI 3/2/1 crack spread is comprised of the sum of two barrels of conventional non-reformulated unleaded gasoline plus one barrel of 0.2% high sulfur diesel (both priced at Platt's Low Pipeline Spot Gulf Coast) minus three barrels of WTI (priced at Platt's Midland Low Gulf Coast). The Adjusted WTI 3/2/1 crack spread is then converted into 1991 dollars by using the implicit deflator for Gross Domestic Product as published in the "Survey of Current Business" issued by the U.S. Department of Commerce. Any negative amount that is calculated will be carried forward to the next year during the five year contingent payment period. The Company believes that even if such contingent payments would be required to be made, they would not have a material adverse effect on the Company's results of operations as the Company would also benefit from half of the impact of such increased margins. Such payments, if any, will be due on November 1 of each year from 1995 through 1999.

 Employees

  Clark is obligated to make offers of employment to at least 810 of the over 950 Chevron employees currently employed at the Port Arthur Refinery. If Clark makes at least 810 but fewer than 855 such offers, then Clark is obligated to pay to Chevron $33,333 for each offer less than 855. Substantially all of the Chevron employees to be hired by Clark are represented by unions. Clark will not assume Chevron's collective bargaining agreements with such unions, but expects to agree upon the forms of collective bargaining agreements with those unions prior to the closing under the Purchase Agreement.

  Clark will recognize service with Chevron for any Clark employee benefits to which the new employees may become entitled. In addition to on-going cash costs, this will also require the Company to accrue approximately $10-15 million in accumulated retiree medical liability for the new employees. Clark will also pay two weeks of severance pay per year of service up to 35 years (including service with Chevron) to any new employee it terminates without cause in the first year after closing or who resigns as a result of a wage decrease or a job transfer to a location more than 50 miles from the current location.

 Environmental Matters

  With respect to portions of the Port Arthur Refinery other than the soil beneath and within 100 feet of active operating units (the "Excluded Areas"), Chevron has retained responsibility for, and will control, the remediation of most pre-closing contamination identified by Clark prior to the second anniversary of the closing date. Chevron will be obligated to remediate such contamination as and when required by law, in accordance with remediation plans negotiated by Chevron and the applicable federal or state agencies. Clark has agreed to take no action with the intention of accelerating or increasing Chevron's remediation obligations, and the time period for such remediation is indefinite. Subject to certain exceptions, Clark will generally assume liability for future action (including action required as a result of a subsequent change in law) with respect to each of over 20 geographic areas at the refinery when Chevron's remediation of that area is complete and upon acceptance by the appropriate regulatory authority. Clark will be responsible for all contamination not identified during the two-year investigation period, and for all contamination arising after the closing (unless caused by Chevron).

  With respect to the Excluded Areas, Chevron will be responsible only for groundwater (including free-phase hydrocarbons on groundwater) contamination and contamination in pipe trenches, as identified by

Clark prior to the closing. Clark will be responsible for all soil contamination in the Excluded Areas. Chevron will also be responsible for all contamination, whether arising before or after closing, at the Chemicals Facility and the PADC Facility. The party responsible for corrective action with respect to any particular contamination will also be responsible for any contamination in other areas caused by migration of such particular contamination.

  Clark intends to conduct substantial environmental testing of the site prior to and over the two-year period following the closing, in order to establish the responsibilities of Chevron and Clark for environmental remediation. Since this investigation has not yet been completed, it is not possible to estimate the degree of contamination or the magnitude of required clean-up costs. Moreover, the cost of remediation will depend on the nature of the remediation plans ultimately negotiated with the applicable federal or state agencies having jurisdiction. Chevron will be primarily responsible for negotiating these plans, and the Company cannot predict the requirements of any plan that may eventually be adopted. Although the Company believes that contamination is extensive, Chevron will retain primary responsibility for remediation of most pre-closing contamination.

SUPPLY AGREEMENTS

  Clark will enter into supply agreements (the "Supply Agreements") with Chevron (with respect to the PADC Facility) and with Chevron Chemical Company, a subsidiary of Chevron ("CCC") (with respect to the Chemicals Facility), providing for the purchase and sale by Clark of various quantities of products and commodities. Quantities to be purchased and sold may vary, being determined in some cases by the output or requirements of a party and in some cases by periodic negotiation. Prices will also vary, and in general will be determined by reference to market indices, specific transactions involving third parties, actual costs or periodic negotiation. Accordingly, it is not possible to predict the dollar amount of such transactions or their impact on the Company. However, the Company expects that the dollar amounts involved will be significant. For example, if the Supply Agreements had been in effect for 1993, the Company estimates that Clark's total sales to Chevron and CCC would have been approximately $440 million, and Clark's total purchases from Chevron and CCC would have been approximately $370 million, resulting in a net payment to Clark of approximately $70 million. The actual amounts payable or receivable by Clark may be greater or less than such amounts.

THE LEASES

  Clark will lease the Chemicals Facility and the PADC Facility (the "Leased Facilities") to Chevron under two 99-year leases (the "Leases"), with nominal rental which will be pre-paid at closing. Each Lease provides that Chevron may purchase a Leased Facility at the expiration of the lease period or at any time during the lease term for a purchase price of $99. Chevron also has the option to terminate either or both of the Leases at any time. On termination, Clark may elect to convey the Leased Facility to Chevron.

  Under the Chemicals Facility Lease, Clark has agreed to pay to Chevron a fee of $1 million per year. This fee is designed as partial compensation to Chevron for Chevron's operation of the UDEX splitter and related units which are beneficial to the Port Arthur Refinery and which CCC, the sublessee of the Chemicals Facility, has agreed to operate under the Supply Agreement for the Chemicals Facility.

  The Leases are net leases, under which Chevron is obligated to pay all taxes, utilities and other costs of operating the Leased Facilities and for obtaining all required permits. Chevron has agreed to indemnify Clark against all losses, damages and claims arising from Clark's ownership of the Leased Facilities or Chevron's operation thereof, except to the extent that any such loss, damage or claim arises from the gross negligence or willful misconduct of Clark or its contractors or a breach by Clark of any express warranty or agreement in the Lease or in the related Supply Agreement or Services Agreement (as defined below). Chevron is responsible for all environmental liabilities associated with the Leased Facilities.

  Chevron may use the Leased Facilities for any lawful purpose not inconsistent with its obligations under the Supply Agreements and the Services Agreements. Chevron is permitted to make additions and to alter, modify, remove or demolish any improvements, so long as any changes are consistent with the Purchase Agreement, the Supply Agreements and the Services Agreements. Chevron is not obligated to restore or replace any improvements following a condemnation or casualty, and may retain any related insurance or condemnation proceeds. Chevron is not obligated to return the Leased Facilities in any specified condition at the end of the lease term.

  Chevron must provide only such insurance as is substantially similar to that maintained at its other similar facilities in the United States, and so long as Chevron maintains a consolidated net worth of $300 million or more (indexed for inflation), such insurance may consist of self-insurance.

  In general, any assignment or sublease by Chevron (other than to an affiliate of Chevron) of the Leased Facilities is subject to the rights of first refusal described below and to the prior consent of Clark. Clark's consent will not be unreasonably withheld. Clark has agreed in the Purchase Agreement to similar restrictions with respect to transfers of the Port Arthur Refinery, as described below.

  In connection with the Leases, Chevron and Clark will enter into Reciprocal Easement Agreements burdening the Port Arthur Refinery, the Chemicals Facility and the PADC Facility, and providing for use by each party of the property operated by the other for purposes of ingress and egress, installation, inspection, and repair of utilities, and other similar matters.

FIRST REFUSAL AGREEMENTS; RESTRICTIONS ON TRANSFER

  At closing, Clark and Chevron will enter into Agreements for Rights of First Refusal (the "First Refusal Agreements") with respect to the Port Arthur Refinery, the Chemicals Facility and the PADC Facility. The First Refusal Agreements will grant to each party the right to acquire any interest in the Port Arthur Refinery, the Chemicals Facility or the PADC Facility on the terms of any third party offer that the transferor desires to accept.

  The First Refusal Agreements also provide that if at any time either Chevron or Clark intends to abandon or permanently cease all or any part of its operations at the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, such party shall first offer the facilities to be shut down or abandoned to the other party for $100. The party receiving an offer with respect to any abandonment or shutdown may elect to acquire the relevant assets within 18 months of the offer, but must assume all environmental liabilities associated with such assets (subject to certain exceptions in the case of certain identified units at the Chemicals Facility).

  In general, any transfer by Clark (other than to an affiliate of Clark) of the Port Arthur Refinery is also subject to the prior consent of Chevron. Chevron's consent will not be unreasonably withheld, and must be granted if the transferee is organized under the laws of the United States or any State, has a consolidated net worth of $300 million or more, has a good reputation for integrity, competence and compliance with laws, and owns and operates a refinery in the United States of reasonably similar complexity to the Port Arthur Refinery. (Chevron has agreed in the Leases to similar restrictions with respect to transfers of the Chemicals Facility and the PADC Facility.)

  For purposes of the First Refusal Agreements and the Purchase Agreement, a "transfer" includes a direct or indirect change of control of any entity (including the Company) that directly or indirectly controls the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, if at the time of such change of control the book value of the Port Arthur Refinery, the Chemicals Facility or the PADC Facility, as the case may be, represents 70% or more of the total consolidated book value of the property, plant and equipment of the entity subject to the change of control. A "change of control" under the First Refusal Agreements means the acquisition by any person or group of 50% or more of the common stock of any entity.

SERVICES AGREEMENTS

  Clark will enter into services agreements (the "Services Agreements") with Chevron (with respect to the PADC Facility) and with CCC (with respect to the Chemicals Facility). The Services Agreements will govern the provision by Clark and CCC of various services related to the operation of the Chemicals Facility, the PADC Facility and the Port Arthur Refinery, including electric, water, waste treatment, gas, steam, communication, emergency response, security and other services, all in accordance with standards specified in, and at rates determined in accordance with, schedules to the Services Agreements. Quantities to be provided may vary, being determined in most cases by the output or requirements of a party. Prices will also vary, although in most cases price will be determined on the basis of the cost incurred by the party providing the service. Accordingly, it is not possible to predict the dollar amount of such transactions or their impact on Clark. However, since in most cases the price will be determined based on the cost of providing the service, the Company does not expect that the aggregate impact of the Services Agreements on the Company will be material.

OTHER ANCILLARY AGREEMENTS

  Clark and Chevron will also enter into various ancillary agreements to be negotiated prior to the closing of the Acquisition. These will include, among others, an agreement regarding the use by Clark of certain pipelines owned by affiliates of Chevron, an agreement between Clark and an affiliate of Chevron for post-closing technology support services and an agreement for the purchase by Chevron from Clark of specified quantities of refined products for an agreed period after the closing.

             SUMMARY OF COMPANY ESTIMATES REGARDING THE ACQUISITION

INTRODUCTION

  Chevron historically operated the Port Arthur Refinery as part of its worldwide production, refining and marketing system. As a result, operating decisions for the Port Arthur Refinery may have been made to optimize the performance of Chevron as a whole, taking into account Chevron's upstream assets (oil exploration and production) and downstream assets (oil refining, marketing and petrochemical operations). The Company's business is crude oil refining, wholesale marketing of refined petroleum products and retail marketing of gasoline and convenience products through its company-owned retail network. The Company has no upstream operations. Historical financial information covering Chevron's ownership of these assets would not be meaningful to an understanding of the Company's proposed operation of the Port Arthur Refinery due to the significant differences between Chevron and the Company in management philosophy, refinery operations, personnel, supply, marketing and distribution, and other activities anticipated by the Company.

  The Acquisition represents the purchase of assets rather than a business. The Port Arthur Refinery will be operated as an integral part of Clark's refining division which includes two other refineries and 14 distribution terminals. Clark is not acquiring those attributes typically associated with a business, such as the refinery's sources of crude oil and other feedstocks, sales force, customer base or trade names. Clark is acquiring only the assets utilized in the manufacture of petroleum products at the Port Arthur Refinery and is not acquiring other operations of Chevron contiguous to the refinery, including the petrochemical complex and lube oil distribution center. These operations and the refinery have common utility and service facilities which will continue to be shared by the Company and Chevron following the Acquisition.

COMPANY ESTIMATES

  The Company believes the Acquisition provides the opportunity to improve the Company's operating results and cash flows. The Company and The Pace Consultants, Inc. ("Pace"), an independent energy consulting firm, have identified several operational and other productivity improvements which are anticipated to be made with only limited capital investment and which would bring the refinery up to comparable industry processing rates and yields. The Company believes such productivity improvements, if attained, will result in increased refining margins and decreased operating expenses at the Port Arthur Refinery in the first year of the Company's operation. The Company's estimates represent a hypothetical sensitivity analysis of the operating results of the refinery as if the Company had acquired the assets as of January 1, 1993 and operated it throughout the year assuming the improvements which the Company plans to implement in 1995 were implemented during 1993 and realized 1993 average market feedstock costs and refined product prices. The Company believes 1993 is appropriate for comparison since it was the last full year for which operating information is available, and operations and expenses were not distorted by the impact of a major maintenance turnaround that occurred in 1994. In addition, the Company believes that information prior to 1993 is not meaningful since the refinery was converted in late 1992 from a dual train to a single train operation in order to achieve a substantial reduction in operating costs, reducing the rated crude oil design capacity from what had previously been over 400,000 barrels per day to approximately 178,500 barrels per day.

  The Company's estimates, set forth below, were developed in three parts. First, earnings from base operations were estimated by using Chevron's actual 1993 crude, feedstock and finished product volumes in combination with actual 1993 U.S. Gulf Coast spot prices for crude and actual 1993 U.S. Gulf pipeline mean prices for refined products. Second, a linear programming model of the refinery was used to estimate the additional earnings which could be realized by increasing crude runs and processing rates for the major downstream conversion units. Consistent with industry practice, the linear programming model included assumptions with respect to efficiency factors, downtime for maintenance, and other factors which occur in the actual operation of a refinery. Third, estimates of operating expenses were made on the basis of 1993 information and adjusted to reflect significant differences in the operations expected by the Company. See "--Productivity Plan".

  The Company estimates for the Port Arthur Refinery included in this Consent Solicitation Statement were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles and have neither been examined, reviewed nor compiled by the Company's independent accountants and, accordingly, such independent accountants do not express an opinion or any other form of assurance with respect thereto. These figures represent the Company's best estimates of the operating and financial results of the Port Arthur Refinery had the Company operated it in 1993 and assuming that the Company had been successful in implementing its planned productivity increases described below (the "Productivity Plan"). The Company's estimates and underlying assumptions including the Productivity Plan were independently reviewed and confirmed by Pace. Pace was furnished with the information concerning the Port Arthur Refinery available to the Company, conducted a number of site visits and discussed the operations of the Port Arthur Refinery with Management of Chevron and the Company. The Company did not place any limitations upon Pace with respect to the procedures followed or factors considered by Pace in rendering its opinion. In Pace's opinion, the assumptions underlying the Company's estimates provide a reasonable basis for the Company's estimates, and the Company's estimates are reasonable. Pace also evaluated the Port Arthur Refinery independent of its analysis of the Company's estimates. Pace's opinion and summary report is included as Annex B to this Consent Solicitation Statement. Pace has noted that the Company's estimates are based on feedstock costs and refined product prices which existed on average during 1993.

  The success of the Company's Productivity Plan is subject to uncertainties and contingencies beyond the Company's control, including obtaining the necessary environmental air emissions permits, and no assurance can be given that the Productivity Plan will be effective or that the anticipated benefits from the Productivity Plan would have been realized had the Company operated the Port Arthur Refinery in 1993. The gross margin and operating expense estimates are based on various assumptions including the Productivity Plan. Some of these assumptions inevitably will not materialize. Other assumptions may materialize but in a subsequent period. Unanticipated events and circumstances may occur subsequent to the date of this Consent Solicitation Statement. The actual results achieved by the Company at the Port Arthur Refinery will vary from those set forth below and the variations may be material. Consequently, the inclusion of the estimates herein should not be regarded as a representation by the Company or any other person that the estimates would have been achieved in 1993 or will be achieved in the future. Prospective investors are cautioned not to place any reliance on these estimates.

ESTIMATED 1993 PORT ARTHUR REFINERY OPERATING CASH FLOW

  The Company estimates that the combined refinery and terminal operation in 1993 could have generated approximately $36 million of operating cash flow without the benefit of any assumed improvements in processing rates, yields and operating expenses. This estimate is based on (i) 1993 Gulf Coast spot market prices for crude oil and refined products, (ii) actual 1993 production and yields and (iii) actual 1993 operating expenses excluding certain unusual items.

  In addition, the Company estimates the Productivity Plan could have reduced 1993 operating expenses by approximately $27 million. This reduction, combined with other processing rate and yield benefits, in addition to the $36 million of estimated operating cash flow before such improvements, could have resulted in approximately $81 million in estimated 1993 operating cash flow from the Port Arthur Refinery.

  Pace independently reviewed the Company's estimates for the refinery and terminal operations and Productivity Plan utilizing a linear programming model based on standard industry processing rates and yields for a refinery with the size and complexity comparable to the Port Arthur Refinery and their own estimate of market prices for 1993. The Pace analysis indicated that the Company's underlying assumptions and the Company's estimates of operating cash flow for the Port Arthur Refinery and related terminal operations are reasonable.

  The Company and Pace believe that the estimated improvements in the operation of the Port Arthur Refinery will make it comparable with that of other refineries of similar size and complexity in the Gulf Coast.

                                                                    1993
                                                                ESTIMATE (A)
                                                                ------------
                                                                (IN MILLIONS,
                                                                   EXCEPT
                                                             PER BARREL AMOUNTS)
      Crude oil throughput (m bbls/day).....................       189,700
      Production (m bbls/day)...............................       208,500
      Refinery gross margin ($/bbl).........................       $  3.03
      Refinery operating expenses ($/bbl)...................          2.11
      Refinery gross margin.................................       $ 230.4
      Refinery operating expenses...........................         160.5
                                                                   -------
      Refinery operating cash flow..........................          69.9
      Pipeline and terminal operating cash flow (b).........          11.2
                                                                   -------
      Total operating cash flow.............................       $  81.1
                                                                   =======

- --------
(a) A $0.10 per barrel change in the realized gross margin or operating expenses could have increased or decreased estimated operating cash flow by $7.6 million. A 1,000 barrel per day change in refinery production could have increased or decreased estimated operating cash flow by $1.2 million assuming gross margin stays the same.

(b) The pipelines and terminals of the Port Arthur Refinery will be owned and operated by a wholly-owned subsidiary of Clark.

SUMMARY OF COMPANY ESTIMATE ASSUMPTIONS

  The assumptions underlying the anticipated improvements in processing rates, yields and operating expenses are described below. The estimates assume that
(i) the Acquisition occurred at January 1, 1993; (ii) the Company successfully implemented the planned improvements in processing rates, yields and operating expenses; (iii) Chevron had assumed (pursuant to the Purchasing Agreement) principal responsibility for environmental remediation except under the active operating units; and (iv) the Company invested approximately $20 million during 1993 for various projects to improve processing rates and yields.

  In 1993 and 1994, Chevron invested approximately $160 million to convert the refinery to a single train operation, improve operating practices and repair operating problems during a scheduled maintenance turnaround and to construct a waste water treatment facility. The benefits from these changes were not fully realized in the Company's 1993 estimate.

  The Company believes that the 1993 actual crude oil throughput rate averaged only 176,300 barrels per day due to limitations in the environmental permits. In October 1994, the Company received an air permit from Texas Natural Resources Conservation Commission which provides that the capacity of the refinery can be increased to 250,000 barrels per day. The Company intends to operate the refinery at approximately 200,000 barrels per day, subject to market conditions.

  The Company's 1993 estimate assumed Gulf Coast spot market refined product prices. Other markets which can be accessed by the Port Arthur Refinery may from time to time have higher spot market refined product prices, net of transportation costs. The Company intends to take advantage of such product price differentials when available.

PRODUCTIVITY PLAN

  The Company intends to increase processing rates, effect yield improvements and reduce operating expenses and feedstock costs as compared to the estimated 1993 operating results. The improvements consist of operating expense reductions of approximately $27 million and other increases in processing rates and yields. In this regard, the Company has assumed (i) unit downtime would have been in line with industry standards; (ii) necessary environmental permitting had been received and the required capital expenditures had been made throughout the year; (iii) no benefit for the refinery's ability to produce reformulated gasoline; (iv) low sulfur diesel was a mandated product for on-road use for all of 1993.

 Processing Rate and Yield Increases

  Crude unit. The Port Arthur Refinery's average crude oil throughput rate in 1993 was 176,300 barrels per day. The 1993 fourth quarter average was 188,000 barrels per day with the highest 1993 rate at 199,000 barrels per day in September 1993. However, the Company believes the processing rate was limited due to environmental permit limitations. In May 1994, the Port Arthur Refinery reached a processing rate of 207,000 barrels per day for several days following the maintenance turnaround. The Company estimates that it could have achieved an average operating rate of at least 189,700 barrels per day in 1993 if permitting had been obtained. Since May 1994, throughput rates have averaged 189,400 barrels per day with September throughput averaging more than 196,000 barrels per day. The estimated incremental crude oil processing rate was expected to add $4-$6 million to 1993 operating cash flow.

  FCC unit. The Port Arthur Refinery's average FCC unit throughput rate in 1993 was 58,200 barrels per day. However, excluding August 1993 when the unit experienced unusual downtime, the average rate was 61,600 barrels per day. The design capacity for the FCC is 70,000 barrels per day. Since July of 1994, throughput rates have averaged higher than the Company's estimated rate of 62,200 barrels per day. The completion of a project (with an estimated cost of $2.5 million) to hydrotreat the coker gas oil prior to processing in the FCC unit should enhance gasoline yield. The estimated incremental FCC processing rate and improved yields were expected to add $5-$7 million to 1993 operating cash flow.

  Continuous catalytic reformer ("CCR") unit. The Port Arthur Refinery's average CCR throughput rate in 1993 was 39,000 barrels per day; however, during the last half of the year it was operated with deactivated catalyst which caused unscheduled downtime and reduced processing rates. The rated capacity of the unit is 48,000 barrels per day and normal industry operation of a CCR is commonly at or in excess of the rated capacity. The catalyst was replaced during the 1994 maintenance turnaround to address the operating problems. Since the 1994 turnaround, rates have averaged 43,800 barrels per day compared to the Company estimate rate of of 45,000 barrels per day.

The estimated incremental CCR processing rate was expected to add $4-$5 million to 1993 operating cash flow.

  Coker unit. The coker units averaged a total throughput rate of 28,000 barrels per day in 1993 due to unscheduled downtime which reduced capacity by an estimated 3,000 barrels per day. Turnover of one-half of the experienced personnel at the coker units contributed to this performance. During 1992, the cokers were run at an average rate of 31,000 barrels per day. Approximately $1.2 million was spent during the 1994 turnaround to improve coker unit reliability. In the second quarter of 1995, the Company intends to spend an additional $6 million to install a coke deheading device and improve instrumentation which is designed to improve unit reliability and safety, and increase the Company's ability to run heavy sour crude oil. The Company estimates it could have achieved an average operating rate of 34,200 barrels per day had the intended improvements been effected during 1993. During September 1994, the actual throughput rate was 32,700 barrels per day. The estimated incremental coke processing rate was expected to add $5-$7 million to 1993 operating cash flow.

  Low sulfur diesel production. Since the October 1, 1993 implementation date requiring low sulfur diesel for on-road use, the Port Arthur Refinery has produced approximately 50,000 barrels per day of low sulfur diesel fuel (100% of diesel production). The Company therefore estimates that if such regulations were in place for the entire year it could have achieved an average operating rate of 50,000 barrels per day in 1993.

  Reformulated gasoline production. While the refinery will be able to produce up to 55% summer and 75% winter southern grade reformulated gasoline with a capital investment of $0.5 million to improve blending and logistics capabilities, no benefit for this ability was included in the Company's estimates.

  Decreased feedstock costs. The Port Arthur Refinery has the present capability to process 25,000 barrels per day of typically lower cost, heavy sour crude oil. With limited capital investment, the Company estimates it can increase the ability to process heavy sour crude oil from 25,000 to 35,000 barrels per day.

 Yields

  As a result of these projects and the use of MTBE to manufacture reformulated gasoline, the Company estimates the yield of refined products, as a percentage of total, will be as follows:

                                                                  1993    1993
                                                                 ACTUAL ESTIMATE
                                                                 ------ --------
      Gasoline..................................................   39%     43%
      Diesel fuel...............................................   20      24
      Jet fuel..................................................   12      10
      Petrochemical products....................................   17      15
      Other.....................................................   12       8
                                                                  ---     ---
        Total...................................................  100%    100%
                                                                  ===     ===

 Reduced Operating Expenses

  Since 1990, the Port Arthur Refinery has made improvements in key industry measurements of operating expense performance. The Company believes, and industry studies indicate, that based on six month data through June 1993 as compared to data included in 1992 and 1990 industry studies, the refinery had improved an average of two quartiles in the four key operating expense measurements related to maintenance costs, personnel, energy use and overall operating expenses. The Company intends to make further reductions in operating costs, including staff and contract labor reductions, maintenance and environmental expense, lower corporate overhead, reduced property taxes and other costs with an annual estimated impact of $27 million. The Company believes that the costs used in its 1993 estimates are at a level comparable with other U.S. refineries with similar process units and facilities.

 Optimize Capital Investment

  From 1989 to 1994, Chevron invested approximately $450 million in capital improvements at the Port Arthur Refinery. In addition, a major maintenance turnaround of $25 million was completed in 1994. As a result of such investments by Chevron, Clark does not anticipate making major maintenance expenditures or capital expenditures in the near term. The Company estimates that during the period from 1995 to 1998, capital expenditures at the Port Arthur Refinery should average approximately $50 million per year, including wastewater and safety projects required to be completed under the Purchase Agreement. It is anticipated that the capital expenditures will approximately be divided among on-going maintenance projects (45%), environmental projects (30%) and productivity improvement projects (25%). The Company intends to optimize capital investments made at the Port Arthur Refinery by linking capital spending to cash flow generated by the refinery. This is consistent with the Company's business strategy. See "The Company--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operating--Liquidity and Capital Resources."

 Other

  Although the Company believes that the assumptions are reasonably based, no assurance can be given that such assumptions will occur. The Company does not intend to update or otherwise revise the estimates to reflect circumstances existing after the date hereof to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the estimates to reflect changes in general economic or industry conditions. The Company's regular quarterly and annual financial statements will be included in the Company's Quarterly Reports and Form 10-Q and Annual Reports on Form 10-K, which will be filed with the Commission. Information contained in such financial statements will be deemed to supersede the estimates. See "Additional Information."

  The estimates with respect to the Port Arthur Refinery are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies beyond the Company's control, including significant dependence on industry market conditions in the refining and marketing business. No assurance can be given that the estimates would have been realized in 1993 or that any of the assumptions will be realized in the future.

                                 THE FINANCING

  The Company expects to obtain financing for the purchase of the Port Arthur Refinery and related working capital through a series of transactions described below. The closing of the Acquisition will occur simultaneously with the closing of the financing transactions. The closings of the Common Stock Offering and the Note Offering are conditioned upon the closing of each other and upon the completion of the Solicitations and the closing of the Acquisition. See "Summary of Company's Estimates Regarding the Acquisition."

 Common Stock Offering

  The Parent is offering 7,500,000 shares of its Common Stock at an estimated initial public offering price of $20.00 per share.

 Note Offering

  Concurrently with the Common Stock Offering, the Parent is offering $100 million principal amount of the Notes. The closings of the Common Stock Offering and the Note Offering are conditioned upon each other and the completion of the Consent Solicitations and the closing of the Acquisition. It is anticipated that the Note Offering will be completed at the time of the delivery of the Common Stock under the Common Stock Offering.

  The Notes will be unsecured obligations of the Parent rank pari passu with all other senior unsecured indebtedness of the Parent. The Notes will also be structurally subordinated to indebtedness and other obligations of the Parent's subsidiaries. Interest on the Notes will accrue at the rate of % per annum and
will be payable on         and         of each year, commencing on
  , 1995.

  The Notes will be redeemable, in whole at any time or in part from time to
time, at the option of the Parent at any time on or after             , 1999,
at various redemption prices (expressed as percentages of the principal amount) ranging from % for Notes redeemed during the twelve month period beginning on
            , 1999 to 100% for Notes redeemed after             , 2001. At any
time prior to             , 1997, the Parent may redeem up to   % in aggregate
principal amount of the Notes originally issued under the Indenture with the net proceeds of one or more public offerings of common stock of the Company at
a redemption price of   % of the principal amount thereof, together with
accrued and unpaid interest, if any, to the date of redemption, provided that
at least   % of the principal amount of Notes originally issued remain outstanding immediately after the redemption. Upon a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require the Parent to repurchase all or any part of their Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, provided that the Parent has sufficient funds to repurchase the Notes and that certain provisions of the Parent's other debt agreements permit such repurchases. The Notes will not be subject to any mandatory redemption.

  The Indenture governing the Notes will restrict, among other things, (i) the incurrence of certain additional indebtedness by the Parent and its subsidiaries, (ii) the payment of dividends on and redemptions of capital stock by the Parent and its subsidiaries, (iii) the sale of assets and capital stock by the Parent and its subsidiaries, (iv) transactions with affiliates, (v) the creation of liens and (vi) the Parent's and its subsidiaries' ability to consolidate or merge with or into, or to transfer all or substantially all of their respective assets to, another person. These restrictions are subject to a number of qualifications and exceptions.

 Clark Credit Agreement

  In connection with the Financing and the Acquisition, Clark proposes to enter into the Clark Credit Agreement with Bank of America NT&SA, The First National Bank of Boston, and The Toronto-Dominion Bank (collectively, the "Lead Banks"). The Clark Credit Agreement will provide for a revolving credit facility, secured by all of Clark's current assets and certain intangibles, which will terminate on the third anniversary of the Closing Date. The amount of the facility will initially be the lesser of $220 million or the amount available under a Borrowing Base, as defined in the Clark Credit Agreement, representing specified percentages of cash, investments, receivables, inventory and other working capital items. Upon consummation of the Common Stock Offering, the Note Offering and the Acquisition and the satisfaction of certain other conditions, the facility will increase to the lesser of $450 million or the amount available under the Borrowing Base.

  The facility available under the Clark Credit Agreement will be used for working capital purposes for the purchase of inventory and the financing of receivables, including inventory and receivables associated with the Port Arthur Refinery. The credit facility will initially be provided by the Lead Banks, but may later be syndicated to a group of financial institutions (the "Lenders").

  Interest on principal drawn down under the Clark Credit Agreement will be at a floating rate based, at Clark's option, either on the London Interbank Offered Rate ("LIBOR") or on a "Base Rate" equal to the higher of Bank of America NT&SA's reference rate or the Federal Funds rate plus one-half percent. The Clark Credit Agreement also provides for various financing fees, commitment fees, letter of credit fees and other similar payments.

  The Clark Credit Agreement will contain covenants and conditions which, among other things, will limit dividends, indebtedness, liens, investments, contingent obligations and capital expenditures, and will require

Clark to maintain its property and insurance, to pay all taxes and comply with all laws, and to provide periodic information and conduct periodic audits on behalf of the Lenders. In addition, Clark will be required to comply with certain financial covenants, including: (i) maintenance of working capital of at least $175 million; (ii) maintenance of a tangible net worth, as defined, of $270 million after the closing of the Acquisition, and as adjusted quarterly to give effect to a portion of future earnings or capital contributions by the Parent to Clark; (iii) a maximum indebtedness to tangible net worth ratio, as defined, of 3.0 to 1.0, decreasing to a ratio of 2.75 to 1.0 on July 1, 1996 and 2.5 to 1.0 on January 1, 1996; and (iv) a minimum adjusted cash flow, as defined, to debt service coverage, as defined, of 2.0 to 1.0.

  The following table illustrates the anticipated sources and uses of funds related to the Financing.

                                                                  (IN MILLIONS)
                                                                  -------------
      SOURCES OF FUNDS:
        Net Proceeds of Common Stock Offering....................    $141.0
        Net Proceeds of Note Offering............................      97.5
        Available cash...........................................      86.3
                                                                     ------
          Total..................................................    $324.8
                                                                     ======
      APPLICATIONS OF FUNDS:
        Purchase of Port Arthur assets...........................    $ 74.0
        Purchase of Port Arthur inventory (a)....................     140.0
        Redemption of Zero Coupon Notes..........................      82.8
        Clark Credit Agreement, environmental due diligence and
         other transaction costs.................................      28.0
                                                                     ------
          Total..................................................    $324.8
                                                                     ======

- --------
(a) Depending upon prevailing market prices for inventory at closing.

                                 CAPITALIZATION

  The following table sets forth the unaudited consolidated cash, cash equivalents and short-term investments and capitalization of the Company at September 30, 1994, and as adjusted to give effect to the Acquisition, the Financing (to the extent applicable to the Company) and the application of the net proceeds therefrom, as if such transactions had occurred on September 30, 1994. The table should be read in conjunction with the Consolidated Financial Statements of the Company, and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            SEPTEMBER 30, 1994
                                                            ------------------
                                                            ACTUAL AS ADJUSTED
                                                            ------ -----------
                                                              (IN MILLIONS)
      Cash, cash equivalents and short-term investments.... $162.8   $ 82.8(b)
      Long-term debt (a):
        10 1/2% Notes...................................... $225.0   $225.0
        9 1/2% Notes.......................................  175.0    175.0
        Other notes and mortgages..........................    0.5      0.5
                                                            ------   ------
          Total long-term debt.............................  400.5    400.5
      Stockholders' equity:
        Common Stock, $.01 par value per share.............    --       --
        Additional paid-in-capital.........................   30.0    190.3(c)
        Retained earnings..................................  139.8    139.8
                                                            ------   ------
          Total stockholders' equity....................... $169.8   $330.1
                                                            ======   ======
      Total capitalization................................. $570.3   $730.6
                                                            ======   ======

- --------

(a) Does not reflect the utilization of $67.1 million at September 30, 1994 under the Clark Credit Agreement to support outstanding letters of credit.

(b) Adjustments include the capital contribution from the Parent ($160.3 million) less the purchase of Port Arthur Refinery and inventory ($214.0 million) and working capital fees and other costs ($26.3 million).

(c) Adjustment is for the capital contribution from the Parent ($160.3 million).

                            SELECTED FINANCIAL DATA

  The following table sets forth, for the periods and dates indicated, selected financial data derived from the Financial Statements of the Company for the five-year period ended December 31, 1993. The selected financial data for the nine months ended September 30, 1993 and 1994 are unaudited and, in the opinion of management, include all adjustments which are of a normal recurring nature necessary for a fair presentation. The information for interim periods may not be indicative of a full year's results. The interim period information has been reviewed by Coopers & Lybrand L.L.P., independent accountants. The Financial Statements of the Company for all years were audited. The Financial Statements of the Company for the four-year period ended December 31, 1993 were audited by Coopers & Lybrand L.L.P. The reports of Coopers & Lybrand L.L.P. appear elsewhere in this Prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes.

                                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1989      1990      1991      1992      1993      1993      1994
                          --------  --------  --------  --------  --------  --------  --------
                           (IN MILLIONS, EXCEPT RATIOS, PER SHARE, AND OPERATING DATA)
INCOME STATEMENT DATA:
 Net sales and operating
  revenues..............  $2,023.2  $2,745.7  $2,426.1  $2,253.0  $2,263.4  $1,719.1  $1,842.2
 Cost of sales..........   1,678.0   2,383.9   2,092.7   1,952.4   1,936.6   1,485.2   1,574.8
 Operating expenses.....     181.7     195.4     199.7     224.4     218.1     162.0     174.4
 General and
  administrative
  expenses..............      21.3      23.3      20.8      31.1      27.5      19.4      23.1
 Inventory write-down
  (reversal) to market..       --        --        --        --       26.5       --      (26.5)
 Depreciation and
  amortization (a)......      15.4      19.3      26.4      30.4      35.3      25.9      28.0
                          --------  --------  --------  --------  --------  --------  --------
 Operating income.......     126.8     123.8      86.5      14.7      19.4      26.6      68.4
 Interest and financing
  costs, net (b)........      45.8      29.3      27.2      26.4      29.9      21.7      25.7
 Other income (expense)
  (c)...................       --      (22.3)      --       14.7      11.4      11.4       --
                          --------  --------  --------  --------  --------  --------  --------
 Earnings (loss) from
  continuing operations
  before taxes,
  extraordinary items
  and cumulative effect
  of changes in
  accounting principles.      81.0      72.2      59.3       3.0       0.9      16.3      42.7
 Income tax provision
  (benefit).............      26.6      26.1      22.0      (0.3)     (0.5)      5.9      15.7
                          --------  --------  --------  --------  --------  --------  --------
 Earnings from
  continuing operations
  before extraordinary
  items and cumulative
  effect of changes in
  accounting principles.  $   54.4  $   46.1  $   37.3  $    3.3  $    1.4  $   10.4  $   27.0
                          ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments...........  $  101.3  $  174.1  $  267.0  $  206.1  $  194.5  $  162.5  $  162.8
 Total assets...........     540.8     638.8     809.5     787.8     811.5     789.0     844.4
 Long-term debt.........     302.2     301.9     426.6     401.5     401.0     401.5     400.5
 Stockholders' equity...      93.4     135.3     172.6     154.2     146.0     155.1     169.8
OPERATING DATA:
 Refining Division:
 Production (m
  bbls/day).............     135.4     131.7     129.4     142.4     134.7     130.1     140.0
 Utilization (d)........     104.2%    101.3%     99.5%    109.5%    103.6%    100.1%    107.7%
 Gross margin (per bbl).  $   4.17  $   4.20  $   3.88  $   3.03  $   3.24  $   3.10  $   3.56
 Operating expenses (per
  bbl)..................      1.86      2.15      2.38      2.22      2.20      2.25      2.28
 Retail Division:
 Number of stores (at
  period end)...........       942       937       889       873       846       848       821
 Gasoline volume (mm
  gals).................     970.5     978.2     966.2     956.7   1,014.8     770.0     771.7
 Gasoline volume (m gals
  pmps).................      86.0      87.2      86.9      90.1      98.6      98.8     102.7
 Gasoline gross margin
  (c/gal)...............      10.1c     11.7c     10.9c     10.0c     11.1c     10.6c     11.4c


 Convenience product
  sales (mm)............  $  195.5  $  187.0  $  186.9  $  203.4  $  218.0  $  166.2  $  174.8
 Convenience product
  sales (pmps)..........    17,333    16,666    16,804    19,154    21,171    21,328    23,256
 Convenience product
  gross margin (mm).....      41.4      45.2      45.1      47.7      54.8      42.4      43.4
 Convenience product
  gross margin (% of
  sales)................      21.2%     24.2%     24.1%     23.4%     25.2%     25.5%     24.9%
 Convenience product
  gross margin (pmps)...  $  3,670  $  4,028  $  4,004  $  4,488  $  5,320  $  5,437  $  5,784
 Operating expenses
  (mm)..................      89.6      94.0      94.3     106.3     109.9      82.1      87.1
OTHER DATA:
 EBITDA (e).............  $  142.2  $  143.1  $  112.9  $   45.1  $   54.7  $   52.5  $   96.4
 Turnaround
  expenditures..........  $    --   $    9.0  $   17.2  $    2.7  $   20.6  $   18.0  $    5.9
 Capital expenditures...      28.9      34.6      58.0      59.5      68.1      55.4      56.8
                          --------  --------  --------  --------  --------  --------  --------
 Total expenditures.....  $   28.9  $   43.6  $   75.2  $   62.2  $   88.7  $   73.4  $   62.7
                          ========  ========  ========  ========  ========  ========  ========
SELECTED FINANCIAL DATA:
 Pro forma interest and
  financing costs, net
  (g)...................       --        --        --        --      $33.7       --      $28.6
 Pro forma ratio of ad-
  justed EBITDA to in-
  terest and financing
  costs, net (f) (g)
  (h)...................       --        --        --        --       2.41x      --       2.45x
 Ratio of earnings to
  fixed charges (i).....      2.47x     2.54x     2.37x       (j)       (j)     1.43x     2.23x

                                                   See notes on following page.

- --------
(a) Amortization includes amortization of turnaround costs and organizational costs.

(b) Interest and financing costs, net, includes amortization of debt issuance costs of $0.9 million and $0.9 million for the nine months ended September 30, 1993 and 1994, respectively, and $9.1 million, $3.1 million, $6.0 million, $2.9 million and $1.2 million for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 respectively. Interest and financing costs, net, also includes interest on all indebtedness, net of capitalized interest and interest income.
(c) Other income in 1993 includes the final settlement of litigation with Drexel Burnham Lambert Incorporated ("Drexel") of $8.5 million and a gain from the sale of non-core stores of $2.9 million. Other income in 1992 includes the settlement of litigation with Apex and Drexel of $9.2 million and $5.5 million, respectively. Other expense in 1990 included a loss provision for $11.6 million representing the full amount of an overnight deposit held by Drexel. An additional 1990 loss provision of $10.0 million represents estimated costs of mitigation and recovery efforts resulting from alleged responsibility for ground water contamination in the town of Hartford, Illinois, adjacent to the Hartford refinery. A 1990 loss provision of $0.7 million reflected the inability of a former affiliate to repay its note due Clark.
(d) Utilization is the ratio of total refinery production to the rated crude oil capacity of the refinery. Refinery production yield may be greater than the rated capacity of the refinery because other feedstocks (including partially refined products and liquified petroleum gases) which add to the refinery's output are used in the refining process.
(e) Earnings before interest, taxes, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet future debt service, capital expenditures and working capital requirements. EBITDA should not be considered as an alternative to net income as an indicator of operating performance, or as an alternative to cash flows as a measure of liquidity, as such measures would be determined pursuant to generally accepted accounting principles.
(f) EBITDA, adjusted for "unusual items." This information was not available for 1989 and 1990. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(g) Pro forma interest and financing costs, net and pro forma cash interest and financing costs, net have been adjusted to reflect the adoption of the Clark Credit Agreement as if they had occurred at the beginning of fiscal 1993.
(h) Pro forma ratios reflect the Financing of the Port Arthur acquisition, but do not reflect any EBITDA contribution from Port Arthur. As such, interest and financing costs, net and cash interest and financing costs, net have been adjusted to reflect only the Financing, which consists of (i) the Note Offering at an assumed interest rate of 11.0%, (ii) the Common Stock Offering, (iii) the mandatory redemption of half of the outstanding Zero Coupon Notes, and (iv) the adoption of the Clark Credit Agreement as if they had occurred at the beginning of fiscal 1993.
(i) The ratio of earnings to fixed charges is computed by dividing (i) earnings before income taxes (adjusted to recognize only distributed earnings from less than 50% owned persons accounted for under the equity method) plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, including amortization of discount and debt issuance costs and the estimated interest components (one-third) of rental and lease expense.

(j) As a result of the losses for the years ended December 31, 1992 and 1993 earnings were insufficient to cover fixed charges by $2.0 million. and $1.7 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Selected Financial Data and the Financial Statements and notes thereto appearing elsewhere in this Consent Solicitation Statement.

RESULTS OF OPERATIONS

 Overview

  The Company's results are significantly affected by a variety of factors beyond its control, including the supply of, and demand for, crude oil, gasoline and other refined products which in turn depend on, among other factors, changes in domestic and foreign economies, domestic and foreign political affairs and production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. Although margins are significantly affected by industry and regional factors, the Company can influence its margins through the efficiency of its operations. While the Company's net sales and operating revenues fluctuate significantly with movements in industry crude oil prices, such prices do not have a direct relationship to net earnings. The effect of changes in crude oil prices on the Company's operating results is determined more by the rate at which the prices of refined products adjust to reflect such changes. The Company believes that, in general, low crude oil prices indirectly benefit operating results over the longer term due to increased demand and decreased working capital requirements. Conversely, the Company believes that high crude oil prices generally result in decreased demand and increased working capital requirements over the long term. Increased refinery production is typically associated with improved results of operations, while reduced production, which generally occurs during scheduled refinery maintenance turnarounds, negatively affects results of operations.

  The following table sets forth the approximate pre-tax earnings impact based on historical operating rates estimated by the Company on the Company's operating results due to changes in: (i) refining margins--the spread between wholesale and spot market product prices and input (e.g. crude oil) costs, and
(ii) retail margins--the spread between product prices at the retail level and wholesale product costs.

                                              PRE-TAX EARNINGS IMPACT ON THE
                                                         COMPANY
                                              -------------------------------
                                                            AFTER PORT ARTHUR
   EARNINGS SENSITIVITY    CHANGE             CURRENTLY     ACQUISITION (A)
   --------------------    ------             ---------     -----------------
   Refining margin         $0.25 per barrel   $12 million      $30 million
   Retail margin           $0.01 per gallon   $10 million      $10 million

- --------

(a) Based on production of 208,500 barrels per day for the Port Arthur Refinery. See "Summary of Company Estimates Regarding the Acquisition."

 Nine months ended September 30, 1993 compared to nine months ended September 30, 1994:

                                                                NINE MONTHS
                                                              ENDED SEPTEMBER
                                                                    30,
                                                             ------------------
                                                               1993      1994
                                                             --------  --------
                                                               (IN MILLIONS)
      FINANCIAL RESULTS: (A)
        Net sales and operating revenues.................... $1,719.1  $1,842.2
        Cost of sales.......................................  1,485.2   1,574.8
        Operating expenses..................................    162.0     174.4
        General and administrative expenses.................     19.4      23.1
                                                             --------  --------
        Adjusted EBITDA (b).................................     52.5      69.9
        Depreciation and amortization.......................     25.9      27.9
        Interest and financing costs, net...................     21.7      25.7
                                                             --------  --------
        Earnings before income taxes (c)....................      4.9      16.3
        Income tax provision (benefit) (c)..................     (1.7)     (5.7)
                                                             --------  --------
        Earnings before unusual items (c)...................      3.2      10.6
        Unusual items, after taxes (c)......................     (2.4)     16.4
                                                             --------  --------
          Net earnings (loss)............................... $    0.8  $   27.0
                                                             ========  ========

- --------

(a) This table provides supplementary data and is not intended to represent an income statement presented in accordance with generally accepted accounting principles.

(b) Earnings before interest, taxes, depreciation and amortization, adjusted for "unusual items."

(c) The Company considers certain items for the nine months ended September 30, 1993 and 1994 as "unusual." Detail on these items is presented below.

  Net earnings, excluding "unusual items" for the first nine months of 1994, improved compared to the nine months ended September 30, 1993. Improved refining productivity and improved first quarter 1994 market conditions contributed to the increased earnings. In addition, refining production was reduced in the first half of 1993 when the Blue Island refinery underwent a scheduled maintenance turnaround which reduced the volume of refined product production by approximately three million barrels. The first phase of a maintenance turnaround on the FCC and alkylation units at the Hartford refinery began in mid-September and was completed in mid-October of 1994. The phase of the turnaround performed in 1994 reduced production of refined product at the Hartford refinery by approximately 30,000 barrels per day, and increased the production of lower value intermediate feedstocks by approximately 25,000 barrels per day. The second phase of the turnaround to be performed in 1995 is expected to reduce the refined product output by approximately 37,000 barrels per day for approximately four weeks. Net earnings in the third quarter of 1994 declined versus the prior year due to the maintenance turnaround at the Hartford refinery and increased operating and interest expenses. Net sales and operating revenues in the first nine months of 1994 were higher than the prior year period due to an increase in crude oil and product prices since the first quarter of 1994 that resulted in increased selling prices and costs of goods sold. Adjusted EBITDA improved to $69.9 million for the first nine months of 1994 from $52.5 million for the first nine months of 1993.

                                                               NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                             1993       1994
                                                           ---------  ---------
                                                              (IN MILLIONS)
      UNUSUAL ITEMS:
        Reversal of inventory write-down to market........ $     --   $    26.5
                                                           ---------  ---------
        Impact on operating income........................       --        26.5
        Gain on sale of stores............................       2.9        --
        Litigation settlements............................       8.5        --
        Change in accounting principle....................     (15.6)       --
                                                           ---------  ---------
          Total........................................... $    (4.2) $    26.5
                                                           =========  =========
          Net of taxes.................................... $    (2.4) $    16.4
                                                           =========  =========

  Several items which are considered by management as unusual are excluded throughout this discussion of the Company's results of operations. A non-cash write-down of $26.5 million was taken in the fourth quarter of 1993 to reflect the decline in the value of petroleum inventories below carrying value caused by a substantial drop in petroleum prices. Crude oil and related refined product prices rose substantially in the first nine months of 1994 allowing the Company to recover the original charge. Accordingly, a reversal of the inventory write-down to market was recorded in the first half of 1994. A return to lower prices could result in future charges. Effective January 1, 1993, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," reflected as a change in accounting principle, and SFAS No. 109 "Accounting for Income Taxes," which was accounted for by restating prior periods. An unusual credit was recorded in the first quarter of 1993 related to the favorable settlement of litigation. Second quarter 1993 earnings benefited from the sale of certain retail stores in non-core markets.

REFINING

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1993    1994
                                                                 ------  ------
                                                                 (IN MILLIONS,
                                                                    EXCEPT
                                                                   OPERATING
                                                                     DATA)
      OPERATING STATISTICS:
        Crude oil throughput (m bbls/day).......................  119.8   139.9
        Production (m bbls/day).................................  130.1   140.0
        Utilization.............................................  100.1%  107.7%
        Gross margin ($/bbl).................................... $ 3.10  $ 3.56
        Gross margin............................................ $110.2  $135.9
        Operating expenses......................................   79.9    87.3
        Divisional general and administrative expenses..........    6.0     8.2
                                                                 ------  ------
          Contribution to operating income...................... $ 24.3  $ 40.4
                                                                 ======  ======

  The refining division contributed $40.4 million in the first nine months of 1994 (1993--$24.3 million) to the Company's operating income. In addition to the 1993 maintenance turnaround and the impact of market conditions mentioned above, earnings for the first nine months of 1994 improved over the prior year period due to increased refining productivity. These productivity improvements resulted from the processing of lower cost sour crude oil representing 25% of crude oil throughput compared to none in the prior year period and a 10% higher crude oil processing rate at the Blue Island refinery, the implementation of several yield improvement projects at the Hartford refinery, which among other things allowed the recovery of an additional 900 barrels per day of light cycle oil from slurry oil and 300 barrels per day of hydrocarbon product, previously being lost to the flare and record wholesale marketing volumes at enhanced margins.

  Earnings were negatively impacted by market factors largely beyond the Company's control, principally the narrowing price benefit of using heavy sour crude oil (the predominant input at the Hartford refinery) versus sweet crude oil and the decreased availability of Canadian light sweet crude oil (the predominant input at the Blue Island refinery) in the first nine months of 1994. After a strong first quarter, refining margins for the industry and the Company weakened in the second quarter as product prices did not keep pace with rising crude oil costs. Third quarter industry margins stabilized and were comparable to 1993. Margins weakened in the later part of September due to market uncertainty regarding demand and storage for conventional fuel in advance of the mandated fourth quarter transition to reformulated gasoline in certain markets. Such uncertainty and logistical concerns may cause short-term market volatility in the transition period. The above mentioned maintenance turnaround at the Hartford refinery reduced third quarter production and will also impact fourth quarter production. The Company does not view these factors as long-term trends. Operating and divisional general and administrative expenses were higher in the first nine months of 1994 compared to the prior period. These expenses increased due to increased labor hours to meet operating needs related to colder than normal weather ($0.8 million), new labor ($1.2 million) and sulfur processing contracts ($1.4 million) and enhanced refinery planning and operations support services ($1.8 million).

RETAIL

                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                                                                     30,
                                                               ----------------
                                                                1993     1994
                                                               -------  -------
                                                                (IN MILLIONS,
                                                                 EXCEPT PER
                                                                 STORE DATA)
        Operating Statistics:
        Company operated stores (at period end)...............     838      811
        Dealer operated stores (at period end)................      10       10
        Gasoline volume (mm gals).............................   770.0    771.7
        Gasoline volume (m gals pmps).........................    98.8    102.7
        Gasoline gross margin (c/gal).........................    10.6c    11.4c
        Gasoline gross margin................................. $  81.3  $  88.0
        Convenience product sales............................. $ 166.2  $ 174.8
        Convenience product sales (pmps)......................  21,328   23,256
        Convenience product gross margin...................... $  42.4  $  43.4
        Convenience product gross margin (% of sales).........    25.5%    24.9%
        Convenience product gross margin (pmps)...............   5,437    5,784
        Operating expenses.................................... $  82.1  $  87.1
        Divisional general and administrative expenses........     2.8      4.5
          Contribution to operating income....................    38.8     39.8

  The retail division contributed $39.8 million in the first nine months of 1994 (1993--$38.8 million) to the Company's operating income. Average monthly gasoline volumes and convenience product margins per store for the third quarter and first nine months of 1994 increased compared to the prior year period. Gross margins were impacted by a decrease in the average number of stores in operation. Results for the third quarter and first nine months of 1994 were strengthened by favorable retail market conditions and the repeat of a three-week first quarter promotion (also run in 1993) which offered all grades of gasoline for the same price as regular unleaded gasoline. These improvements were partially offset by increased operating and divisional general and administrative expenses in the third quarter and first nine months of 1994 related to increased store operating hours, increased insurance coverage, marketing support for training, merchandising and advertising, and information services.

  While the number of stores declined in the third quarter of 1994 from 840 to 821 due principally to the Company's sale of 14 stores in the Evansville, Indiana market, the Company entered into an operating lease on October 24, 1994 for 21 stores in the Chicago Metropolitan area which will strengthen that key market. Under the terms of the operating lease, an additional 14 stores are expected to be added over the next year. In addition, the Company is negotiating an operating lease for an additional 35 stores in another key Illinois market. Although the Company expects to enter into this operating lease in late 1994 or early 1995, no assurance can be given that such operating lease will be entered into.

 Other Financial Highlights

  Corporate general and administrative expenses were 10.3 million in the first nine months of 1994, a decrease of $0.5 million from the prior year period due principally to a reduction in allowances for bad debts.

  Depreciation and amortization expenses in the first nine months of 1994 increased by $2.1 million compared to the prior year period, principally due to higher levels of property, plant and equipment, partially offset by decreased amortization related to the Company's ability to extend the amortization period by five months on the previous Hartford maintenance turnaround due to the postponement of the Hartford maintenance turnaround to late in 1994 and early in 1995.

  Net interest and financing costs increased in the first nine months of 1994 compared to the prior year period primarily due to lower returns on funds invested.

 1993 compared with 1992 and 1991:

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1991     1992      1993
                                                   -------- --------  --------
                                                         (IN MILLIONS)
   FINANCIAL RESULTS: (A)
     Net sales and operating revenues............. $2,426.1 $2,253.0  $2,263.4
     Cost of sales................................  2,092.7  1,952.4   1,936.6
     Operating expenses...........................    199.7    207.0     218.1
     General and administrative expenses..........     20.8     24.8      27.5
                                                   -------- --------  --------
     Adjusted EBITDA (b)..........................    112.9     68.8      81.2
     Depreciation and amortization................     26.4     30.5      35.3
     Interest and financing costs, net............     27.2     28.4      29.9
                                                   -------- --------  --------
     Earnings before income taxes (c).............     59.3      9.9      16.0
     Income tax provision (c).....................     22.0      4.7       5.4
                                                   -------- --------  --------
     Earnings before unusual items (c)............     37.3      5.2      10.6
     Unusual items, after taxes (c)...............      --     (13.4)    (18.8)
                                                   -------- --------  --------
       Net earnings (loss)........................ $   37.3 $   (8.2) $   (8.2)
                                                   ======== ========  ========

- --------

(a) This table provides supplementary data and is not intended to represent an income statement presented in accordance with generally accepted accounting principles.

(b) Earnings before interest, taxes, depreciation and amortization, adjusted for "unusual items."

(c) The Company considers certain items in 1991, 1992 and 1993 to be "unusual." Detail on these items is presented below.

  The Company reported a net loss of $8.2 million in 1993 compared with a net loss of $8.2 million in 1992 and net earnings of $37.3 million in 1991. Industry refining margins and the Company's resulting refining margins decreased in 1993 and 1992 from 1991. In addition, significant unusual items discussed below decreased both 1993 and 1992 earnings. Net earnings, excluding "unusual" items improved in 1993 compared to 1992, despite a decline in industry refining margins and reduced production associated with the scheduled maintenance turnaround at the Blue Island refinery. The gain was due to the combination of improved retail and refinery productivity and retail market conditions which became significant in 1993. Earnings before depreciation, amortization, interest, taxes and "unusual" items for the year ended December 31, 1993, was $81.2 million, $12.4 million greater than 1992 but $31.7 million under 1991.

  Declining crude oil and product prices reduced 1993 and 1992 net sales and operating revenues, while improved unit volumes partially offset this reduction. Crude oil and product prices declined in 1992 and 1993 from the levels reached during the 1990 Persian Gulf conflict and the 1991 Soviet coup which were viewed as potential threats to supply. Net sales and operating revenues were also affected by retail and wholesale volumes. Retail gasoline volumes increased 6% in 1993 from 1992 and decreased 1% in 1992 from 1991, and wholesale volumes increased 21% in 1993 from 1992 and increased 122% in 1992 from 1991.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                --------------
                                                                 1992    1993
                                                                ------  ------
                                                                (IN MILLIONS)
      UNUSUAL ITEMS:
        Inventory write-down to market......................... $  --   $(26.5)
        Provision for environmental remediation cost...........   (9.6)    --
        Provision for store closure............................   (4.4)    --
        Retirement and severance packages......................   (5.0)    --
        Other..................................................   (4.7)    --
                                                                ------  ------
          Impact on operating income...........................  (23.7)  (26.5)
        Change in accounting principle.........................    --    (15.6)
        Early retirement of debt...............................  (18.7)    --
        Litigation settlements.................................   14.7     8.5
        Sale of non-core stores................................    --      2.9
        Other..................................................    2.0     --
                                                                ------  ------
          Total................................................ $(25.7) $(30.7)
                                                                ======  ======
          Net of taxes......................................... $(13.4) $(18.8)
                                                                ======  ======

  Several items which are considered by management as "unusual" are excluded throughout this discussion of the Company's results of operations. A non-cash accounting charge was taken in the fourth quarter of 1993 to reflect the decline in the value of petroleum inventories below carrying value caused by a substantial decline in prices. Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (see Note 13 "Postretirement Benefits Other Than Pensions" to the Financial Statements), and SFAS No. 109 "Accounting for Income Taxes" which was accounted for by restating prior periods. See Note 14 "Income Taxes" to the Financial Statements. Unusual credits included a 1993 gain related to the sale of 21 retail stores located in non-core markets and the favorable settlement of litigation. See Note 12 "Other Income" to the Financial Statements. Unusual charges in 1992 included the early retirement of Clark's 12 1/4% First Mortgage Fixed Rate Notes due 1996 and provisions related to the environmental remediation of the storm water basin at the Hartford refinery and closures of under-performing retail stores. See "Business." In addition, "unusual" expenses were incurred in 1992 related to the early retirement of approximately 50 employees and a severance program as well as costs associated with an initial public offering that was canceled due to a delay caused by a lawsuit by AOC L.P. prior to the acquisition of the Minority Interest.

REFINING

                                 YEAR ENDED DECEMBER
                                         31,
                                 -------------------------
                                  1991    1992       1993
                                 ------  ------     ------
                                 (IN MILLIONS, EXCEPT
                                   OPERATING DATA)
   OPERATING STATISTICS:
     Crude oil throughput (m
      bbls/day)................   119.3   126.8      123.8
     Production (m bbls/day)...   129.4   142.4      134.7
     Utilization...............    99.5%  109.5%     103.6%
     Gross margin ($/bbl)......  $ 3.88  $ 3.03     $ 3.24
     Gross margin..............  $183.2  $157.7     $159.3
     Operating expenses........   105.4   106.5 (a)  108.2
     Divisional general and ad-
      ministrative expenses....     3.9     4.4        6.4
                                 ------  ------     ------
       Contribution to operat-
        ing income.............  $ 73.9  $ 46.8 (a) $ 44.7
                                 ======  ======     ======

- --------
(a) Excludes unusual charges totaling $11.5 million, primarily related to a provision for environmental remediation and restructuring.

  Excluding unusual items, the Company's refining division contributed $44.7 million to operating income in 1993, relatively flat with the $46.8 million contributed in 1992 and a $29.2 million decrease from the $73.9 million contributed in 1991. The division's results in 1993 and 1992 were negatively affected by industry factors. In 1993, industry refining margins continued the decline experienced in 1992, and declined further from the levels reached following the 1990 Persian Gulf conflict and the 1991 Soviet coup. This downward industry trend occurred despite increasing demand during this period for gasoline and distillate products. As reported by the American Petroleum Institute, U.S. gasoline deliveries in 1993 rose by 1.5% versus a 1.1% increase in 1992, while distillates showed an increase of 2.1%. However, demand was more than offset by high domestic refinery runs which reached a crude oil throughput utilization rate of 91.5%, the highest level in 20 years. In addition, industry yield of light products (as a percentage of crude oil runs) increased in 1993, with gasoline and distillate output rising 2.7% and 5.0% respectively, further increasing the supply of these typically higher-margin products. This changing industry yield pattern is a result of a 10% increase in upgraded light-product production capability that has occurred over the past five years.

  The Company's refining margins improved in 1993, especially in the second half of 1993 despite a decline in industry refining margin indicators. Refining division results for the second half of 1993 improved due to productivity initiatives, improved heavy oil and wholesale margins, and market profit opportunities presented by the mandated transition to low sulfur No. 2 oil for on-road use. This refining division improvement occurred despite third quarter losses related to declines in crude and product prices, flooding in the Midwest which impacted retail demand, and an approximate 25% decrease in Midwest No. 2 oil prices. Refinery production for 1993 declined from 1992 due to a maintenance turnaround in 1993 at the Blue Island refinery. Production during 1992 exceeded 1991 due to a turnaround at the Hartford refinery in 1991. Another turnaround is scheduled for the Hartford refinery in two stages, late in 1994 and early in 1995. Refining operating expenses of $108.2 million in 1993 narrowly exceeded 1992 operating expenses excluding unusual items of $106.5 million and 1991 expenses of $105.4 million.

RETAIL

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1991     1992         1993
                                                 -------  -------     --------
                                                   (IN MILLIONS, EXCEPT
                                                     OPERATING DATA)
   OPERATING STATISTICS:
     Company operated stores (at period end)....     876      862          836
     Dealer operated stores (at period end).....      13       11           10
     Gasoline volume (mm gals)..................   966.2    956.7      1,014.8
     Gasoline volume (m gals pmps)..............    86.9     90.1         98.6
     Gasoline gross margin (c/gal)..............    10.9c    10.0c        11.1c
     Gasoline gross margin...................... $ 105.1  $  95.2     $  112.7
     Convenience product sales.................. $ 186.9  $ 203.4     $  218.0
     Convenience product sales (pmps)...........  16,804   19,154       21,171
     Convenience product gross margin........... $  45.1  $  47.7     $   54.8
     Convenience product gross margin (% of
     sales).....................................    24.1%    23.4%        25.2%
     Convenience product gross margin (pmps).... $ 4,004  $ 4,488     $  5,320
     Operating expenses......................... $  94.3  $ 100.5 (a) $  109.9
     Divisional general and administrative
     expenses...................................     2.4      3.4          4.1
       Contribution to operating income.........    53.5     39.0 (a)     53.5

- --------
(a) Excludes unusual charges totaling $5.8 million, primarily related to restructuring and store closures.

  Excluding unusual items, the Company's retail division contributed $53.5 million in 1993 to operating income, an increase from $39.0 million in 1992 and flat with the $53.5 million in 1991. The 1993 improvement is due to improved sales volumes and industry margins, while the decline in 1992 compared to 1991 was due to decreased industry margins and the closure in late 1991 of 45 stores representing approximately 2% of 1991 volume. Average monthly volumes per store in 1993 increased 9% over 1992 and 4% in 1992 over 1991 as a result of increased promotional activity, improved productivity and the closure of under-performing stores. During selected periods of 1993 and in selected markets, the Company ran promotions, including one that offered premium gasoline at the same price as regular unleaded gasoline. Margins per gallon improved in 1993 over the prior two years due to increased sales of higher margin premium gasoline, stronger retail market conditions and decreased competitive pricing pressures coupled with more responsive pricing strategies.

  The 1993 gross margin from convenience product sales rose 15% from 1992 to 1993, and increased 6% from 1991 to 1992. The average monthly contribution from convenience product sales per store for 1993 increased 19% compared to 1992 and increased 12% in 1992 as compared to 1991. These improvements were principally due to improved vendor allowances, increased promotional activity, enhanced store merchandising and manager training, and store incentive plans.

  The increase in 1993 operating and divisional general and administrative expenses compared to 1992 and 1991 is related to costs incurred to implement the Company's business strategy to rework the Company's organizational structure to more fully involve the general workforce in the operation of the business. These increased costs included higher labor ($3.7 million), training, promotion ($0.8 million) and systems-related expenses ($0.8 million). The increased promotional activity was designed to strengthen the Clark brand name through advertising and point of sale materials. Adding to the increase from 1991 to 1992 were expenses related to additional underground storage tank testing ($3.1 million), employee incentive programs and increased participation in the store health insurance program ($2.0 million).

OTHER FINANCIAL MATTERS

 Corporate General and Administrative Expense

  Excluding unusual items, corporate general and administrative expenses equaled $17.0 million in 1993, compared to $17.0 million in 1992 and $14.5 million in 1991. Expenses increased in 1993 and 1992 as compared to 1991 principally due to higher labor and related costs, as the Company made significant changes in its management, systems and procedures.

 Depreciation and Amortization

  Depreciation and amortization expenses increased in the past three years due to the completion of higher cost maintenance turnarounds in 1991 and 1993 and the higher levels of capital expenditures.

 Net Interest and Financing Costs

  The Company's capital structure changed significantly over the past three years with the issuance of the $225 million 10 1/2% Notes in 1991, the repurchase and redemption in 1992 of the $200 million aggregate principal amount of Clark's 12 1/4% First Mortgage Fixed Rate Notes due 1996 followed by the issuance of the $175 million 9 1/2% Notes in late 1992. These changes in the Company's indebtedness resulted in fluctuations in interest income and expense due to the timing of the issuance and repurchase of the debt. The Company's net interest and financing cost increase in 1993 was principally due to lower interest income as a result of less average funds invested and lower interest rates. See Note 8 "Long-Term Debt" to the Financial Statements.

 Other Income (Expenses)

  See Note 11 "Other Income" to the Financial Statements for the items that comprise other income.

OUTLOOK

  The Company believes the demand for refined products will experience flat to modest growth over the next several years. The Company anticipates that regulatory requirements and costs of entry will limit the domestic industry's ability to meet demand. High current industry refinery capacity utilization, the closure of marginal refineries and the limited potential for new incremental capacity due to increasing capital investments to comply with regulatory requirements may result in a more positive long-term outlook for the refining and marketing industry.

LIQUIDITY AND CAPITAL RESOURCES

                                        YEAR ENDED DECEMBER      NINE MONTHS
                                                31,          ENDED SEPTEMBER 30,
                                        -------------------- -------------------
                                         1991   1992   1993         1994
                                        ------ ------ ------      --------
                                                     (IN MILLIONS)
   FINANCIAL POSITION:
     Cash and short-term investments... $267.0 $206.1 $194.5       $162.8
     Working capital...................  304.1  245.1  203.8        197.2
     Property, plant and equipment.....  284.3  320.9  360.9        394.9
     Long-term debt....................  426.6  401.5  401.0        400.5
     Stockholders' equity..............  172.6  154.2  146.0        169.8
     Operating cash flow...............   89.9   36.9   62.2         46.8

  Operating cash flow (net cash generated from operating activities before working capital changes) improved to $46.8 million in the first nine months of 1994 from $45.1 million in the prior year comparable period. Cash generated by operating activities before working capital changes for the year ended December 31, 1993, was $62.2 million, $25.3 million greater than 1992 but $27.7 million less than 1991. Cash flow was impacted by the fluctuation in the Company's net earnings in the first nine months of 1994 and over the past three years. Working capital at September 30, 1994 equaled $197.2 million, a 1.91 to 1 current ratio, versus working capital at December 31, 1993 of $203.8 million, a
1.96 to 1 current ratio, working capital at December 31, 1992, of $245.1 million, a 2.31 to 1 current ratio, and working capital at December 31, 1991, of $304.1 million, a 2.82 to 1 current ratio. The decline in 1992 principally resulted from cash outflows for capital expenditures and the retirement of debt. See Note 9, "Long-Term Debt," to the Financial Statements. The increased earnings in the first nine months of 1994 along with decreased inventory levels, increased accounts receivable balances and decreased accounts payable balances, all of which fluctuate with market opportunities and operational needs, combined to result in relatively unchanged working capital for the first nine months of 1994. However, pipeline movement restrictions and refinery crude oil supply economics in recent months favoring purchases of cargos of crude oil that have shorter payment terms than pipeline purchases reduced cash and short term investments at September 30, 1994 by approximately $20.0 million.

  As part of its overall inventory management and crude acquisition strategies, the Company buys and sells, in varying degrees, crude oil in the spot market. During December 1993, the Company sold larger amounts of crude oil than in 1992 as part of balancing its physical inventory position. The timing of these large crude oil sales, which carried payment terms of the following month, principally caused the accounts receivable increase in 1993 from 1992. Such on-going activities require the Company to maintain adequate liquidity and working capital facilities.

  In general, the Company's short-term working capital requirements fluctuate with the pricing and sourcing of crude oil. Historically, the Company's internally generated cash flows have been sufficient to meet its needs. The Company has a committed revolving line of credit for short-term cash borrowings and for the issuance of letters of credit primarily for purchases of crude oil, other feedstocks and refined products. The existing line of credit was increased from $100 million to $120 million in the first half of 1994. The facility will be refinanced in connection with the Financing and the Acquisition. See "The Clark Credit Facility." At September 30, 1994, $67.1 million of the facility was used for letters of credit. There were no direct borrowings under the Company's line of credit at September 30, 1994, December 31, 1993 or December 31, 1992.

  Cash flows from investing activities (excluding short-term investment activities which the Company manages similar to cash and cash equivalents) are primarily affected by capital expenditures including maintenance turnarounds. The reduction in cash used in investing activities in the first nine months of 1994 compared to the prior year period resulted from lower capital expenditures and the absence of major maintenance turnaround expenditures (1994--$5.9 million; 1993--$18.0 million) during the nine months ended September 30, 1994. Total capital expenditures equaled $56.8 million during the first nine months of 1994 (1993--$55.4 million). Refining division capital expenditures totaled $36.7 million in the first nine months of 1994 (1993--$32.8 million). Two-thirds of the refining capital expenditures were directed towards discretionary productivity improvement projects and the balance were related to regulatory compliance. Retail division capital expenditures of $18.5 million in the first nine months of 1994 (1993--$20.7 million) were related to store re-imaging and upgrades, installation of store security packages and regulatory compliance.

  During 1993, total capital expenditures of $67.9 million compared with $59.5 million in 1992 and $58.0 million in 1991. Refining division capital expenditures were $39.2 million in 1993 compared with $49.2 million in 1992 and $33.4 million in 1991. In addition, $20.6 million, $2.7 million and $17.2 million were spent for maintenance turnaround expenditures in 1993, 1992 and 1991, respectively. The increased spending in the refining division over the past three years has been primarily related to environmental projects. In 1993, projects included Stretford, crude and fluid catalytic cracking ("FCC") unit upgrades at the Blue Island refinery, while in 1992 projects at the Hartford refinery included the low sulfur diesel fuel project (subsequently delayed), modifications to achieve vapor reduction and a new flare. Retail division capital expenditures equaled $26.5 million, $8.8 million and $23.6 million in 1993, 1992 and 1991, respectively. In 1993, nearly half of retail division capital expenditures were environmental projects related to tanks, lines, vapor recovery and soil remediation. The balance of 1993 retail division capital expenditures included discretionary projects such as store interior remodeling, systems automation and the On The Go(TM) store concept development. Retail division capital spending declined in 1992 and was limited primarily to environmental projects while management developed the business strategy.

  The Company's 1994 capital expenditure budget excluding the Port Arthur Refinery is approximately $104 million, of which $62.7 million was expended in the first nine months. The 1994 capital budget includes $9 million for a maintenance turnaround at the Hartford refinery. Estimated refining division capital expenditures in 1994 of $55 million ($20 million of which may be financed through operating leases) include $15 million for various environmental and regulatory projects and $40 million of discretionary projects, such as improvements to Hartford's crude, FCC and coker units. Retail division capital expenditures in 1994 are estimated to be $40 million including $20 million for environmental projects and $20 million for discretionary projects such as the addition of canopies and new gasoline dispensers to existing sites, the expansion of store interior selling space and re-imaging locations using Clark's new logo and updated color scheme. Discretionary spending in each division is generally linked to its operating cash flow.

  Environmental and regulatory expenditures consist of two major categories-- mandatory projects to comply with regulations pertaining to ground, water and air contamination and occupational, safety and health issues, and discretionary projects which primarily involve the reformulation of refined fuel for sale into certain defined markets. The Company estimates that excluding the Port Arthur Refinery, total mandatory expenditures for environmental and regulatory compliance from 1994 through 1998 will be approximately $160 million, two thirds related to the refining division and one third related to the retail division. Costs to comply with future regulations can not be estimated.

  The expenditures required to comply with the Clean Air Act Amendments of 1990 (the "Clean Air Act") are mandated but those to comply with reformulated fuels regulations are primarily discretionary, subject to market conditions and economic justification. The reformulated fuels programs impose restrictions on properties of fuels to be refined and marketed, including those pertaining to gasoline volatility, oxygenate content, detergent addition and sulfur content. The regulations regarding these fuel properties vary in markets in which the Company operates, based on attainment of air quality standards and the time of the year. Modifications being implemented in 1994 in the refining division to meet the requirements of the Clean Air

Act and to produce 50% reformulated gasoline ("RFG") at the Blue Island refinery are estimated to cost approximately $10 to $12 million.

  The Company has invested $23 million in a project initiated to produce low sulfur diesel fuel at the Hartford refinery which was delayed in 1992 based on internal and third party analyses that indicated an oversupply of low sulfur diesel fuel capacity in the Company's marketplace. These analyses projected relatively narrow price differentials between low and high sulfur diesel products which have thus far been borne out after the initial transition to the low sulfur regulations. High sulfur diesel fuel is utilized by the railroad, marine and farm industries. If price differentials widen sufficiently to justify investment, the Company could install this equipment over a 14 to 16 month period at an estimated additional cost of $40 million. The Company believes there may be potential for improved future economic returns related to the production of low sulfur diesel fuel, but is presently still deferring further construction on this project. The Company believes it would not recover its entire investment in this project should the project not be completed.

  The Company is currently considering plans to build a sulfur plant at the Hartford refinery to replace its processing arrangement with a neighboring refinery. This project could be completed in 18 to 24 months at an estimated cost of $35 to $45 million. The Company is pursuing tax-exempt financing to fund the sulfur plant project. If the Company decides to install equipment necessary to produce RFG at the Hartford refinery, the FCC gasoline desulfurizer and related equipment are estimated to cost $55 to $65 million. These estimated costs have declined from 1993 as the Company has determined more cost-effective methods to comply with regulations.

  The Company's cash flow used in financing activities was $1.1 million in 1993 and $38.7 million in 1992, while $119.1 million was provided in 1991. In 1991 and 1992, long-term debt was retired early and new debt was issued principally to increase available cash and extend maturities. See Note 9 "Long-Term Debt" to the Financial Statements. In 1993, Clark entered into several operating leases related to retail store automation equipment, coolers and beverage dispensers, office equipment, refinery lab equipment and filter press.

  In August 1994, Clark entered into the Purchase Agreement to acquire the Port Arthur Refinery from Chevron for $74 million plus inventory and spare parts of approximately $140 million, ($5.0 million of which has been paid as a deposit). The Purchase Agreement provides for contingent payments to Chevron of up to $125 million over a five year period from the closing date of the Acquisition in the event that refining industry margin indicators exceed certain escalating levels. The Company believes that even if such contingent payments would be required to be made, they would not have a material adverse effect on the Company's results of operations as the Company would also benefit by receiving one half of such increased margins. Such contingent payments would not be payable based on these industry margin indicators through August 31, 1994. See "The Port Arthur Acquisition--The Purchase Agreement--Purchase Price." The Acquisition is expected to close in late 1994. The Company expects to incur additional costs of approximately $12 million related to business and environmental due diligence and capital expenditures during the two years following the Acquisition.

  Clark and Clark USA plan to finance the Acquisition with existing cash and short term investments, the net proceeds of the Common Stock Offering and the Note Offering. See "The Financing." The Common Stock Offering for Clark USA would result in the mandatory redemption of one-half of its outstanding Zero Coupon Notes at 110% of accreted value (estimated at approximately $83 million)
and an estimated payment of $    million of the contingent consideration due
AOC L.P. related to its December 1992 purchase of the Minority Interest. Based on initial due diligence, the Company estimates that during the period 1995-1998, capital and turnaround expenditures at the Port Arthur Refinery should average approximately $50 million per year, including wastewater and safety projects required to be completed under the Purchase Agreement. It is anticipated the capital expenditures will approximately be divided among on-going maintenance projects (45%), environmental projects (30%) and productivity improvement projects (25%). The Port Arthur Refinery completed a major maintenance turnaround in May 1994. The Company expects that the cash flow from the Port Arthur Refinery will be sufficient to cover capital expenditures and any potential contingent payments to Chevron.

  The Company is refinancing Clark's existing working capital facility. The new working capital facility is expected to provide the Company with sufficient liquidity to support the expanded letter of credit needs related to the acquisition of the Port Arthur Refinery. It is currently expected that the new credit agreement will contain covenants that are customary for agreements of this type. The Company's ability to affect its inventory management strategies will not be hindered by covenants in the new credit facility. See "The Clark Credit Agreement."

  Funds generated from operating activities and the Financing, together with existing cash, cash equivalents and short-term investments, are expected to be adequate to fund existing requirements for working capital and capital expenditure programs, including those relating to the Port Arthur Refinery, for the next year. Future working capital, discretionary capital expenditures, environmentally-mandated spending and acquisitions may require additional debt or equity capital.

                        CLARK REFINING & MARKETING, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                                                        NINE MONTHS
                                                                           ENDED
                                  YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------------- ---------------
                           1989      1990      1991    1992    1993    1993    1994
                         --------  --------  -------- ------- ------- ------- -------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pretax earnings....... $ 81,003  $ 72,233  $ 59,287 $ 2,949 $   855 $16,282 $42,699
  Fixed charges (a).....   55,115    44,591    40,584  45,403  40,429  29,833  31,625
  Other (b).............     (227)     (489)    1,254     182     197      15    (610)
                         --------  --------  -------- ------- ------- ------- -------
                         $135,891  $116,335  $101,125 $48,534 $41,481 $46,130 $73,714
                         ========  ========  ======== ======= ======= ======= =======
FIXED CHARGES
  Gross interest expense
   (c).................. $ 54,045  $ 44,672  $ 41,581 $49,277 $42,072 $31,445 $31,491
  Interest factor
   attributable to real
   expense..............    1,070     1,077     1,124   1,234   1,133     716   1,619
                         --------  --------  -------- ------- ------- ------- -------
                         $ 55,115  $ 45,749  $ 42,705 $50,511 $43,205 $32,161 $33,110
                         ========  ========  ======== ======= ======= ======= =======
RATIO OF EARNINGS TO
 FIXED CHARGES               2.47      2.54      2.37     .96     .96    1.43    2.23
                         ========  ========  ======== ======= ======= ======= =======

- --------

(a) As adjusted for capitalized interest.

(b) Represents the total of adjustments to recognize only distributed earnings for less than 50% owned companies accounted for under the equity method.

(c) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs.

                                    BUSINESS

COMPANY OVERVIEW

  Substantially all of the operations of the Company are conducted through Clark. Clark operates its business on a decentralized basis through three divisions--refining, marketing and corporate services. The refining division currently consists of two Illinois refineries, 14 product distribution terminals and pipeline interests. The marketing division currently consists of approximately 821 gasoline and convenience product stores in twelve Midwestern states and wholesale marketing of gasoline, diesel fuel, and other petroleum products on an unbranded basis. Corporate services consists of centralized administrative, business, financial and human resource support systems for the refining and marketing divisions.

REFINING

 Overview

  The refining division currently includes two refineries in Illinois with a combined throughput capacity of approximately 130,000 barrels per day, 14 product terminals located throughout Clark's Midwest market area, crude and product pipeline interests, and integrated supply, distribution, planning, and support operations/services. Clark has entered into the Purchase Agreement to acquire from Chevron the 200,000 barrels per day Port Arthur Refinery and related assets, including a crude oil terminal, two products terminals, an LPG terminal and associated pipelines all located in the Port Arthur, Texas area. The Acquisition will increase the Company's refining capacity to approximately 330,000 barrels per day, positioning the Company as one of the four largest independent refiners in the United States. See "The Port Arthur Acquisition."

  The Company's existing refineries, Blue Island near Chicago and Hartford near St. Louis, are supplied by crude oil pipelines and are also located on inland waterways with barge access. The refineries not only have access to multiple sources of foreign and domestic crude oil supply, but also benefit from crude oil input flexibility. The Company believes that the Midwest location of these refineries provides a competitive advantage since that region has historically benefitted from relatively higher refining margins and less volatility than comparable operations located in other regions of the United States principally because, in the past, demand for refined products has exceeded supply in the region. This excess demand has historically been satisfied by imports from other regions, providing these Midwest refineries with a transportation cost advantage.

  The Hartford refinery is capable of processing a variety of grades of crude oil, including heavy sour crude at a rated capacity of 60,000 barrels per day. The Hartford refinery has the capability to process approximately 45,000 barrels per day of heavy sour crude oil such as Maya crude oil. The Company currently receives 35,000 barrels per day of Maya crude oil under term contract from Mexico. Heavy sour crude oil has historically been available at substantially lower cost compared to light sweet crude oil such as WTI. The Blue Island refinery also can process various grades of crude oil, including light sour crude oil at a rated capacity of 70,000 barrels per day. The two refineries are connected by product pipelines, increasing flexibility relative to stand-alone operations. The Company's product terminals allow efficient distribution of refinery production through pipeline systems.

  The Blue Island and Hartford refineries processed 77,800 barrels per day and 62,000 barrels per day of crude oil, respectively, for the nine months ended September 30, 1994. The Company's strategy is to continue increasing the effective capacity of refinery processing rates through productivity initiatives. For example, in 1995, the Company anticipates the Blue Island crude oil throughput rate to increase as a result of crude oil slate optimizations and minor debottlenecking projects. The Company anticipates that the upgrade of the Hartford FCC unit in the second half of 1994 will increase the 1995 gas oil throughput rate above 1994 levels. The scheduled turnaround of the Hartford crude unit during the first six months of 1995 is also expected to result in an increase in that unit's capability to process crude oil.

 Blue Island Refinery

  The Blue Island refinery is located in Blue Island, Illinois, approximately 17 miles south of Chicago. The refinery is situated on a 170 acre site, bounded by the town of Blue Island and the Calumet-Sag Canal. The facility was initially constructed in 1945 and, through a series of improvements and expansions, has reached a crude oil capacity of 70,000 barrels per day although the actual throughput rates have been sustained at levels in excess of rated capacity. The Blue Island refinery has a Nelson Complexity Rating of 8.7 versus an average rating of 9.3 for all Petroleum Administration for Defense District ("PADD") II refineries. The Nelson Complexity Rating is an industry measure of a refinery's ability to produce high value-added products. Blue Island has among the highest capabilities to produce gasoline relative to the other refineries in its market area and through productivity initiatives has achieved a flexibility to produce low sulfur diesel when the market warrants. During most of the year, gasoline is the most profitable refinery product.

  The production of the Blue Island refinery for the years ended December 31, 1991, 1992 and 1993 and the nine months ended September 30, 1993 and 1994 were as follows:

                     BLUE ISLAND REFINERY PRODUCTION YIELD
                             (BARRELS IN THOUSANDS)

                                                                          NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                         --------------------------------------------  --------------------------
                             1991          1992          1993              1993          1994
                         ------------  ------------  ----------------  ------------  ------------
                          BBLS    %     BBLS    %     BBLS        %     BBLS    %     BBLS    %
                         ------ -----  ------ -----  ------     -----  ------ -----  ------ -----
Gasoline
 Unleaded............... 14,270  52.8% 13,423  48.6%  9,701      38.3%  8,369  47.6%  8,953  41.6%
 Premium Unleaded.......  4,151  15.4   4,795  17.4   5,232      20.6   3,526  20.1   4,395  20.4
                         ------ -----  ------ -----  ------     -----  ------ -----  ------ -----
                         18,421  68.2  18,218  66.0  14,933      58.9  11,895  67.7  13,348  62.0
                         ------ -----  ------ -----  ------     -----  ------ -----  ------ -----
Other Products
 Diesel Fuel............  4,042  15.0   3,863  14.0   5,329      21.0   3,330  18.9   4,913  22.9
 Others.................  4,540  16.8   5,522  20.0   5,091      20.1   2,348  13.4   3,257  15.1
                         ------ -----  ------ -----  ------     -----  ------ -----  ------ -----
                          8,582  31.8   9,385  34.0  10,420      41.1   5,678  32.3   8,170  38.0
                         ------ -----  ------ -----  ------     -----  ------ -----  ------ -----
Total................... 27,003 100.0% 27,603 100.0% 25,353     100.0% 17,573 100.0% 21,518 100.0%
                         ====== =====  ====== =====  ======     =====  ====== =====  ====== =====
Output/Day..............   74.0          75.4          69.5 (a)          64.4          78.8
Refinery Utilization
 (a)....................        105.7%        107.7%             99.3%         92.0%        112.6%

- --------
(a) Refinery utilization reflects 1993 maintenance turnaround downtime of approximately two months on selected units. During a turnaround, refinery production is reduced significantly.

 Hartford Refinery

  The Hartford refinery is located in Hartford, Illinois, approximately 17 miles northeast of St. Louis, Missouri. The refinery is situated on a 400 acre site. The facility was initially constructed in 1941 and, through a series of improvements and expansions, has reached a crude oil refining capacity of approximately 60,000 barrels per day. The Hartford refinery includes a coker unit and consequently has a Nelson Complexity Rating of 9.6 versus an average of 9.3 for all PADD II refineries. The Hartford refinery has the ability to process lower cost, heavy sour crude oil into higher value products such as gasoline and diesel fuel. This upgrading capability allows the refinery to produce a high percentage of premium products and permits the Company to benefit from higher margins when heavy sour crude oil, such as Maya crude oil, is at a significant discount to other crude oil.

  The production of the Hartford refinery for the years ended December 31, 1991, 1992 and 1993 and the nine months ended September 30, 1993 and 1994 were as follows:

                       HARTFORD REFINERY PRODUCTION YIELD
                             (BARRELS IN THOUSANDS)

                                YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED SEPTEMBER 30,
                         --------------------------------------------  ----------------------------------
                             1991              1992          1993            1993              1994
                         ----------------  ------------  ------------  ----------------  ----------------
                          BBLS        %     BBLS    %     BBLS    %      BBLS      %       BBLS      %
                         ------     -----  ------ -----  ------ -----  ----------------  ----------------
Gasoline
 Unleaded...............  9,413      46.6% 11,487  46.9% 10,394  43.6%    7,629    42.2%    7,273    43.6%
 Premium Unleaded.......    891       4.4   1,855   7.6   1,892   8.0     1,646     9.1     1,177     7.0
                         ------     -----  ------ -----  ------ -----  -------- -------  -------- -------
                         10,304      51.0  13,342  54.5  12,286  51.6     9,275    51.3     8,450    50.6
                         ------     -----  ------ -----  ------ -----  -------- -------  -------- -------
Other Products
 Diesel Fuel............  6,200      30.6   7,281  29.7   7,979  33.5     6,095    33.7     5,672    34.0
 Others.................  3,728      18.4   3,878  15.8   3,557  14.9     2,714    15.0     2,568    15.4
                         ------     -----  ------ -----  ------ -----  -------- -------  -------- -------
                          9,928      49.0  11,159  45.5  11,536  48.4     8,809    48.7     8,240    49.4
                         ------     -----  ------ -----  ------ -----  -------- -------  -------- -------
Total................... 20,232     100.0% 24,501 100.0% 23,822 100.0%   18,084   100.0%   16,690   100.0%
                         ======     =====  ====== =====  ====== =====  ======== =======  ======== =======
Output/Day..............   55.4 (a)          66.9          65.3            66.2              61.1
Refinery Utilization
 (a)....................             92.3%        111.6%        108.8%            110.4%            101.9%

- --------
(a) Refinery utilization reflects 1991 maintenance turnaround downtime of approximately two months on selected units.

 The Port Arthur Acquisition

  The Acquisition will more than double the Company's refining capacity and will provide the Company with a sour crude oil refinery with a technical complexity rating in the top third of all U.S. Gulf Coast refineries. The refinery has the ability to process 100% sour crude oil, including up to 20% heavy sour crude oil, and has coking capabilities. The configuration of the Port Arthur Refinery complements the Company's existing refineries with its ability to produce jet fuel, 100% low sulfur diesel fuel, 55% summer reformulated gasoline and 75% winter reformulated gasoline. The refinery's Texas Gulf Coast location provides access to numerous cost effective domestic and international crude oil sources and its products can be sold in the mid-continent and eastern U.S. as well as export markets. The Company believes that the Port Arthur Refinery has the potential for significant productivity gains with minimal capital investment, and that it will offer an opportunity for improved results of operations and cash flow. See "The Port Arthur Acquisition."

 Terminals and Pipelines

  Refined products are distributed primarily through the Company's terminals, company-owned and common carrier product pipelines and by leased barges over the Mississippi, Illinois and Ohio Rivers. The Company owns and operates 14 product terminals in its Midwest market area, most of which have product blending capabilities. Most of the Company's terminals are capable of handling and blending ethanol, one of two viable renewable oxygenates required for reformulated gasoline. The Company is an experienced ethanol user, having used ethanol since the early 1980s. In addition to cost efficiencies in supplying its retail network, the terminal distribution system allows efficient distribution of refinery production.

  The Company enters into refined product exchange agreements with unaffiliated companies to broaden its geographical distribution capabilities, and products are also received through 29 exchange terminals and distribution points throughout the Midwest.

  The Company's terminals and respective capacities, as of September 30, 1994, were as follows:

      TERMINAL                                                          CAPACITY
      --------                                                          --------
                                                                        (M BBLS)
      Blue Island, IL..................................................    86.6
      Brecksville, OH..................................................   252.4
      Clermont, IN.....................................................   272.0
      Columbus, OH.....................................................   132.2
      Taylor, MI.......................................................   287.9
      Granville, WI....................................................   323.6
      Green Bay, WI....................................................   269.0
      Hammond, IN......................................................   816.9
      Hartford, IL.....................................................   567.0
      Marshall, MI.....................................................   248.3
      Peoria, IL.......................................................   163.2
      Rockford, IL.....................................................   143.2
      St. Louis, MO....................................................   471.3
      Toledo, OH.......................................................   195.4
                                                                        -------
          Total capacity............................................... 4,229.0
                                                                        =======

  The Company is also acquiring a crude oil terminal, two products terminals and an LPG terminal with associated pipelines as a part of the Port Arthur Acquisition. The Port Arthur Refinery's terminals and respective capacities, as of September 30, 1994, were as follows:

      TERMINAL                                                          CAPACITY
      --------                                                          --------
                                                                        (M BBLS)
      Beaumont, TX (crude oil and refined products).................... 3,220.0
      Fannett, TX (LPG)................................................ 2,500.0
      Port Arthur Products Station (approximately 33% interest)........ 1,831.5
                                                                        -------
          Total capacity............................................... 7,551.5
                                                                        =======

  The Company's pipeline interests, as of September 30, 1994, were as follows:

      PIPELINE        TYPE             INTEREST         ROUTE
      --------        ----             --------         -----
      Southcap        Crude              36.0%          St. James, LA to Patoka, IL
      Chicap          Crude              22.7           Patoka, IL to Mokena, IL
      Wolverine       Products            9.5           Chicago, IL to Toledo, OH
      West Shore      Products           11.1           Chicago, IL to Green Bay, WI

  These pipelines operate as common carriers pursuant to published pipeline tariffs, which also apply to use by the Company. Clark also owns a dedicated pipeline from the Blue Island refinery to a company-owned terminal in Hammond, Indiana. Clark Pipe Line owns a 33.1% interest in the Capwood Pipeline and leases space of approximately 15,000 barrels per day on the ARCO Pipeline. Each of these pipelines transports crude oil to the Hartford refinery.

 Supply

  The Company's integrated refining and marketing assets are strategically located in the Midwest in close proximity to a variety of supply and distribution channels. As a result, the Company has the flexibility to acquire the most economic domestic or foreign crude oil and the ability to distribute its products to its own system and to most domestic wholesale markets.

  The Company's Illinois refineries are located on major inland water transportation routes and are connected to various regional, national and Canadian common carrier pipelines. The Company has a minority interest in several of these pipelines. The Blue Island refinery can receive Canadian crude oil through the Lakehead Pipeline from Canada, foreign and domestic crude oil through the Capline Pipeline system originating in the Louisiana Gulf Coast region, and domestic crude oil originating in West Texas, Oklahoma and the Rocky Mountains through the Arco Pipeline system. The Hartford refinery has access to foreign and domestic crude oil supplies through the Capline/Capwood Pipeline systems and access to West Texas, Oklahoma and Rocky Mountain crude oil through the Platte Pipeline system. Both refineries are situated on major water transportation routes which provide flexibility to receive crude oil or intermediate feedstocks by barge when economical. In addition, Port Arthur's Texas Gulf Coast location will provide access to additional crude oil sources.

  The Company has a sour crude oil supply contract with P.M.I. Comercio Internacional, S.A. de C.V. ("PMI"), an affiliate of Petroleos Mexicanos, S.A. de C.V. This contract is cancelable upon three months' notice by either party, but it is intended to remain in place for the foreseeable future. The volume is currently 35,000 barrels per day of Maya crude oil, with price determination based on a market-related formula applicable to all PMI U.S. customers. Other term crude oil supply agreements primarily consist of Canadian crude oil delivered to Blue Island. Approximately 23,000 barrels per day are currently under contract with two Canadian suppliers, cancelable with two months' notice by either party with another 10,000 barrels per day under contract through December 1994 without provision for cancellation. These contracts provide approximately one-half of the Company's crude oil requirements prior to the Acquisition.

  In addition to gasoline, the Company's refineries produce other types of refined products. No. 2 diesel fuel is used mainly as a fuel for diesel burning engines. No. 2 diesel fuel production is moved via pipeline or barge to the Company's 14 product terminals and is sold over the Company's terminal truck racks or through refinery pipeline or barge movement. Other production includes residual oils (slurry oil and vacuum tower bottoms) which are used mainly for heavy industrial fuel (e.g., power generation) and in the manufacturing of roofing flux or for asphalt used in highway paving. The Port Arthur Refinery will also enable the Company to offer jet fuel.

  The Company supplies marketing requirements for gasoline and diesel fuel first, then distributes products to its wholesale operations based on the highest average market returns before being sold into the spot market.

 Planning and Economics

  The Company employs sophisticated linear programming models to optimize refinery operations. These models enable the Company to predict the yield structure of given crude oils and feedstocks, facilitating optimal feedstock combinations and production of the most advantageous refined product mix for a given set of market conditions. In this manner, the Company is able to take advantage of lower cost crude oils and adjust the output mix in response to changing market prices at any given time.

 Inventory Management

  The Company employs several strategies to minimize the impact on profitability due to the volatility in feedstock costs and refined product prices. These strategies generally involve the purchase and sale of exchange traded, energy-related futures and options with a duration of six months or less. In addition, the Company to a lesser extent uses energy swap agreements similar to those traded on the exchanges, such as crack spreads and crude oil options, to better match the price movements in the Company's markets as opposed to the delivery point of the exchange-traded contract. These strategies are designed to minimize, on a short-term basis, the Company's exposure to the risk of fluctuations in crude oil prices and refined product margins. The number of barrels of crude oil and refined products covered by such contracts varies from time to time. Such purchases and sales are closely managed, balanced daily and subject to internally established risk standards and covenants contained in the Clark Credit Agreement. The results of these existing hedging activities affect refining costs of sales and inventory costs.

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

  Clark manages its total inventory position in a manner consistent with a hedging policy which states that a normal operating inventory level (base load) will not be hedged, while material builds or draws from this level will be offset by appropriate hedging strategies to protect against an adverse impact due to unfavorable price moves. With the acquisition of the Port Arthur Refinery and its associated inventory, this base load level will approximately double. The Company's retail network also reduces risk by providing market sales representing approximately 75% of the refineries' gasoline production. In addition, the retail network benefits from a reliable and cost effective source of supply.

 Capital Investment

  The Company continually strives to increase its refineries' efficiency and competitive position to meet changing market and regulatory demands. The Company believes that its current strategic capital expenditure plan to comply with mandatory environmental and other regulatory requirements should continue to position the Company to compete effectively. The business strategy evaluates the costs and benefits of complying with environmental regulations, especially those capital projects which are primarily discretionary. The Company evaluates these primarily discretionary environmental compliance expenditures with the goal of incurring such expenditures only when satisfactory returns are expected. The Company plans to optimize capital investments by linking capital spending to cash flow generated within each of Clark's operations.

 Clean Air Act/Reformulated Fuels

  Under the Clean Air Act, the U.S. Environmental Protection Agency ("EPA") promulgated regulations mandating maximum sulfur content for diesel fuel offered for sale for on-road consumption, which became effective in October 1993. Additional EPA regulations include guidelines for reformulated gasoline to be effective by 1995 for nine regions in the U.S., including Chicago and Milwaukee, the only two currently affected metropolitan areas in Clark's existing markets. The Company, and virtually all other domestic refineries producing gasoline, may be required to make significant capital expenditures to comply with these new requirements.

  The Company has preliminary plans to complete a number of environmental and other regulatory capital expenditure programs over the period 1994 to 1998. Environmental and regulatory expenditures consist of two major categories: mandatory projects to comply with regulations pertaining to ground, water and air contamination and occupational, safety and health issues, and discretionary projects which primarily involve the reformulation of refined fuel for sale into certain defined markets. The Company estimates that excluding the Port Arthur Refinery, total mandatory refining expenditures for environmental and regulatory compliance from 1994 through 1998 will be approximately $100 million. Costs to comply with future regulations can not be estimated.

  Company expenditures required to comply with reformulated fuels regulations are primarily discretionary, subject to market conditions and economic justification. The reformulated fuels programs impose restrictions on properties of fuels to be refined and marketed, including those pertaining to gasoline volatility, oxygenated content, detergent addition and sulfur content. The regulations regarding these fuel properties vary in markets in which the Company operates, based on attainment of air quality standards and the time of the year. Modifications being implemented in 1994 in the refining division to meet the requirements of the Clean Air Act and to produce 50% RFG at the Blue Island refinery are estimated to cost from $10 to $12 million.

  The Company has invested $23 million in a project initiated to produce low sulfur diesel fuel at the Hartford refinery which was delayed in 1992 based on internal and third party analyses that indicated an oversupply of low sulfur diesel fuel capacity in the Company's marketplace. These analyses projected relatively narrow price differentials between low and high sulfur diesel products which have thus far been borne out after the initial transition to the low sulfur regulations. High sulfur diesel fuel is utilized by the railroad, marine and farm industries. If price differentials widen sufficiently to justify investment, the Company could install this equipment over a 14 to 16 month period at an estimated additional cost of $40 million. The Company believes there may be potential for improved future economic returns related to the production of low sulfur diesel fuel, but is presently deferring further construction on this project. The Company believes that it would not recover its entire investment in this project should the project not be completed.

  The Company is currently evaluating the installation of a sulfur plant at the Hartford refinery to replace its processing arrangement with a neighboring refinery. This project would be completed in 1996 and is currently estimated to cost $35 to $45 million. The Company is pursuing tax-exempt financing to fund the sulfur plant project. If the Company decides to install equipment necessary to produce RFG at the Hartford refinery, the FCC gasoline desulfurizer and related equipment are estimated to cost $55 to $65 million. These estimated costs have declined from 1993 as the Company has determined more cost-effective methods to comply with regulations.

 Market Environment

  The Company believes that it is well positioned to benefit from anticipated improvements in refining industry profitability. These improvements are expected to result from increased demand for refined products at a time when domestic refinery utilization is nearing its maximum crude oil processing limits and industry capital expenditures are expected to decrease. Industry studies indicate that a more favorable balance in supply and demand for refined light petroleum products has developed in the United States since 1983. Capacity utilization for the industry equaled 91.5% in 1993 (compared to 71.7% in 1983) and 91.6% for the first six months of 1994. The Company believes that the maximum sustainable refining industry capacity utilization is approximately 93.0% due to the requirements for regular maintenance.

  Industry studies attribute the prospect for improving refining industry profitability to, among other things: (i) the high utilization rates of U.S. refineries; (ii) continued economic-related growth in the demand for gasoline in the United States; (iii) the decreasing level of planned capital expenditures for additional refining capacity capable of producing higher-value light petroleum products, such as gasoline and diesel fuel; and (iv) the objective of those refiners that have invested significant capital in environmental-related projects to obtain returns on these investments through higher product prices. Based on its experience and several industry studies, the Company believes that the U.S. refining industry may evidence gradual margin improvement through the end of the decade.

  The Company believes that significant additional domestic grass roots construction is unlikely because of high capital costs and stringent environmental regulations. The last grass roots refinery in the United States was built in the mid 1970s. The only significant increase in refining crude oil processing capacity that the Company anticipates in the next few years is the planned restart of up to 200,000 barrels per day of capacity at the Good Hope refinery in Louisiana by year-end 1995 which is subject to financing.

  During the last three years, several United States refiners have announced plans to sell or close refineries as a result of the high capital expenditures required to produce reformulated gasoline and to comply with the Clean Air Act and other environmental regulations. While much of this capacity has been closed, industry sources estimate that an incremental 200,000 barrels per day of capacity could be closed by 2000. These reductions in capacity will partially offset the addition of oxygenates (ethanol, MTBE and ETBE) which will be added to the gasoline pool to meet the RFG specifications which will go into effect in non-attainment areas on January 1, 1995.

  United States gasoline demand has increased by an average of 1% to 2% over the last decade. Industry studies anticipate this demand to continue to track economic growth as measured by statistics such as gross domestic product. In addition, the demand for gasoline in Europe and Asia is expected to increase as these areas emerge from recession, reducing the incentive for foreign refiners to export gasoline to the U.S. The more restrictive RFG specifications and conventional gasoline regulations may also reduce the ability of foreign refiners to supply imported product.


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

  Refining industry capital expenditure budgets in the United States in the past five years have been high relative to historic levels and have primarily focused on compliance with current and proposed environmental regulations, such as those mandated by the Clean Air Act which provide, among other things, that
(i) as of November 1992, 39 cities which had failed to attain mandated carbon monoxide air quality standards were required to use oxygenated gasoline for four to twelve months of each year depending upon each area's historical noncompliance period, and (ii) beginning in 1995, the nine cities which have the worst ozone quality, including the Chicago and Milwaukee metropolitan areas which are key Clark markets, will be required to use RFG throughout the year in order to decrease the emission of hydrocarbons and toxic pollutants. Another 87 areas which have failed to attain ozone air quality standards may elect to use RFG throughout the year.

  Industry studies also indicate that planned 1994 capital expenditures for the domestic refining industry will be significantly lower than the peak expenditures made during 1992 to comply with then recently adopted environmental regulations. These studies also indicate that capital expenditures to increase capacity are expected to continue to decline through 1997. Although some refineries increased light production capabilities in conjunction with recent environmental project capital spending, the current reduction in capital spending and increased environmental regulations should limit the addition of incremental light petroleum product production capacity at refineries in the United States. Much of this decline in capital spending has occurred in the regions which include the Company's Illinois refineries and the Port Arthur Refinery.

  The differential in the cost of light crude oil versus heavy crude oil has narrowed in recent years due to construction of additional coking capacity as well as an increased percentage of light crude oil availability in the marketplace. Industry studies anticipate this differential to widen in the future due to the reduction in capital spending for new residual oil conversion capacity. Additionally, the differential is anticipated to widen with increased demand for light products that result in utilization of existing conversion capacity requiring incremental crude oil throughput to be lighter, thus increasing its demand and the relative cost. Since the Hartford and Port Arthur refineries have coking capability which enables the processing of heavy crude oil when this differential becomes attractive, the Company believes this development could have a favorable impact on the Company's cash flow and earnings.

 Strategy

  The refining division has developed a strategy consistent with the Company's overall business strategy that focuses on improving productivity, changing culture, optimizing capital investments and growth. This strategy is described in more detail with respect to productivity and culture as follows:

  Productivity. The refining division operates in a commodity-based market environment in which market prices for crude oil and refined products are largely beyond its control. Accordingly, the refining division focuses on improving productivity by increasing production, enhancing yields and minimizing operating costs.

Over the past two years, the refining division has identified and implemented, or is in the process of implementing, numerous productivity improvement initiatives. The Company anticipates that additional productivity improvements will be identified and implemented in future periods. To date, the refining division has been implementing productivity projects with payouts estimated by the Company to be less than 18 months. Examples of some of the productivity improvements at the Blue Island and Hartford refineries follow:

  Blue Island

. FCC unit charge. A review by independent consultants and Company personnel of the FCC unit resulted in the development of an operating plan to optimize the operation of the unit and increase its effective throughput limits while maintaining carefully determined operational, environmental, and safety guidelines. As a result of implementing this plan, the capacity of the FCC unit was increased from approximately 25,000 barrels per day to a nominal rate of 31,000 barrels per day in 1994.

. Sour crude charge. Since it began operation, the refinery has processed sweet crude oil because of its availability. As a result, the sulfur content of the refinery's distillate product was significantly better than market specifications, but the Company did not receive any premium to other high sulfur but on-specification product. Therefore, the Company was not taking advantage of the differential between sour and sweet crude oil with similar yields. In order to address this opportunity, the Company made minor modifications to its operations in 1993 to process some amount of lower cost sour crude oil. This operating change resulted in the refinery's 1994 crude slate consisting of 25% sour crude oil.

. Crude charge. Historically, the refinery operated using a crude oil throughput limit of approximately 70,000 barrels per day. Following studies by consultants and Company engineers, it was determined that the equipment could safely process higher rates of crude oil with minor unit investments of approximately $0.5 million. Crude oil throughput rates of approximately 80,000 barrels per day have been achieved in the nine months ended September 30, 1994. Following additional planned debottlenecking projects, crude oil throughput rates are anticipated to increase by an additional amount in 1995.

  Hartford

. Deep cut project. The operating parameters for the crude vacuum unit were changed to yield higher production of gas oil and reduced coker charge amounts. Gas oil is a higher value product than coker charge.

. FCC fractionation. The operation of the FCC unit fractionation tower was modified to enable the recovery of a greater amount of light cycle gas oil from the slurry bottoms. Light cycle gas oil is a higher value products than slurry bottoms.

. Reformer guard bed and reactor. This project included installing reactor modifications constructed from an existing spare tower to eliminate undesirable feed constituents prior to processing through the primary catalyst beds. As a result, the improved operating efficiency of the reformer yielded decreased production of less desirable light end products, produced more hydrogen and decreased the amount of scheduled downtime necessary for catalyst regeneration.

. LVGO versus crude preheat. By using light vacuum gas oil ("LVGO") waste heat and a spare exchanger to preheat crude oil, this project resulted in increased crude unit throughput of approximately 2,000 barrels per day.

. Well water cooler. The temperature in the coker trim cooler was lowered by using 58(degrees)F well water rather than 90(degrees)F cooling tower water. The lower temperature resulted in additional condensation and enabled recovery of hydrocarbon products that were previously flared.

 Refining Culture. The refining division emphasizes an entrepreneurial approach which uses employee incentives to enhance financial performance through productivity, regulatory compliance and safety. All refining division employees participate in a variety of incentive programs. The Company believes that these incentive programs encourage employees to operate in a safe and productive manner and promotes innovation.

MARKETING

  The Company markets gasoline and convenience products in twelve Midwestern states through a retail network of 821 stores at September 30, 1994. The Company also markets refined petroleum products through a wholesale program to distributors, chain retailers and industrial consumers.

 Retail Overview

  The Company's retail system began operations during the 1930s with the opening of Old Clark's first store in Milwaukee, Wisconsin. Old Clark then expanded throughout the Midwest. At its peak in the early 1970s, Old Clark operated more than 1,800 retail stores and had established a strong market reputation for high octane gasoline at discount prices. In subsequent years, Old Clark, in line with the general industry trends, rationalized its operating stores by closing down marginal locations. During the 1970s, the majority of Old Clark's stores were dealer-operated. To ensure more direct control of its marketing and distribution network, Old Clark assumed operation of most of its stores from 1973 through 1983.

  As of September 30, 1994, the Company had 821 retail stores, all of which operated under the Clark brand name. Of these 821 stores (733 owned and 88 leased), the Company directly operated 811 and the remainder were dealer-operated. The Company believes that the high proportion of company-operated stores enables Clark to respond more quickly and uniformly to changing market conditions than major oil companies which generally have most of their stores operated by dealers or jobbers. Virtually all stores are self-service and all sell convenience products.

  More than half of the Company's stores are in major metropolitan areas. The Company's three highest volume core metropolitan markets are Chicago, Detroit and Cleveland. The Company's core markets are markets in which the Company believes it can maintain or develop market share of 8% to 15% in order to leverage brand recognition, promotions and other marketing and operating activities. The geographic distribution of retail stores by state, as of September 30, 1994, was as follows:

                   GEOGRAPHICAL DISTRIBUTION OF RETAIL STORES

                                                        COMPANY   DEALER  TOTAL
                                                        OPERATED OPERATED STORES
                                                        -------- -------- ------
      Illinois.........................................   209       --     209
      Ohio.............................................   179        3     182
      Michigan.........................................   167        2     169
      Indiana..........................................    92       --      92
      Wisconsin........................................    77        4      81
      Missouri.........................................    47        1      48
      Other states (a).................................    40       --      40
                                                          ---      ---     ---
        Total..........................................   811       10     821
                                                          ===      ===     ===

- --------
(a) Iowa, Kansas, Kentucky, Minnesota, Pennsylvania and West Virginia

  To improve gasoline sales volumes and margins, in 1989 the Company began introducing special blending dispenser pumps to market three grades of gasoline and is presently installing canopies at its stores. The Company believes the blending pumps improve volumes and margins by enabling the Company to market a more profitable mid-grade gasoline without the installation of costly additional underground storage tanks. In addition, the Company believes that the installation of canopies will improve gasoline sales volumes due to better lighting and shelter from adverse weather conditions. At September 30, 1994, approximately one-half of the Company's stores had blending pumps and over one-half had canopies. The Company expects that by the end of 1995 approximately 75% of its stores will have blending dispensers, and virtually all stores will have canopies.

  Until 1989, retail sales were primarily for cash as customers were charged a premium for credit card purchases. In 1989, the Company upgraded its credit processing system, enabling it to receive payments for credit card sales within 48 hours. Simultaneously, the Company revised its pricing policy to charge the same price for cash and credit card purchases in order to remain competitive with other gasoline retailers. Also in 1989, a business fleet card program was initiated to attract a new segment of customers. Fleet customers are provided with a proprietary credit card and detailed vehicle statistical information which is included on a convenient monthly invoice.

  The Company has implemented a number of environmental projects at its retail stores. These projects include the ongoing Company response to the September 1988 regulations that provided for a 10 year transition period through 1998, and are related to the design, construction, installation, repair and testing of underground storage tanks and the requirement of the Clean Air Act to install Stage II vapor recovery systems at certain retail stores. The Company has underground storage tank leak detection devices installed at nearly all retail locations and has underground storage tanks and lines at approximately one-half of all locations that meet the September 1998 federal underground storage tank compliance deadline. The Company estimates that mandatory retail capital expenditures for environmental and regulatory compliance from 1994 through 1998 will be approximately $50 million. Costs to comply with future regulations cannot be estimated.

 Market Environment

  The retail markets have historically been highly competitive with a number of well capitalized major oil companies and both large and small independent competitors. Industry studies indicate that over the last several years, the retail markets have been characterized by several significant trends including
(i) increased store rationalization to fewer geographic regions and (ii) increased consumer emphasis on convenience.

. Rationalization. During the past several years, the retail market has experienced increasing concentration of market share in selected and fewer geographic regions as major oil companies have divested non-strategic locations and have focused efforts on targeted areas, many of which are near strategic supply sources. Additionally, smaller operators have closed marginal and unprofitable locations as a result of increasing environmental regulations requiring replacement of underground storage tanks. The lack of additional favorable sites in existing markets and the high cost of construction of new facilities are also believed to be a barrier to new competition.

. Consumer Emphasis on Convenience. Industry studies indicate that consumer buying behavior continues to reflect the effect of increasing demands on consumer time. Convenience and the time required to make a purchase are increasingly important considerations in the buying decision.

  The Company believes these two trends may result in decreased competition and a corresponding increase in market share in the Company's core markets.

  Since 1982, United States gasoline demand has grown by an average of 1% to 2% annually and industry studies anticipate this demand will continue to track economic growth. Other factors which contribute to the modest growth outlook for gasoline include: (i) the lower energy content of oxygenated gasoline compared with conventional gasoline and the resultant lower miles per gallon of this fuel when used in the existing automobile fleet, (ii) the declining differential between the fuel efficiency of the existing and retiring automobile fleet and (iii) the anticipation of relatively small increases in fuel economy of new car models.

 Strategy

  The Company's retail network is over 98% company-operated. Market research conducted in 1992 indicated that Clark was the third most recognized gasoline brand in its market area. The Company believes that its control over its retail operations combined with its established brand name in its market are competitive advantages. In addition, the Company believes it can add to these advantages by implementing programs to optimize capital expenditures, strengthen brand reputation, grow through acquisitions and maximize customer satisfaction. The Company has developed plans to achieve its strategic goals by focusing on a market segment philosophy designed to increase sales volumes, profits and return on investment by positioning the Company as the premier value-oriented marketer of gasoline and On The Go(TM) items in the Midwestern United States.

. Marketing focus. The Company believes its retail market focus--high quality products and fast delivery of services at competitive prices--has not been fully captured in the retail gasoline industry. The Company also believes it can exploit this opportunity by consistently providing fast service and selected convenience products that satisfy immediate consumption demand (the Company's On the Go(TM) theme). The Company has developed the On The Go(TM) theme to capture this opportunity, strengthen the brand image and differentiate Clark from (i) the major oil companies, which typically invest more in their locations and price gasoline at a higher level, (ii) the convenience store companies, which offer a full range of grocery items in addition to gasoline and have a large investment in inventory and square footage and (iii) the unbranded independents, whose gasoline quality may be perceived to be inferior.

. Core markets focus. Market business planning is a management tool that was adopted by the Company in 1992 as the principal method to define preferred gasoline markets. This method utilizes economic, demographic and market data to develop market specific plans for both asset and operational strategies. The Company focuses on core markets where it has, or can develop, a competitive advantage with targeted market share of between 8% and 15%. In those markets where the Company already has a competitive strength on which to build or where similar opportunities have been identified, the Company will consider expanding through development and acquisition of stores and a branded jobber program. The Company has contracted to acquire through an operating lease 35 stores in the Chicago market. In those market areas where the Clark brand name is not strong and the Company has a lower market ranking, the Company will divest retail locations if favorable sale opportunities arise. The Company has recently exited the Louisville, Kentucky and Evansville, Indiana markets and has identified the Minnesota, Kansas and Western Missouri for potential store divestitures.

  The retail division has developed a strategy consistent with the Company's overall business strategy. Key elements of this strategy include:

. Improving productivity. The retail division's goal is to achieve significant productivity gains, exclusive of market impacts. Planning and key initiatives are based on this constant margin philosophy to focus the organization on earnings separate from those which reflect only a market impact. For example, monthly gasoline volumes per store increased 9.4% from 1992 to 1993 and 5% from the first nine months of 1993 to the comparable period of 1994 and monthly convenience product gross margins per store increased 18.5% from 1992 to 1993 and 10% from the first nine months of 1993 to the comparable period in 1994.

. Optimizing capital investments. Capital investments are linked to marketing division earnings. Capital is budgeted for projects to achieve the retail division's environmental goals, productivity improvements and acquisitions. Funds are also allocated for investments such as the reimage program (approximately $18,000 per location) and store expansion project (approximately $45,000 to $55,000 per location) which the Company believes are significantly below investments made by its key competitors for upgrades of retail facilities.

. Promoting entrepreneurial culture. The retail division employs a decentralized team-oriented culture with training programs and employee incentives to deliver service that exceeds customer expectations. The Company believes that customer satisfaction is linked to employee satisfaction and that its incentive systems and feedback processes will contribute to the performance and motivation of its focused workforce.

. Growing through acquisitions. The Company has a target of 8% to 15% market share in core markets. Plans have been established to attain the market share target by improving volumes at existing facilities, building new facilities and acquiring competitors' stores.

 Implementation and Results

  Implementation of the On The Go(TM) theme began in 1993. This program involves many changes in the Company's human resource development, marketing programs and facilities. The Company believes the implementation of this theme has produced improved retail division results in both 1993 and during the first nine months of 1994.

. Human resources development. The Company believes that much of the improvement in retail division results can be attributed to employee development programs that have been fully implemented. Many management and skilled position personnel have been hired from successful competitors and from other highly regarded corporations and retailers with similar market and customer characteristics. Employee performance is monitored versus aggressive goals and this measurement provides the basis for the division's incentive program. Clark's store managers have the flexibility to price gasoline and to select and price convenience products, but also the responsibility to achieve acceptable gross margin results. Other areas of the organization are responsible for supporting the stores' efforts to provide value and service to existing customers as well as to attract new customers. The Company has committed significant resources to employee training and development. The Company believes this effort has resulted in improved operations, gasoline pricing, customer service and convenience product merchandising.

. Marketing programs. Marketing programs have been implemented to attract new customers as well as create a new consumer image for Clark. Clark's annual "signature" promotion in 1993 and 1994 offered all grades of gasoline for the same price as regular gasoline. This program resulted in significant increases in total gallons during the three week promotional period. In addition, the Company believes that the promotion has largely been responsible for the approximate 50% improvement in the sale of higher margin mid-grade and premium gasoline from the nine month period ended September 30, 1992 to the comparable period in 1994. Additional programs have included system-wide monthly convenience product promotions with attractive point of sale materials, and managers' specials which are targeted to local demographics and customer preferences.

. Facility development. The Company is implementing a four-phase approach to its facilities strategy. This approach is designed to improve productivity and profitability while creating a sustainable competitive position in the marketplace.

  Phase I: This phase was designed to change the convenience product offering to an On The Go(TM) mix while decreasing the reliance on tobacco products. Store interior remodeling was completed in late 1993 which added fountain machines, three door coolers and attractive and functional wall display systems that increased the available sales area in substantially all of Clark's stores. The Company believes that this program contributed to the increase in convenience product revenue for non-tobacco products from 32% of total convenience product sales for the nine months ended September 30, 1992 to 39% for the nine months ended September 30, 1994. The Company believes this program has also contributed to the improvement of convenience product gross margins from approximately $4,000 per month per store for the nine months ended September 30, 1992 to $5,800 per month per store for the nine months ended September 30, 1994.

  Phase II: In this phase, the Company developed a reimaging plan for its retail network to modernize stores and convert to Clark's new logo and vibrant color scheme. The Company began implementing this program in March 1994 in Toledo, Ohio, one of its core markets. The Company completed the reimaging of these 26 stores in May 1994 and completed the Detroit market in July 1994. The Company estimates that, for these two markets, gross gasoline volumes increased 8% and convenience product sales increased 16% for the first seven months of 1994 compared with the prior year period. The Company attributes most of this increase to the reimaging program, noting that the stores were reimaged during only part of 1994. The Company had reimaged 322 stores by September 30, 1994 and expects to complete a total of 408 stores by the end of 1994 and the remainder in 1995. No assurance can be given that the results realized in the Toledo and Detroit stores will be sustained or duplicated in the Company's other markets.

  Phase III: In this phase, the Company developed optimization projects which resulted from the Company's market business planning process. This phase involves adding canopies, enlarging selected stores, and providing new gasoline dispensers and islands and more visible signage. The Company's results indicate that the addition of canopies increased gasoline gallons by 15% and convenience product revenues by 16% after one year of operation. The Company's goal is to have a canopy at every store by December 31, 1995. The implementation of Clark's S.M.A.R.T. (Smart Merchandising And Rapid Turns) program to modestly enlarge the store sales area to approximately 400 square feet has contributed to gasoline sales increases at these stores of 8% and convenience product revenue increases of 16% for the nine months ended September 30, 1994 compared to the comparable period in 1992.

  Phase IV: In this phase, the Company will add new stores and product offerings such as car washes, branded fast food, dispenser credit card readers and private label products. The Company has conducted extensive research for all of these concepts and has developed aggressive plans for Phase IV implementation.

 Wholesale Overview

  Clark's wholesale marketing program consists of direct petroleum product sales to profitable truck rack customers as an alternative to spot market sales. In 1992, the Company began to develop this channel and broaden its wholesale customer base by increasing the number of sales representatives and becoming a more consistent supplier. In addition, in anticipation of the October 1993 deadline for low sulfur on-road diesel fuel, the Company focused efforts on building market presence and customer relationships with off-road diesel fuel users. In the first nine months of 1994, the Company's sales of gasoline and diesel fuel to wholesale markets in the Midwest represented approximately 34% and 65%, respectively, of its gasoline and diesel fuel refining production.

  To meet marketing requirements that at times exceed the Company's own refining production, and to benefit from economic and logistical advantages which may occur, the Company also supplies its retail and wholesale networks through exchanges and purchases of refined product from other suppliers. The Company sells its gasoline and diesel fuel on an unbranded basis to approximately 600 distributors and chain retailers. The Company believes these sales offer higher profitability than spot market alternatives. Railroads, barge lines and other industrial end-users represent the largest share of other wholesale customers. The Company believes that a branded distributor program and further focus on the transportation industry offers significant opportunity for incremental sales volumes and earnings in the future.

COMPETITION

  The refining and marketing segment of the oil industry is highly competitive. Many of the Company's principal competitors are integrated multinational oil companies that are substantially larger and better known than the Company. Because of the diversity, integration of operations, larger capitalization and greater resources, these major oil companies may be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain crude oil in times of shortages.

  The principal competitive factors affecting the Company's refining division are crude oil and other feedstock costs, refinery efficiency, refinery product mix and product distribution and transportation costs. Certain of the Company's larger competitors have refineries which are larger and, as a result, could have lower per barrel costs or high margins per barrel of throughput. The Company has no crude oil reserves and is not engaged in exploration. The Company obtains all of its crude oil requirements from unaffiliated sources. The Company believes that it will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

  The principal competitive factors affecting the Company's retail marketing division are locations of stores, product price and quality, appearance and cleanliness of stores and brand identification. Competition from large, integrated oil and gas companies, as well as convenience stores which sell motor fuel, is expected to continue. The principal competitive factors affecting the Company's wholesale marketing business are product price and quality, reliability and availability of supply and location of distribution points.

ENVIRONMENTAL MATTERS

 Compliance Matters

  Operators of refineries and gasoline stores are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including those governing emissions of air pollutants, discharges of wastewaters and storm waters, and the handling and disposal of non-hazardous and hazardous waste. Many of these laws authorize the imposition of civil and criminal sanctions upon companies that fail to comply with applicable statutory or regulatory requirements. The Company believes that, in all material respects, its existing operations are in compliance with such laws and regulations.

  However, the Company's existing operations are large and complex. The numerous environmental regulations to which they are subject are complicated, sometimes ambiguous, and often changing. It is therefore possible that there are areas in which the Company's existing operations are not currently in compliance with all environmental laws and regulations. Accordingly, the Company may be required to make additional expenditures to comply with existing requirements.

  The Company anticipates that, in addition to expenditures to comply with existing environmental requirements, it will incur additional costs in the future to comply with new regulatory requirements arising from recently enacted statutes (such as the Clean Air Act requirements for operating permits and control of hazardous air pollutants) and possibly with new statutory requirements.

  Federal, state and local laws and regulations establishing various health and environmental quality standards and providing penalties for violations thereof affect nearly all of the operations of the Company. Included among such statutes are the Clean Air Act, the Resource Conservation and Recovery Act of 1977, as amended ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Also significantly affecting the Company are the rules and regulations of the Occupational Safety and Health Administration ("OSHA").

  The Clean Air Act requires the Company to meet certain air emission standards and to obtain and comply with the terms of emission permits. The RCRA empowers the EPA to regulate the treatment and disposal of industrial wastes and to regulate the use and operation of underground storage tanks. CERCLA requires notification to the National Response Center of releases of hazardous materials and provides a program to remediate hazardous releases at uncontrolled or abandoned hazardous waste sites. CERCLA was amended and reauthorized by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"). Title III of SARA, the Emergency Planning and Community Right to Know Act of 1986, relates to planning for hazardous material emergencies and provides for a community's right to know about the hazards of chemicals used or manufactured at industrial facilities. The OSHA rules and regulations call for the protection of workers and provide for a worker's right to know about the hazards of chemicals used or produced at facilities.

  Regulations issued by the EPA in 1988 with respect to underground storage tanks require the Company, over a period of up to ten years, to install, where not already in place, detection devices and corrosion protection on all underground tanks and piping at retail gasoline outlets. The regulations also require periodic tightness testing of underground tanks and piping. Commencing in 1998, operators will be required under these regulations to install continuous monitoring systems for underground tanks.

  In March 1989, the EPA issued Phase I of regulations under authority of the Clean Air Act requiring a reduction for summer months in 1989 in the volatility of gasoline ("RVP") (the measure of the amount of light hydrocarbons contained in gasoline, such as normal butane, an octane booster). In June 1990, Phase II regulations were issued by the EPA which required further reduction in RVP beginning in May 1992. The Clean Air Act also established nationwide RVP standards effective May 1992, but these do not exceed the EPA's Phase II standards.

  The Clean Air Act will impact the Company primarily in the following areas:
(i) beginning in 1995, a "reformulated" gasoline (which would include content standards for oxygen, benzenes and aromatics) is mandated for gasoline sold in the nine worst ozone polluting cities, including Chicago and Milwaukee in the Company's market area; (ii) Stage II hose and nozzle controls on gas pumps to capture fuel vapors in nonattainment areas, including 400 company stores; (iii) more stringent refinery permitting requirements; and (iv) stricter refinery waste disposal requirements as a broader group of wastes are classified as hazardous. In addition, EPA regulations required that after October 1, 1993 the sulfur contained in on-road diesel fuel produced in the U.S. must be reduced.

  The Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws which may develop in the future, could have an adverse effect on the financial position or operations of the Company and could require substantial additional expenditures by the Company for the installation and operation of pollution control systems and equipment. See "--Legal Proceedings."

 Remediation Matters

  In addition to environmental laws that regulate the Company's on-going operations, Clark's various operations also are subject to liability for the remediation of contaminated soil and groundwater. Under CERCLA and analogous state laws, certain persons may be liable as a result of the release or threatened release of hazardous substances into the environment. Such persons include the current owner or operator of property where such releases or threatened releases have occurred, any persons who owned or operated such property during the time that hazardous substances were released at such property, and persons who arranged for the disposal of hazardous substances at such property. Liability under CERCLA is strict. Courts have also determined that liability under CERCLA is, in most cases, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances. As a practical matter, liability at most CERCLA (and similar) sites is shared among all the solvent "potentially responsible parties" ("PRPs"). The most relevant factors in determining the probable liability of a party at a CERCLA site usually are the cost of investigation and remediation, the relative amount of hazardous substances contributed by the party to the site, and the number of solvent PRPs.

  The release or discharge of petroleum and hazardous materials can occur at refineries, terminals and stores. The Company has identified a variety of potential environmental issues at its refineries, terminals and stores. In addition, each refinery has areas on-site which may contain hazardous waste or hazardous substance contamination and which may have to be addressed in the future at substantial cost. Many of the terminals may also require remediation due to the age of tanks and facilities and as a result of current or past activities at the terminal properties including several significant spills and past on-site waste disposal practices.

  The Company believes that there is also extensive contamination at the site on which the Port Arthur Refinery is located. However, as indicated under "The Port Arthur Acquisition," Chevron will retain primary responsibility for required remediation of most pre-closing contamination, with Clark retaining responsibility for the soil under the active operating units.

  In 1988 and 1989, Clark received correspondence from the EPA inquiring into the nature of Clark's involvement with respect to certain off-site disposal locations known as the 9th Avenue Site (Gary, Indiana), the U.S. Scrap Site (Chicago, Illinois) and the Tex-Tin Site (Texas City, Texas), and indicating that the EPA believes Clark to be a PRP with respect to such sites. Information contained in such correspondence indicates that these sites were closed and no longer in operation prior to the time Clark commenced operations in November, 1988. Clark believes that any connection with these sites would have been on the part of Old Clark and, as such, believes it has no liability for these sites because of the terms of the Asset Purchase Agreement with Old Clark which provided that Clark would not assume environmental liabilities arising prior to the date of closing. Clark has notified the EPA of its position with respect to each of these sites and has had no subsequent contact from the EPA since that notification.

  The Company does not believe that it is a proper party to any of the above-described EPA claims. The Company cannot estimate costs for which it may ultimately be liable with respect to these three sites, but, in the opinion of the management of the Company, these costs should not have a material adverse effect on the Company's operations or financial condition. There can be no assurance that the Company will not be named as a PRP at additional sites in the future or that the costs associated with those sites would not be substantial.

  In late 1990, Clark received a letter from the Illinois Attorney General Environmental Control Division which included a report prepared by the Illinois Environmental Protection Agency ("IEPA") on its investigation of the Village of Hartford, Illinois ground water contamination. The report cited the history of the ground water contamination in the area including the installation by Old Clark in 1978 of recovery systems in Hartford for the removal of hydrocarbons from the surface of the ground water. The report identified Clark or Old Clark and two other oil companies as potential contributors to the contamination. In particular, it contended that Clark or Old Clark is the party primarily responsible for the hydrocarbon contamination and demanded that more aggressive and encompassing efforts be immediately initiated by Clark. Clark submitted its response to the letter and the report on January 15, 1991. In its response Clark indicated, without admission of legal liability, that it would continue to cooperate with the Illinois Attorney General and the IEPA by performing a remediation program meeting the objectives defined by the IEPA in its report. The response also contained data which disputed many of the contentions made by the IEPA. Clark's remediation plan was approved by the IEPA and the IEPA has issued all necessary permits to implement the remediation plan. The IEPA is provided with monthly progress reports. Clark successfully completed a major portion of the remediation work under an implementation plan that was submitted to the IEPA in August 1991. The necessity of future remediation work is being evaluated. Based upon the estimates of an independent environmental engineering firm, the Company established a $10 million provision for the estimated costs of its mitigation and recovery efforts in 1991, of which $3.6 million has been spent through September 30, 1994.

  Clark received an Administrative Complaint from the EPA on June 12, 1992 alleging record keeping violations of the RCRA concerning 22 stores in Michigan, Indiana and Wisconsin and seeking civil penalties of $600,000. On March 18, 1993, Clark received an Amended Complaint from the EPA involving similar allegations but reducing the amount of civil penalties sought to $100,000. Clark received an Administrative Complaint from the EPA on January 5, 1993 alleging record keeping and related violations of the Clean Air Act concerning the Hartford refinery and seeking civil penalties of $100,000. On July 11, 1994, the EPA filed an Amended Complaint alleging additional violations and increasing the amount of the total penalty sought to $200,000. The case was tried to an Administrative Law Judge on August 23-24, 1994, and is awaiting decision.

  An impoundment at the Hartford refinery contains hazardous wastes that were produced as the result of past operations. The Company has been evaluating remedial options with respect to that waste since 1992 and has been in discussions with the IEPA concerning those options. In April 1993 an employee of the IEPA told Clark that the presence of those hazardous wastes may require a permit under the RCRA and that in turn may require corrective action with respect to the entire refinery. Clark has received no formal notice or complaint with respect to these issues from the IEPA. Clark has begun an investigation with respect to the need for a permit and consequent corrective action. Based upon the estimates of an independent engineering firm, the Company established a $9.0 million provision for the estimated costs of site clean-up in 1992, of which $7.6 million has been spent through September 30, 1994 on remedial activities performed after notice to and comments from the IEPA.

  On May 5, 1993, Clark received correspondence from the Michigan Department of Natural Resources ("MDNR") indicating that the MDNR believes Clark may be a PRP in connection with groundwater contamination in the vicinity of one of its retail stores in the Sashabaw Road area north of Woodhull Lake and Lake Oakland, Oakland County Michigan. Clark has begun an initial investigation into the matters raised by the MDNR. On July 22, 1994, MDNR commenced suit against Clark and Chevron U.S.A. Products Co. seeking $300,000 for past response activity costs incurred by MDNR in connection with this site. Clark is still assessing the allegations contained in the Complaint, but believes it has good defenses to the allegations.

  The original refinery on the site of the Port Arthur Refinery began operating in 1904, prior to modern environmental laws and methods of operation. While the Company believes, as a result, that there is extensive contamination at the site, the Company is unable to estimate the cost of remediating such contamination. As discussed above under "The Port Arthur Acquisition," Chevron will be obligated to perform the required remediation of most pre-closing contamination. With respect to pre-closing contamination, the Company will assume responsibility only for remediation of the soil under the active operating units. However, as a result of the Acquisition, Clark may become jointly and severally liable under CERCLA for the costs of investigation and remediation at the site. In the unlikely event that Chevron is unable (as a result of bankruptcy or otherwise) or unwilling to perform the required remediation at the site, Clark may be required to do so. The cost of any such remediation could be substantial and could be beyond Clark's financial ability.

LEGAL PROCEEDINGS

  Forty-one civil suits by residents of Hartford, Illinois have been filed against Clark in Madison County Illinois, alleging damage from ground water contamination. The relief sought in each of these cases is an unspecified dollar amount. The litigation proceedings are in the initial stages. Discovery, which could be lengthy and complex, is only beginning. Clark moved to dismiss thirty-four cases filed in December 1991 on the ground that Clark is not liable for alleged activity of Old Clark. On September 4, 1992, the trial court granted Clark's motions to dismiss. The plaintiffs were given leave to re-file their complaints but based only on alleged activity of Clark occurring since November 8, 1988, the date on which the bankruptcy court with jurisdiction over Old Clark's bankruptcy proceedings issued its "free and clear" order. In November 1992, the plaintiffs filed thirty-three amended complaints, and nine other plaintiffs filed additional complaints. While it is not possible to determine whether or to what extent the Company will have any liability to other individuals arising from the ground water contamination, the Company believes that the outcome of these complaints will not have a material adverse effect on the Company's financial position.

  On May 4, 1994, the United States Equal Employment Opportunity Commission ("EEOC") filed a class action lawsuit against Clark in the United States District Court for the Northern District of Illinois alleging that Clark had engaged in a pattern of practice of unlawful discrimination against certain employees over the age of forty. The relief sought by the EEOC includes reinstatement or reassignment of the individuals allegedly affected, payment of back wages, an injunction prohibiting employment practices which discriminate on the basis of age and institution of policies to eradicate the effects of any past discriminatory practices. The Company believes the allegations to be without merit and intends to vigorously defend this action. It is too early to predict whether this case will go to trial, and, if so, what the risk of exposure to Clark would be at trial.

  Clark has also been named in various other suits and claims. While it is not possible to estimate with certainty the ultimate legal and financial liability with respect to these other legal proceedings, the Company believes the outcome of these other suits and claims will not have a material adverse effect on the Company's financial position.

  On October 7, 1994, the FCC processing unit at the Blue Island refinery experienced an on-site electrical malfunction which resulted in the release of catalyst, a granular material, to the atmosphere. The release resulted in the temporary evacuation of certain areas near the refinery, including a high school.

Approximately 50 people were taken to area hospitals as a precautionary measure. The Company has undertaken to reimburse the medical expenses incurred by people receiving treatment. As of October 25, 1994, no lawsuits have been filed in connection with this incident, nor have any enforcement actions been initiated by any regulatory agencies. The Company does not believe that the resolution of any legal proceedings from this incident, including any governmental proceedings, will have a material adverse effect, individually or in the aggregate, on the Company's financial position.

EMPLOYEES

  As of September 30, 1994, the Company employed approximately 5,700 people, approximately 450 of whom were covered by collective bargaining agreements at the Hartford and Blue Island refineries. The Hartford refinery contract expires on February 28, 1996, and the Blue Island refinery contract expires on August 31, 1996. In addition, Clark has a union contract for certain employees at its Hammond, Indiana terminal which expires March 31, 1995. Historically, relationships with the unions have been good and neither Old Clark nor Clark has ever experienced a work stoppage as a result of labor disagreements. In connection with the Acquisition, Clark is obligated to make offers of employment to at least 810 of the Chevron employees currently employed at the Port Arthur Refinery, substantially all of whom will be covered by collective bargaining agreements. See "The Port Arthur Acquisition--The Purchase Agreement--Employees."

                        FEDERAL INCOME TAX CONSEQUENCES

  Following is a brief summary of the expected material U.S. federal income tax consequences to holders of Notes if the Proposed Amendments are approved and the Company pays the Consent Payment to holders entitled thereto. This summary is based on the Internal Revenue Code of 1986, as amended, final and proposed regulations promulgated thereunder, court decisions and Internal Revenue Service ("IRS") rulings and positions in effect on the date of this Consent Solicitation Statement. All of the foregoing are subject to change, possibly with retroactive effect. In particular, this summary is based in part on certain proposed regulations regarding the treatment of modifications of debt instruments (the "Proposed Regulations"). The Proposed Regulations are proposed to be effective for modifications occurring after their issuance in final form. Accordingly, the Proposed Regulations by their terms will not apply to the Consent Solicitation, although they are indicative of the position of the IRS with regard to their subject matter.

  This summary is for general information only and does not constitute legal advice. The discussion does not address aspects of federal taxation other than income taxation, nor does it address all aspects of federal income taxation that may be applicable to special categories of taxpayers (e.g., foreign persons, insurance companies, tax exempt organizations and dealers in securities). This summary does not discuss state, local or foreign taxes. ACCORDINGLY, HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN TAX CONSEQUENCES TO THEM OF THE SOLICITATION.

DEEMED EXCHANGE OF NOTES

  The changes in the terms of the Indentures and the payment of the Consent Payment should not result in a significant modification of the terms of the Notes and therefore should not result in a deemed exchange of the Notes for federal income tax purposes. Accordingly, except as described below with respect to the receipt of the Consent Payment, holders of Notes should not be required to recognize taxable gain or loss as a result of the Solicitation.

RECEIPT OF CONSENT PAYMENT

  Although there is no authority on point, holders of Notes should be required to recognize ordinary income for federal income tax purposes in an amount equal to the Consent Payment to which they are entitled, when the Consent Payment is received or accrued, in accordance with their method of accounting. An argument can be made, however, that holders of Notes should be treated as transferring a portion of their rights under the Notes in exchange for the Consent Payment, in which case a holder should be permitted to reduce its adjusted tax basis in their Notes (to the extent thereof) by the amount of the Consent Payment. If such alternate characterization were to apply, holders of Notes would recognize gain in the amount of the Consent Payment when their Notes were retired or would have additional gain or a reduced loss when such Notes were disposed of.

BACKUP WITHHOLDING

  The Company will be required to backup withhold in an amount equal to 31 percent of the Consent Payment payable to a particular holder of a Note unless
(i) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                           PAGE
                                                                           ----
Clark Refining & Marketing, Inc.:
  Annual Financial Statements
    Report of Independent Accountants.....................................  F-2
    Balance Sheets as of December 31, 1992 and 1993.......................  F-3
    Statements of Earnings for the years ended December 31, 1991, 1992 and
     1993.................................................................  F-4
    Statements of Cash Flows for the years ended December 31, 1991, 1992 and 1993.............................................................  F-5
    Statement of Stockholder's Equity for the years ended December 31,
     1991, 1992 and 1993..................................................  F-6
    Notes to Financial Statements.........................................  F-7
  Interim Financial Statements
    Report of Independent Accountants..................................... F-16
    Balance Sheet as of September 30, 1994................................ F-17
    Statements of Earnings for the nine months ended September 30, 1993 and 1994............................................................. F-18
    Statements of Cash Flows for the nine months ended September 30, 1993 and 1994............................................................. F-19
    Notes to Financial Statements......................................... F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Clark Refining & Marketing, Inc.:

  We have audited the accompanying balance sheets of Clark Refining & Marketing, Inc. (formerly Clark Oil & Refining Corporation) (a Delaware corporation and wholly owned subsidiary of Clark USA, Inc., formerly Clark R & M Holdings, Inc.) as of December 31, 1992 and 1993 and the related statements of earnings, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark Refining & Marketing, Inc. as of December 31, 1992 and 1993 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

  As discussed in notes 12 and 13 to the financial statements, in 1993 the Company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.

                                          Coopers & Lybrand L.L.P.

St. Louis, Missouri,

January 28, 1994, except for Notes 15 and 16 for which the date is October 24, 1994.

                        CLARK REFINING & MARKETING, INC.

                                 BALANCE SHEETS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                            REFERENCE DECEMBER 31, DECEMBER 31,
                  ASSETS                      NOTE        1992         1993
                  ------                    --------- ------------ ------------
Current Assets:
  Cash and cash equivalents................             $ 18,643     $ 60,771
  Short-term investments...................     3        187,487      133,752
  Accounts receivable......................               52,150       58,103
  Inventories..............................   2, 4       151,083      147,961
  Prepaid expenses and other...............               23,178       15,573
                                                        --------     --------
    Total current assets...................              432,541      416,160
Property, Plant and Equipment..............   2, 5       320,870      360,945
Other Assets...............................   2, 6        34,384       34,349
                                                        --------     --------
                                                        $787,795     $811,454
                                                        ========     ========
   LIABILITIES AND STOCKHOLDER'S EQUITY
   ------------------------------------
Current Liabilities:
  Accounts payable.........................     7       $107,211     $138,321
  Accrued expenses and other...............     8         45,902       43,151
  Accrued taxes other than income..........               34,370       30,860
                                                        --------     --------
    Total current liabilities..............              187,483      212,332
Long-Term Debt.............................  3, 8, 9     401,514      401,038
Deferred Taxes.............................   2, 13       44,593       35,248
Liability for Postretirement Benefits......    12             --       16,858
Contingencies..............................    14             --           --
Stockholder's Equity:
  Common stock ($.01 par value per share;
   1,000 shares authorized and 100 shares
   issued and outstanding)
  Paid-in capital..........................               30,000       30,000
  Retained earnings........................     7        124,205      115,978
                                                        --------     --------
    Total stockholder's equity.............              154,205      145,978
                                                        --------     --------
                                                        $787,795     $811,454
                                                        ========     ========

        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                             STATEMENTS OF EARNINGS

                             (DOLLARS IN THOUSANDS)

                                             FOR THE YEAR ENDED DECEMBER 31,
                                   REFERENCE ----------------------------------
                                     NOTE       1991        1992        1993
                                   --------- ----------  ----------  ----------
Net Sales and Operating Revenues.            $2,426,059  $2,252,964  $2,263,410
Expenses:
  Cost of sales..................            (2,092,738) (1,952,360) (1,936,563)
  Operating expenses.............              (199,686)   (224,368)   (218,087)
  General and administrative ex-
   penses........................               (20,758)    (31,164)    (27,533)
  Depreciation...................      2        (19,263)    (21,122)    (23,402)
  Amortization...................    2, 6        (7,131)     (9,290)    (11,907)
  Inventory write-down to market.      4             --          --     (26,500)
                                             ----------  ----------  ----------
                                             (2,339,576) (2,238,304) (2,243,992)
                                             ----------  ----------  ----------
Operating Income.................                86,483      14,660      19,418
  Interest and financing costs,
   net...........................      8        (27,196)    (26,373)    (29,933)
  Other income...................     11             --      14,662      11,370
                                             ----------  ----------  ----------
Earnings Before Income Taxes, Ex-
 traordinary Item and Cumulative
 Effect of Change in Accounting
 Principle.......................                59,287       2,949         855
  Income tax (provision) benefit.    2, 13      (21,972)        344         513
                                             ----------  ----------  ----------
Earnings Before Extraordinary
 Item and Change in Accounting
 Principle.......................                37,315       3,293       1,368
  Extinguishment of debt (net of
   taxes of $7,192)..............      8             --     (11,538)         --
  Cumulative effect of change in
   accounting principle (net of
   taxes of $5,992)..............     12             --          --      (9,595)
                                             ----------  ----------  ----------
Net Earnings (Loss)..............            $   37,315  $   (8,245) $   (8,227)
                                             ==========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.
                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                FOR THE YEAR ENDED DECEMBER
                                                            31,
                                               -------------------------------
                                                 1991       1992       1993
                                               ---------  ---------  ---------
Cash Flows from Operating Activities:
  Net earnings (loss)......................... $  37,315  $  (8,245) $  (8,227)
  Extraordinary item..........................        --     11,538         --
  Cumulative effect of change in accounting
   principle..................................        --         --      9,595
  Adjustments:
    Depreciation..............................    19,263     21,122     23,402
    Amortization..............................    13,126     12,217     13,025
    Share of earnings of affiliates, net of
     dividends................................     1,254        182        197
    Deferred taxes............................    19,124        267     (3,536)
    Inventory write-down to market............        --         --     26,500
    Other.....................................      (156)      (206)     1,271
  Cash provided by (reinvested in) working
   capital--
    Accounts receivable, prepaid expenses and
     other....................................   (32,692)    13,171      2,328
    Inventories...............................    (9,094)   (31,334)   (23,378)
    Accounts payable, accrued expenses, taxes
     other than income, and other.............    (4,200)    20,418     22,288
                                               ---------  ---------  ---------
      Net cash provided by operating activi-
       ties...................................    43,940     39,130     63,465
                                               ---------  ---------  ---------
Cash Flows from Investing Activities:
  Purchases of short-term investments.........  (202,306)  (987,883)  (114,534)
  Sales of short-term investments.............        --  1,027,053    168,470
  Expenditures for property, plant and equip-
   ment.......................................   (58,042)   (59,518)   (67,938)
  Expenditures for turnaround.................   (17,237)    (2,729)   (20,577)
  Payment received on CMAT, Inc. note.........        --         --     10,000
  Proceeds from disposals of property, plant
   and equipment..............................     5,129        995      4,582
  Other investing activity....................        --     (5,006)      (201)
                                               ---------  ---------  ---------
      Net cash used in investing activities...  (272,456)   (27,088)   (20,198)
                                               ---------  ---------  ---------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt....   225,000    175,000         --
  Long-term debt payments.....................  (100,288)  (207,396)      (775)
  Deferred financing costs....................    (5,591)    (6,458)      (663)
  Other.......................................        --        135        299
                                               ---------  ---------  ---------
      Net cash provided by (used in) financing
       activities.............................   119,121    (38,719)    (1,139)
                                               ---------  ---------  ---------
Net Increase (Decrease) in Cash and Cash
 Equivalents..................................  (109,395)   (26,677)    42,128
Cash and Cash Equivalents, beginning of peri-
 od...........................................   154,715     45,320     18,643
                                               ---------  ---------  ---------
Cash and Cash Equivalents, end of period...... $  45,320  $  18,643  $  60,771
                                               =========  =========  =========

        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                               DECEMBER 31, 1993

                             (DOLLARS IN THOUSANDS)

                                             COMMON PAID-IN RETAINED
                                             STOCK  CAPITAL EARNINGS   TOTAL
                                             ------ ------- --------  --------
Balance--December 31, 1990
  As previously reported....................  $ --  $30,000 $109,522  $139,522
  Cumulative effect of change in accounting
  principle.................................    --       --   (4,204)   (4,204)
                                              ----  ------- --------  --------
Balance--December 31, 1990 as restated......    --   30,000  105,318   135,318
  Net Earnings..............................    --       --   37,315    37,315
                                              ----  ------- --------  --------
Balance--December 31, 1991..................    --   30,000  142,633   172,633
  Net Loss..................................    --       --   (8,245)   (8,245)
  Dividend Paid ............................    --       --  (10,183)  (10,183)
                                              ----  ------- --------  --------
Balance--December 31, 1992..................    --   30,000  124,205   154,205
  Net Loss..................................    --       --   (8,227)   (8,227)
                                              ----  ------- --------  --------
Balance--December 31, 1993..................  $ --  $30,000 $115,978  $145,978
                                              ====  ======= ========  ========




        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1991, 1992, AND 1993

              (TABULAR DOLLAR AMOUNTS IN THOUSANDS OF US DOLLARS)

1. GENERAL

  Clark Refining & Marketing, Inc., formerly Clark Oil & Refining Corporation, a Delaware corporation ("Clark") was organized in 1988 for the purpose of acquiring the principal assets of OC Oil & Refining Corporation (formerly Clark Oil & Refining Corporation, a Wisconsin Corporation) ("Old Clark"), a wholly-owned subsidiary of Apex Oil Company, Inc. (formerly Apex Oil Company) ("Apex") and certain other assets of Apex. Clark is wholly-owned by Clark USA, Inc. (formerly Clark R & M Holdings, Inc.), a Delaware corporation ("Clark USA"), and Clark USA is indirectly, wholly-owned by The Horsham Corporation, a Quebec corporation ("Horsham"). During December 1992, the 40% ownership interest of Clark USA that was held by AOC Limited Partnership, a Missouri limited partnership and affiliate of Apex ("AOC, LP"), was acquired by Clark USA and Horsham.

  Clark's principal operations include crude oil refining, wholesale and retail marketing of refined petroleum products and the retail marketing of convenience store items in the Midwestern United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents; Short-term Investments

  Clark considers all highly liquid investments, such as time deposits, money market instruments, commercial paper and United States and foreign government securities, purchased with a maturity of three months or less, to be cash equivalents. Short-term investments consist of similar investments, as well as United States government security funds, maturing more than three months from date of purchase and are carried at the lower of cost or market. Clark invests only in AA rated or better fixed income marketable securities or the short-term rated equivalent.

 Inventories

  Inventories are stated at the lower of cost, predominantly using the last-in, first-out "LIFO" method, adjusted for realized hedging gains or losses on petroleum products, or market on an aggregate basis. To limit risk related to price fluctuations, Clark purchases and sells crude oil and refined products futures contracts as hedges of its production requirements and physical inventories. Gains and losses on futures contracts are recognized in earnings as a product cost component and as an adjustment to the carrying amount of petroleum inventories and are reflected when such inventories are consumed or sold.

 Property, Plant and Equipment

  Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets or group of assets. The cost of buildings and marketing facilities on leased land and leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the lease term. Clark capitalizes the interest cost associated with major construction projects based on the effective interest rate on aggregate borrowings.

  Expenditures for maintenance and repairs are expensed. Major replacements and additions are capitalized. Gains and losses on assets depreciated on an individual basis are included in current income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost less salvage is charged against accumulated depreciation.

                        CLARK REFINING & MARKETING, INC.

 Environmental Costs

  Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Costs which improve a property as compared with the condition of the property when originally constructed or acquired and costs which prevent future environmental contamination are capitalized. Costs which return a property to its condition at the time of acquisition are expensed.

 Deferred Turnaround and Financing Costs

  A turnaround is a periodically required standard procedure for maintenance of a refinery that involves the shutdown and inspection of major processing units and occurs approximately every three years. Turnaround costs, which are included in "Other assets", are amortized over three years beginning the month following completion.

  Financing costs related to obtaining or refinancing of debt are deferred and amortized over the expected life of the debt.

 Income Taxes

  Clark files a consolidated US federal income tax return with Clark USA but computes its provision on a separate company basis. On January 1, 1993, Clark adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") (see Note 13, "Income Taxes").

  Deferred taxes are classified as current and included in prepaid or accrued expenses or noncurrent depending on the classification of the assets and liabilities to which the temporary differences relate. Deferred taxes arising from temporary differences that are not related to a specific asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.

 Employee Benefit Plans

  The Clark Refining & Marketing, Inc. Savings Plan and separate Trust (the "Plan"), a defined contribution plan covers substantially all employees of Clark. Under terms of the Plan, Clark matches the amount of employee contributions, subject to specified limits. Contributions to the Plan during 1991, 1992 and 1993 were $2.7 million for each year.

  Clark provides certain benefits for retirees once they have reached specified years of service. These benefits include health insurance in excess of social security and an employee paid deductible amount, and life insurance equal to one and one-half times the employee's annual salary. On January 1, 1993, Clark adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") which changed the method of accounting for such benefits from a cash to an accrual basis (see Note 12, "Postretirement Benefits Other Than Pensions").

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value of Clark's financial instruments as of December 31, 1993 was as follows:

                                                              CARRYING   FAIR
                                                               AMOUNT   VALUE
                                                              -------- --------
      Short-term investments................................. $133,752 $134,000
      Long-term debt.........................................  401,038  423,000

  The estimated fair value amounts were determined using quoted market prices for the same or similar issues.

                        CLARK REFINING & MARKETING, INC.

  The Financial Accounting Standards Board has issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". The standard generally replaces the historical cost accounting approach to debt securities with one based on fair value. All affected debt and equity securities must be classified as held-to-maturity, trading, or available-for-sale. Classification is critical as it effects the carrying amount of the security, as well as the timing of gain or loss recognition. Clark will adopt this standard beginning January 1, 1994 and expects most securities to be classified as available-for-sale with no material impact on the carrying values of the securities or earnings.

4. INVENTORIES

  The carrying value of inventories consisted of the following:

                                                                1992     1993
                                                              -------- --------
      Crude oil.............................................. $ 46,120 $ 53,860
      Refined and blendstocks................................   89,064  102,604
      Convenience products...................................   10,480   12,044
      Warehouse stock and other..............................    5,419    5,953
      Inventory write-down to market.........................       --  (26,500)
                                                              -------- --------
                                                              $151,083 $147,961
                                                              ======== ========

  The market value of inventories at December 31, 1992, was approximately $13.2 million higher than the carrying value. Inventories at December 31, 1993 were written down to market value which was $26.5 million lower than LIFO cost.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                                               1992      1993
                                                             --------  --------
      Land.................................................. $ 17,916  $ 17,206
      Refineries............................................  217,829   255,218
      Retail stores.........................................  111,044   132,542
      Product terminals and pipelines.......................   38,780    40,731
      Other.................................................    8,004     9,677
                                                             --------  --------
                                                              393,573   455,374
      Accumulated depreciation and amortization.............  (72,703)  (94,429)
                                                             --------  --------
                                                             $320,870  $360,945
                                                             ========  ========

  At December 31, 1992 and 1993, property, plant & equipment included $57.1 million and $48.2 million of construction in progress, respectively.

6. OTHER ASSETS

  Other assets consisted of the following:

                                                                 1992    1993
                                                                ------- -------
      Deferred financing costs................................. $ 8,799 $ 8,287
      Deferred turnaround costs................................  10,591  19,324
      Notes receivable.........................................   9,897   2,161
      Investment in non-consolidated affiliates................   4,607   4,410
      Other....................................................     490     167
                                                                ------- -------
                                                                $34,384 $34,349
                                                                ======= =======

                        CLARK REFINING & MARKETING, INC.

  Amortization of deferred financing costs for the years ended December 31, 1991, 1992 and 1993, was $6.0 million, $2.9 million and $1.2 million, respectively. Amortization of turnaround costs during 1991, 1992 and 1993 were $7.0 million, $9.2 million and $11.8 million, respectively.

7. WORKING CAPITAL FACILITY

  Clark has in place a working capital facility which provides a revolving line of credit for cash borrowings and for the issuance of letters of credit primarily for securing purchases of crude oil, other feedstocks and refined products. The facility is for $100 million and expires December 31, 1994. There are restrictive limitations on inventory positions, and certain financial ratios are required to be maintained, including a net worth requirement of at least $130.0 million in 1993 and $140.0 million effective January 1, 1994. At December 31, 1992 and 1993, $57.4 million and $51.5 million, respectively, of the line of credit was utilized for letters of credit, of which $31.8 million and $8.7 million, respectively, supports commitments for future deliveries of petroleum products. There were no direct borrowings outstanding under the facility at December 31, 1992 or 1993.

8. LONG-TERM DEBT

                                                                1992     1993
                                                              -------- --------
      10 1/2% Senior Notes due December 1, 2001
       ("10 1/2% Senior Notes").............................. $225,000 $225,000
      9 1/2% Senior Notes due September 15, 2004
       ("9 1/2% Senior Notes")...............................  175,000  175,000
      Obligations under capital leases and other notes.......    1,753    1,355
                                                              -------- --------
                                                               401,753  401,355
          Less current portion...............................      239      317
                                                              -------- --------
                                                              $401,514 $401,038
                                                              ======== ========

  The 10 1/2% and 9 1/2% Senior Notes were issued in December 1991 and September 1992 , respectively and are both unsecured. The 10 1/2% Senior Notes and 9 1/2% Senior Notes are redeemable by Clark beginning December 1996 and September 1997, respectively at a redemption price which starts at 105% and decreases to 100% of principal two years later. The indentures for the Notes contain certain restrictive covenants including limitations on the payment of dividends, the payment of amounts to related parties, the level of debt, change in control and incurrence of liens. In addition, Clark must maintain a minimum net worth of $100 million.

  The scheduled maturities of long-term debt during the next five years are (in thousands): 1994--$317 (included in "Accrued expenses and other"); 1995--$106; 1996--$99; 1997--$82; 1998--$121; 1999 and thereafter $400,630.

 Interest and financing costs

  Interest and financing costs, net consisted of the following:

                                                      1991      1992     1993
                                                    --------  --------  -------
      Interest expense............................. $ 34,509  $ 45,736  $40,479
      Financing costs..............................    7,072     3,541    1,593
      Interest income..............................  (12,264)  (17,796)  (9,363)
                                                    --------  --------  -------
                                                      29,317    31,481   32,709
      Capitalized interest.........................   (2,121)   (5,108)  (2,776)
                                                    --------  --------  -------
          Interest and financing costs, net........ $ 27,196  $ 26,373  $29,933
                                                    ========  ========  =======

                        CLARK REFINING & MARKETING, INC.

  Cash paid for interest in 1991, 1992 and 1993 was $35.1 million, $52.1 million and $40.1 million, respectively.

  Interest income in 1991, 1992 and 1993 includes $(0.2) million, $2.0 million and $0.2 million, respectively from CMAT (see Note 10 "Related Party Transactions").

  Accrued interest payable at December 31, 1992 and 1993, of $6.7 million and $6.9 million, respectively, is included in "Accrued expenses and other".

 Early Extinguishment of Debt

  In 1992 Clark repurchased $95.9 million of its First Mortgage Notes on the open market for $103.0 million and redeemed the remaining $104.1 million at 106% of principal amount, or $110.4 million. Available cash was used to extinguish the debt. The costs of the early extinguishment of debt of $11.5 million (net of taxes of $7.2 million) included the premium amount, deferred financing costs, and defeasance-related interest expense.

9. LEASE COMMITMENTS

  Clark leases premises and equipment under lease arrangements, many of which are non-cancelable. Clark leases store property and equipment with lease terms extending to 2013, some of which have escalation clauses based on a set amount or increases in the Consumer Price Index. Clark also has operating lease agreements for certain pieces of equipment at the refineries, retail stores, and the general office. These lease terms range from 3 to 9 years with the option to purchase the equipment at the end of the lease term at fair market value. The leases generally provide that Clark pay taxes, insurance, and maintenance expenses related to the leased assets. At December 31, 1993, future minimum lease payments under capital leases and non-cancelable operating leases were as follows (in millions): 1994--$4.9; 1995--$4.2; 1996--$4.0; 1997--$1.6;
1998--$1.6 and $4.6 thereafter. Rental expense during 1991, 1992 and 1993 was $3.4 million, $3.7 million and $3.4 million, respectively.

10. RELATED PARTY TRANSACTIONS

  Transactions of significance with related parties not disclosed elsewhere in the footnotes are detailed below:

 Apex Oil Company, Inc. and Subsidiaries

  Clark had various agreements with Apex related to the sale of products (slurry oil, vacuum tower bottoms, asphalt) produced by the refineries. These agreements were terminated or expired in 1991 or 1992. The purchase and sale of products and services between the parties were made at market terms and prices. During 1991 and 1992, Clark purchased $51.0 million and $1.6 million, respectively, of its crude oil and other petroleum requirements from Apex and sold $119.6 million and $0.7 million, respectively, of refined product to Apex. There were no purchases from or sales to Apex in 1993.

 Clark Executive Trust

  Clark established a deferred compensation plan called the Clark Refining & Marketing, Inc. Corporation Stock Option Plan (the "Stock Option Plan") which became effective May 1, 1991. Under the Stock Option Plan, as amended, options to purchase up to 600,000 subordinate voting shares of Horsham could be granted to certain employees and non-employee directors. Exercise prices reflect the market value of Horsham stock on the date of issuance. As of December 31, 1993, there were 363,737 options outstanding to purchase shares of Horsham at prices ranging from $7.19 to $11.88 per share. The trust held 253,738 Horsham shares at December 31, 1993.

                        CLARK REFINING & MARKETING, INC.

 CMAT, Inc.

  On December 30, 1992 the stock of CMAT Inc. ("CMAT") was transferred to an affiliate of Apex as part of the consideration for the acquisition by Clark USA for most of Clark USA's shares held by AOC, LP, an affiliate of Apex. As part of this transaction, Clark held a $10.0 million note due from CMAT December 31, 1997. This note was paid in full in early 1993.

11. OTHER INCOME

  Other income consisted of the following:

                                                           1991  1992    1993
                                                           ---- ------- -------
      Drexel litigation................................... $--  $ 5,530 $ 8,468
      Apex litigation.....................................  --    9,132      --
      Sale of "non-core" retail stores....................  --       --   2,902
                                                           ---  ------- -------
                                                           $--  $14,662 $11,370
                                                           ===  ======= =======

 Litigation Settlements

  In 1992 and 1993, Clark settled litigation and recovered all previous losses incurred relating to a line of credit with a lending syndicate (led by Drexel Trade Finance) that had filed bankruptcy in 1990. Also in 1992, Clark settled litigation against Apex related to a dispute arising out of the November 1988 acquisition of Clark's assets from Apex.

 Retail Stores

  In June 1993, Clark sold 21 "non-core" retail stores in Kentucky and Minnesota, which resulted in the recognition of other income of $2.9 million.

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  On January 1, 1993, Clark adopted SFAS 106. This standard requires that Clark accrue the actuarially determined costs of postretirement benefits during the employees' active service periods. Previously, Clark had accounted for these benefits on a "pay as you go" basis, recognizing an expense when an obligation was paid. The cost of such benefits in 1991 and 1992 was not significant and these years have not been restated. In accordance with SFAS 106, Clark elected to recognize the cumulative liability, a non-cash "Transition Obligation" of $9.6 million, net of the tax benefit of $6.0 million, as of January 1, 1993. The current year effect of adopting SFAS 106 was $1.9 million ($1.2 million, net of taxes).

  The following table sets forth the unfunded status for the post retirement health and life insurance plans as of December 31, 1993:

      Accumulated postretirement benefit obligation:
        Retirees..................................................... $10,536
        Fully eligible plan participants.............................   1,189
        Other plan participants......................................   6,465
                                                                      -------
          Total......................................................  18,190
      Accrued postretirement benefit cost............................      --
      Less: Plan assets at fair value................................      --
      Less: Unrecognized net loss....................................  (1,332)
                                                                      -------
        Accrued postretirement benefit liability..................... $16,858
                                                                      =======
      The components of net periodic postretirement benefit costs were as follows:
        Service costs................................................ $   620
        Interest costs...............................................   1,270
                                                                      -------
          Net periodic postretirement benefit cost................... $ 1,890
                                                                      =======

                        CLARK REFINING & MARKETING, INC.

  A discount rate of 7.25% was assumed as well as a 4.5% rate of increase in the compensation level. For measuring the expected postretirement benefit obligation, the health care cost trend rate ranged from 9.8% to 14.0% in 1993, grading down to an ultimate rate in 2001 of 5.25%. The effect of increasing the average health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation, as of December 31, 1993, by $2.2 million and increase the annual aggregate service and interest costs by $0.3 million.

13. INCOME TAXES

  On January 1, 1993, Clark adopted SFAS 109 retroactive to December 31, 1990. The adoption of this standard changes the method of accounting for income taxes from the deferred method to an asset and liability approach. Previously, Clark deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

  The 1991 and 1992 financial statements have been restated to give retroactive effect to the adoption of SFAS 109. As a result of the restatement, deferred income tax liabilities have increased and retained earnings have decreased as of December 31, 1990, 1991 and 1992 by $4.2 million, $5.2 million and $8.4 million, respectively. Before retroactive application of SFAS 109, the 1991 net income was $38.3 million and the 1992 net loss was $5.1 million. The respective effect of the retroactive application of SFAS 109 on these years' earnings was a $1.0 million and $3.1 million increase in the tax provision, resulting in a net earnings for 1991 of $37.3 million and a net loss for 1992 of $8.2 million.

  The income tax provision (benefit) including the impact of the accounting change in 1993 and the extraordinary item in 1992 is summarized as follows:

                                                    1991     1992      1993
                                                   ------- --------  --------
      Earnings (loss) before provision for income
       taxes...................................... $59,287 $(15,781) $(14,732)
                                                   ======= ========  ========
      Current provision (benefit)--Federal........ $ 1,360 $ (5,796) $  1,204
      --State.....................................   1,488   (2,007)    1,819
                                                   ------- --------  --------
                                                     2,848   (7,803)    3,023
                                                   ------- --------  --------
      Deferred provision (benefit)--Federal.......  16,740     (697)   (6,866)
      --State.....................................   2,384      964    (2,662)
                                                   ------- --------  --------
                                                    19,124      267    (9,528)
                                                   ------- --------  --------
                                                   $21,972 $ (7,536) $ (6,505)
                                                   ======= ========  ========

  A reconciliation between the income tax provision computed on pretax income at the statutory federal rate and the actual provision for income taxes is as follows:

                                                       1991     1992     1993
                                                      -------  -------  -------
      Federal taxes computed at 34%.................. $20,158  $(5,366) $(5,009)
      State income taxes, net of federal benefits....   2,556     (689)    (556)
      Nontaxable dividend income.....................  (1,322)  (1,208)  (1,276)
      Other items, net...............................     580     (273)     336
                                                      -------  -------  -------
          Income tax provision (benefit)............. $21,972  $(7,536) $(6,505)
                                                      =======  =======  =======

                        CLARK REFINING & MARKETING, INC.

  The following represents the approximate tax effect of each significant temporary difference giving rise to deferred tax liabilities and assets.

                                                                 1992    1993
                                                                ------- -------
      Deferred tax liabilities:
        Property, plant and equipment.......................... $42,183 $52,590
        Turnaround cost........................................   4,134   7,543
        Inventory..............................................  15,631   3,027
        Other..................................................   4,213   1,097
                                                                ------- -------
                                                                 66,161  64,257
                                                                ------- -------
      Deferred tax assets:
        Alternative minimum tax credit.........................   9,458  14,286
        Trademarks.............................................   4,491   4,491
        Environmental and other future costs...................  13,290  15,329
        Other..................................................     610   1,366
                                                                ------- -------
                                                                 27,849  35,472
                                                                ------- -------
      Net deferred tax liability...............................  38,312  28,785
      Current portion--included in "Prepaid expenses and oth-
       er".....................................................   6,281   6,463
                                                                ------- -------
        Deferred taxes......................................... $44,593 $35,248
                                                                ======= =======

  As of December 31, 1993, Clark has made payments of $14.3 million under the Federal alternative minimum tax system which are available to reduce future regular income tax payments. Net cash paid for income taxes in 1991 was $3.2 million and $2.2 million in 1992. Net cash tax refunds of $6.6 million were received during 1993.

  Federal income taxes receivable at December 31, 1992, of $5.9 million (1993-- $2.7 million payable) are due from Clark USA, an affiliate, in accordance with a tax-sharing agreement between Clark and Clark USA and are included in "Accounts payable".

14. CONTINGENCIES

  Forty-one civil suits by residents of Hartford, Illinois have been filed against Clark in Madison County Illinois, alleging damage from ground water contamination. The relief sought in each of these cases is an unspecified dollar amount. The litigation proceedings are in the initial stages. Discovery, which could be lengthy and complex, is only just beginning. Clark moved to dismiss thirty-four cases filed in December 1991 on the ground that Clark is not liable for alleged activities of Old Clark. On September 4, 1992, the trial court granted Clark's motions to dismiss. The plaintiffs were given leave to re-file their complaints but based only on alleged activity of Clark occurring since November 8, 1988, the date on which the bankruptcy court with jurisdiction over Old Clark's bankruptcy proceedings issued its "free and clear" order. In November 1992, the plaintiffs filed thirty-three amended complaints. In addition, one new complaint involving nine plaintiffs was filed. It is too early to predict whether any of these cases will go to trial on the merits and if so, what the risk of exposure to Clark would be at trial. It is also not possible to determine whether or to what extent Clark will have any liability to other individuals arising from the ground water contamination.

  Clark is subject to various legal proceedings related to an age discrimination class action lawsuit, governmental regulations and other actions arising out of the normal course of business, including legal proceedings related to environmental matters. While it is not possible at this time to establish the ultimate amount of liability with respect to such contingent liabilities, Clark is of the opinion that the aggregate amount of any such liabilities, for which provision has not been made, will not have a material adverse effect on its financial position however, an adverse outcome of these matters could have a material effect on quarterly or annual operating results when resolved in a future period.

                        CLARK REFINING & MARKETING, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

15. PENDING ASSET ACQUISITION

  On August 18, 1994, Clark entered into an asset purchase agreement (the "Purchase Agreement") for the purchase of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines, and other assets for $74 million, plus approximately $140 million for inventory and spare parts (depending upon prevailing market prices for inventory at closing). The Purchase Agreement also provides for contingent payments to Chevron of up to $125 million over a five year period from the closing date of the acquisition in the event refining industry margin indicators exceed certain escalating levels. Chevron will retain primary responsibility for required remediation of most pre-closing environmental contamination with Clark retaining responsibility for the soil under the active operating units.

  The closing is subject to the completion of certain environmental assessments and agreements with certain collective bargaining units. A late 1994 closing is expected for the transaction.

16. PUBLIC STOCK AND DEBT OFFERING

  In order to finance a portion of the Port Arthur refinery acquisition, Clark anticipates receiving a capital contribution from Clark USA as a result of their public offering of 7,500,000 shares of common stock and a $100 million note offering. The closing of the common stock offering and the note offering are conditional upon the closing of each other and upon the closing of the Port Arthur acquisition.

  In anticipation of an initial public offering by Clark USA and prior to its effective date, Clark is seeking consents from the holders of its 9 1/2% Notes and its 10 1/2% Notes, to waive or modify the terms of certain covenants under the indentures governing these securities.

  The purpose of the consent solicitation is, among other things, to permit Clark to increase the amount of its authorized working capital facility in connection with the Port Arthur acquisition and to incur additional tax-exempt indebtedness for capital expenditures.

  In the event the consents are effected, Clark will make a payment to each holder whose duly executed consent is received and not revoked. A consent payment, in an amount to be determined, will be made in cash for each $1,000 in principal amount of the 9 1/2% Notes and 10 1/2% Notes.

  In connection with the above transactions, Clark proposes to enter into a new three year revolving credit facility, collateralized by all of Clark's current assets and certain intangibles. The amount of the facility will initially be the lesser of $220 million or the amount available under a borrowing base, as defined, representing specified percentages of cash, investments, receivables, inventory and other working capital items. Upon consummation of the common stock offering, the note offering and the Port Arthur acquisition, the facility will increase to the lesser of $450 million or the amount available under the borrowing base.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Clark Refining & Marketing, Inc.:

  We have reviewed the accompanying balance sheet of Clark Refining & Marketing, Inc. (a Delaware corporation and wholly-owned subsidiary of Clark USA, Inc. (formerly Clark R & M Holdings, Inc.)) as of September 30, 1994, and the related statements of earnings and cash flows for the nine-month periods ended September 30, 1993 and 1994. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to the financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

St. Louis, Missouri,

October 24, 1994

                        CLARK REFINING & MARKETING, INC.

                                 BALANCE SHEET

                                  (UNAUDITED)

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        REFERENCE SEPTEMBER 30,
                        ASSETS                            NOTE        1994
                        ------                          --------- -------------
Current Assets:
  Cash and cash equivalents............................             $ 40,558
  Short-term investments...............................      2       122,275
  Accounts receivable..................................               81,951
  Inventories..........................................      3       151,217
  Prepaid expenses and other...........................               17,726
                                                                    --------
    Total current assets...............................              413,727
Property, Plant and Equipment..........................              394,875
Other Assets...........................................      4        35,846
                                                                    --------
                                                                    $844,448
                                                                    ========
         LIABILITIES AND STOCKHOLDER'S EQUITY
         ------------------------------------
Current Liabilities:
  Accounts payable.....................................             $144,759
  Accrued expenses and other...........................      5        38,518
  Accrued taxes other than income......................               33,223
                                                                    --------
    Total current liabilities..........................              216,500
Long-Term Debt.........................................              400,451
Deferred Taxes.........................................               39,900
Liability for Postretirement Benefits..................               17,811
Contingencies..........................................      6            --
Stockholder's Equity:..................................
  Common stock ($.01 par value per share; 1,000 shares
   authorized and 100 shares issued and outstanding)
  Paid-in capital......................................               30,000
  Retained earnings....................................      2       139,786
                                                                    --------
    Total stockholder's equity.........................              169,786
                                                                    --------
                                                                    $844,448
                                                                    ========


        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                             STATEMENTS OF EARNINGS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                         FOR THE NINE MONTHS
                                                         ENDED SEPTEMBER 30,
                                             REFERENCE ------------------------
                                               NOTE       1993         1994
                                             --------- -----------  -----------
Net Sales and Operating Revenues...........            $ 1,719,067  $ 1,842,209
Expenses:
  Cost of sales............................             (1,485,186)  (1,574,837)
  Operating expenses.......................               (162,009)    (174,392)
  General and administrative expenses......                (19,350)     (23,103)
  Depreciation.............................                (17,244)     (19,853)
  Amortization.............................      4          (8,652)      (8,087)
  Reversal of inventory write-down to mar-
   ket.....................................      3              --       26,500
                                                       -----------  -----------
                                                        (1,692,441)  (1,773,772)
                                                       -----------  -----------
Operating Income...........................                 26,626       68,437
  Interest and financing costs, net........    4, 5        (21,714)     (25,738)
  Other income.............................                 11,370           --
                                                       -----------  -----------
Earnings Before Taxes and Cumulative Effect
 of Change in Accounting Principle.........                 16,282       42,699
  Income tax provision.....................                 (5,841)     (15,691)
                                                       -----------  -----------
Earnings Before Cumulative Effect of Change
 in Accounting Principle...................                 10,441       27,008
  Cumulative effect of change in accounting
   principle
   (net of taxes of $5,992)................                 (9,595)          --
                                                       -----------  -----------
Net Earnings...............................            $       846  $    27,008
                                                       ===========  ===========



        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                          FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                          --------------------
                                                            1993       1994
                                                          ---------  ---------
Cash Flows from Operating Activities:
  Net earnings........................................... $     846    $27,008
  Cumulative effect of change in accounting principle....     9,595         --
  Adjustments:
    Depreciation.........................................    17,244     19,853
    Amortization.........................................     9,540      8,969
    Share of earnings of affiliates, net of dividends....        15       (610)
    Deferred taxes.......................................     6,935     17,133
    Reversal of inventory write-down to market...........        --    (26,500)
    Other................................................       953        953
  Cash provided by (reinvested in) working capital--
    Accounts receivable, prepaid expenses and other......    (3,647)   (38,971)
    Inventories..........................................   (11,349)    23,244
    Accounts payable, accrued expenses, taxes other than
     income, and other...................................   (14,324)     1,261
                                                          ---------  ---------
      Net cash provided by operating activities..........    15,808     32,340
                                                          ---------  ---------
Cash Flows from Investing Activities:
  Purchases of short-term investments....................   (92,835)   (94,498)
  Sales of short-term investments........................   160,902    100,875
  Expenditures for property, plant and equipment.........   (55,381)   (56,846)
  Expenditures for refinery turnaround...................   (17,989)    (5,873)
  Proceeds from disposals of property, plant and equip-
   ment..................................................     4,477      5,268
  Payment received on note receivable....................    10,000         --
  Other investing activity...............................      (201)        --
                                                          ---------  ---------
      Net cash provided by (used in) investing activi-
       ties..............................................     8,973    (51,074)
                                                          ---------  ---------
Cash Flows from Financing Activities:
  Long-term debt payments................................      (315)      (587)
  Deferred financing costs...............................      (579)      (892)
  Other..................................................       299         --
                                                          ---------  ---------
      Net cash used in financing activities..............      (595)    (1,479)
                                                          ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents.....    24,186    (20,213)
Cash and Cash Equivalents, beginning of period...........    18,643     60,771
                                                          ---------  ---------
Cash and Cash Equivalents, end of period................. $  42,829  $  40,558
                                                          =========  =========

        The accompanying notes are an integral part of these statements.

                        CLARK REFINING & MARKETING, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                            SEPTEMBER 30, 1994

              (TABULAR DOLLAR AMOUNTS IN THOUSANDS OF US DOLLARS)

1. BASIS OF PREPARATION

  The unaudited balance sheet of Clark Refining & Marketing, Inc. (the "Company"), a Delaware corporation, as of September 30, 1994, and the related statements of earnings and cash flows for the nine month periods ended September 30, 1993 and 1994, have been reviewed by independent accountants. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial statements have been included therein. The results of this interim period are not necessarily indicative of results for the entire year.

  The financial statements have been prepared in accordance with the instructions to Form 10-Q. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1993.

2. SHORT-TERM INVESTMENTS

  On January 1, 1994, Clark adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This standard requires the classification of short-term investments into three categories and many debt securities to be shown at fair value on the balance sheet. Clark's short-term investments are all considered "Available-for-Sale" and are carried at fair value with the resulting unrealized gain or loss shown as a component of retained earnings.

  Short-term investments consisted of the following:

                                                       SEPTEMBER 30, 1994
                                                 -------------------------------
                                                 AMORTIZED UNREALIZED AGGREGATE
MAJOR SECURITY TYPE                                COST       LOSS    FAIR VALUE
- -------------------                              --------- ---------- ----------
U.S. Debt Securities............................ $ 42,819   $(1,597)   $ 41,222
Variable Rate Government Funds..................   54,726    (3,158)     51,568
Corporate Debt Securities.......................   20,158      (115)     20,043
Mortgage Backed Debt Securities.................    9,672      (230)      9,442
                                                 --------   -------    --------
                                                 $127,375   $(5,100)   $122,275
                                                 ========   =======    ========

  The contractual maturities of the short-term investments at September 30, 1994 were:

                                                                       AGGREGATE
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less*.............................. $ 78,306  $ 75,121
      Due after one year through five years.................   44,105    42,314
      Due after five years..................................    4,964     4,840
                                                             --------  --------
                                                             $127,375  $122,275
                                                             ========  ========

- --------
*Includes the Variable Rate Government Funds for which the underlying investments may have contractual maturities greater than one year.

                        CLARK REFINING & MARKETING, INC.

  Although some of the contractual maturities of these short-term investments are over one year, management's intent is to use the funds for current operations and not hold the investments to maturity.

  For the nine month period ended September 30, 1993, the proceeds from the sales of Available-for-Sale securities was $160.9 million with immaterial realized gains. For the same period in 1994, the proceeds from sales of Available-for-Sale securities was $99.1 million with $1.8 million of realized losses. Realized gains and losses are computed using the specific identification method. In October 1994, the Company sold short-term investments totaling $96.6 million at cost and realized a loss of approximately $3.4 million that had previously been recorded as a reduction of stockholder's equity.

  The change in the unrealized holding gains or losses on Available-for-Sale securities for the nine month period ended September 30, 1994, was $5.1 million ($3.2 million after taxes). This net unrealized loss is included as a component of retained earnings.

3. INVENTORIES

  The carrying value of inventories consisted of the following:

                                                                   SEPTEMBER 30,
                                                                       1994
                                                                   -------------
      Crude oil...................................................   $ 59,943
      Refined and blendstocks.....................................     72,000
      Convenience products........................................     13,645
      Warehouse stock and other...................................      5,629
                                                                     --------
                                                                     $151,217
                                                                     ========

  Inventories at December 31, 1993 were written down to market value which was $26.5 million lower than LIFO cost. In the first half of 1994, crude oil and related refined product prices rose substantially, allowing the reversal of the inventory write-down to market. The market value of these inventories at September 30, 1994, was approximately $5.2 million above the carrying value.

  In the third quarter, Clark increased its line of credit, used primarily for the issuance of letters of credit for securing purchases of crude oil, from $100 million to $120 million principally due to rising crude oil costs and a change in crude oil supply.

4. OTHER ASSETS

  Amortization of deferred financing costs for the nine month periods ended September 30, 1993 and 1994, was $0.9 million and $0.9 million, respectively, and is included in "Interest and financing costs, net".

  Amortization of turnaround costs for the nine month periods ended September 30, 1993 and 1994, was $8.6 million and $8.1 million, respectively.

                        CLARK REFINING & MARKETING, INC.

5. INTEREST AND FINANCING COSTS, NET

  Interest and financing costs, net, consisted of the following:

                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                             1993       1994
                                                           ---------  ---------
      Interest expense.................................... $  30,466  $  30,298
      Financing costs.....................................     1,025      1,147
      Interest income.....................................    (4,268)    (7,403)
                                                           ---------  ---------
                                                              27,223     24,042
      Capitalized interest................................    (1,485)    (2,328)
                                                           ---------  ---------
                                                           $  25,738  $  21,714
                                                           =========  =========

  Accrued interest payable at September 30, 1994, of $8.7 million is included in "Accrued expenses and other".

6. CONTINGENCIES

  Forty-one civil suits by residents of Hartford, Illinois have been filed against Clark in Madison County Illinois, alleging damage from groundwater contamination. The relief sought in each of these cases is an unspecified dollar amount. The litigation proceedings are in the initial stages. Discovery, which could be lengthy and complex, is still in the early stages. Clark moved to dismiss thirty-four cases filed in December 1991 on the ground that Clark is not liable for alleged activities of Old Clark. On September 4, 1992, the trial court granted Clark's motions to dismiss. The plaintiffs were given leave to re-file their complaints but based only on alleged activities of Clark occurring since November 8, 1988, the date on which the bankruptcy court with jurisdiction over Old Clark's bankruptcy proceedings issued its "free and clear" order. In November 1992, the plaintiffs filed thirty-three amended complaints. In addition, one new complaint involving nine plaintiffs was filed. It is too early to predict whether any of these cases will go to trial on the merits and if so, what the risk of exposure to Clark would be at trial. It is also not possible to determine whether or to what extent Clark will have any liability to other individuals arising from the groundwater contamination.

  Clark is subject to various legal proceedings related to an age discrimination class action lawsuit, governmental regulations and other actions arising out of the normal course of business, including legal proceedings related to environmental matters. While it is not possible at this time to establish the ultimate amount of liability with respect to such contingent liabilities, Clark is of the opinion that the aggregate amount of any such liabilities, for which provision has not been made, will not have a material adverse effect on its financial position, however, an adverse outcome of these matters could have a material effect on quarterly or annual operating results when resolved in a future period.

7. PENDING ASSET ACQUISITION

  On August 18, 1994, Clark entered into an asset purchase agreement (the "Purchase Agreement") for the purchase of Chevron's Port Arthur, Texas refinery and certain related terminals, pipelines, and other assets for $74 million, plus approximately $140 million for inventory and spare parts (depending upon prevailing market prices for inventory at closing). The Purchase Agreement also provides for contingent payments to Chevron of up to $125 million over a five year period from the closing date of the acquisition in the event refining industry margin indicators exceed certain escalating levels. Chevron will retain primary responsibility for required remediation of most pre-closing environmental contamination with Clark retaining responsibility for the soil under the active operating units.

  The closing is subject to the completion of certain environmental assessments and agreements with certain collective bargaining units. A late 1994 closing is expected for the transaction.

                        CLARK REFINING & MARKETING, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

8. PUBLIC STOCK AND DEBT OFFERINGS

  In order to finance a portion of the Port Arthur refinery acquisition, Clark anticipates receiving a capital contribution from Clark USA as a result of their public offering of 7,500,000 shares of common stock and a $100 million note offering. The closing of the common stock offering and the note offering are conditional upon the closing of each other and upon the closing of the Port Arthur acquisition.

  In anticipation of an initial public offering by Clark USA and prior to its effective date, Clark is seeking consents from the holders of its 9 1/2% Notes and its 10 1/2% Notes, to waive or modify the terms of certain covenants under the indentures governing these securities.

  The purpose of the consent solicitation is, among other things, to permit Clark to increase the amount of its authorized working capital facility in connection with the Port Arthur acquisition and to incur additional tax-exempt indebtedness for capital expenditures.

  In the event the consents are effected, Clark will make a payment to each holder whose duly executed consent is received and not revoked. A consent payment, in an amount to be determined, will be made in cash for each $1,000 in principal amount of the 9 1/2% Notes and 10 1/2% Notes.

  In connection with the above transactions, Clark proposes to enter into a new three year revolving credit facility, collateralized by all of Clark's current assets and certain intangibles. The amount of the facility will initially be the lesser of $220 million or the amount available under a borrowing base, as defined, representing specified percentages of cash, investments, receivables, inventory and other working capital items. Upon consummation of the common stock offering, the note offering and the Port Arthur acquisition, the facility will increase to the lesser of $450 million or the amount available under the borrowing base.

                                                                         ANNEX A

                         FORM OF SUPPLEMENTAL INDENTURE

                                         Additions have been double underscored.
                                                      Deletions have been
                                                         interlineated.

  This SUPPLEMENTAL INDENTURE, dated as of          , 1994, is entered into
among CLARK REFINING & MARKETING, INC. (FORMERLY CLARK OIL & REFINING CORPORATION), a Delaware corporation (the "Company") and NATIONSBANK OF VIRGINIA, N.A., a national banking association, as Trustee (the "Trustee").

                                  WITNESSETH:

  WHEREAS, the Company and the Trustee have entered into an indenture dated as of [December 1, 1991] [September 15, 1992] (the "Indenture");

  WHEREAS, the Company and the Trustee desire to supplement the Indenture as provided in this Supplemental Indenture;

  NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

  Section 1. Amendment to the Indenture

  (a) The definition of "Credit Agreement" in Section 101 of the Indenture is hereby deleted in its entirety and replaced by the following:

  "Credit Agreement" means the Credit Agreement, dated as of November 30,
  1990, as amended, December   , 1994 between the Company, the Banks listed
  therein, Bankers Trust Company as issuing bank, and BT Commercial Corporation, as a Bank (as defined therein), as Swingline Lender (as defined therein), and as Agent (as defined therein), including the Overline Line of Credit Agreement, dated as of November 30, 1990, between the Company, BT Commercial Corporation, as Agent (as defined therein), and the Banks (as defined therein) party thereto, and all related security agreements, mortgages, deeds of trust, financing statements, lease assignments, Guaranties and other agreements, instruments, documents and written indicia of contractual obligations between the Company and BT Commercial Corporation, as Agent (as defined therein), the Banks listed therein, and Bank of America NT & SA as Agent (as defined therein), and all related security agreements, mortgages, deeds of trust, financing statements, lease assignments, guarantees and other agreements, instruments, documents and written indicia of contractual obligations, and any renewals, extensions, refinancings and refundings thereof as each such document may be amended or supplemented from time to time.

  (b) The definition of "Indebtedness" in Section 101 of the Indenture is hereby supplemented so as to read as follows:

  "Indebtedness" with respect to any Person, means any indebtedness, including the indebtedness evidenced by the Indentures, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balanced deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days from the invoice date or is being contested in good faith, if and to the extent any of the foregoing indebtedness would appear as a liability
- --------
*  With respect to the 10 1/2% Senior Notes due 2001.
**With respect to the 9 1/2% Senior Notes due 2004.

  upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included, the Guaranty of items which would be included within this definition; provided, that the payments to be made by the Company pursuant to Section 3.1(d) of the Asset Sale Agreement, dated as of August 16, 1994, between the Company and Chevron U.S.A. Inc. shall not be deemed to be "Indebtedness" within the foregoing definition.

  (c) The definition of "Permitted Indebtedness" in Section 101 of the Indenture is hereby deleted in its entirety and replaced by the following:

  "Permitted Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries (i) to refinance then existing Indebtedness of such entity but only to the extent of the amount of outstanding Indebtedness of such entity being refinanced; (ii) arising from time to time under the Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an amount not to exceed the maximum amount available for borrowings and letters of credit under the Credit Agreement (as of the date hereof) plus $70 million the greater of (x) $450 million less the aggregate amount of all Net Available Proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described above under the caption "Limitations on Certain Sales of Capital Stock of Subsidiaries of the Company and Certain Assets", and (y) an amount equal to the sum of (1) 95% of the accounts receivable owned by the Company and its Subsidiaries (excluding any accounts receivable from Subsidiaries and any accounts receivable that are more than 90 days past due) as of such date, plus (2) 90% of the inventory owned by the Company and its Subsidiaries as of such date, plus (3) 100% of the cash and cash equivalents owned by the Company and its Subsidiaries as of such date that are as of such date held in one or more separate accounts under the direct control of the agent bank under the Credit Agreement and that are as of such date pledged to secure working capital borrowings under the Credit Agreement, minus (4) the principal amount of borrowings outstanding as of such date under the Credit Agreement to the extent that the amount of such borrowings exceeds the sum of clauses
  (1) and (2) above, all of the foregoing calculated on a consolidated basis in accordance with generally accepted accounting principles; (iii) outstanding on the date of the Indenture; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $5 million in the aggregate at any time; (v) between the Company and any of its 80% or more owned Subsidiaries; (vi) which is Junior Subordinated Debt;
  (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; and (viii) Indebtedness not to exceed $75 million in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1984, as amended; and (ix) in addition to Indebtedness permitted by clauses (i) through (vii) (viii) above, Indebtedness not to exceed at any time the greater of (a) $25 million and (b) the dollar amount represented by the product of 1.25 million and the settlement price on the New York Mercantile Exchange of the spot month for a barrel of West Texas Intermediate crude oil (or, if such price cannot be obtained, the applicable price shown in the then most recently published Platt's Oilgram Price Report or, if such publication is not published at any time, or if it does not include such prices, then in any comparable industry publication including such prices), which amount shall be calculated by the Company as of the last day of each calendar quarter using the price per barrel as determined under (b) above as of such date and shall be in effect for the next succeeding calendar quarter.

  (d) Clause (iii) of Section 801(6) is hereby deleted in its entirety and replaced by the following:

  (iii) immediately prior to consummation of such transaction, (x) existing Indebtedness of the other party in the transaction plus (y) existing Indebtedness of the Company that constitutes Permitted Indebtedness pursuant to clause (ii) of the definition of Permitted Indebtedness is less than $220 million the greater of (x) $450 million less the aggregate amount of all Net Available Proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such

  Indebtedness pursuant to the covenant described above under the caption "Limitations on Certain Sales of Capital Stock of Subsidiaries of the Company and Certain Assets," and (y) an amount equal to the sum of (1) 95% of the accounts receivable owned by the Company and its Subsidiaries (excluding any accounts receivable from Subsidiaries and any accounts receivable that are more than 90 days past due) as of such date, plus (2) 90% of the inventory owned by the Company and its Subsidiaries as of such date, plus (3) 100% of the cash and cash equivalents owned by the Company and its Subsidiaries as of such date that are as of such date held in one or more separate accounts under the direct control of the agent bank under the Credit Agreement and that are as of such date pledged to secure working capital borrowings under the Credit Agreement, minus (4) the principal amount of borrowings outstanding as of such date under the Credit Agreement to the extent that the amount of such borrowings exceeds the sum of clauses
  (1) and (2) above, all of the foregoing calculated on a consolidated basis in accordance with generally accepted accounting principles; and

  (e) Clause (iii) of Section 1018(a) is hereby deleted in its entirety and replaced by the following:

  (iii) 100% of the Net Available Proceeds, less any amounts invested within one year of such disposition in assets related to the business of the Company from such disposition (including from the sale of any marketable cash equivalents received therein) are applied by the Company (or the Subsidiary, as the case may be) to either (A) within 90 days of such disposition, repayment (in whole or in part) of secured Indebtedness then outstanding under any agreements or instruments; or (B) purchases of Outstanding Securities pursuant to an Offer at a purchase price equal to the Redemption Price in effect at the time of such Offer.

  Section 2. Effectiveness; Termination.

  (a) This Supplemental Indenture shall become effective and binding upon the Company, the Trustee and the Holders of the Securities upon the occurrence of the following events:

    (i) receipt by the Company and the Trustee of the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities;

    (ii) the execution and delivery hereof by the Company and the Trustee;

    (iii) the execution and delivery by Clark USA, Inc. ("Parent") and Bankers Trust Company of a supplemental indenture to the indenture, dated May 15, 1993 (the "Parent Indenture"), governing the Parent's Senior Secured Zero Coupon Notes due 2000, Series A providing for amendments to the Parent Indenture substantially similar to the amendments provided herein;

    (iv) the consummation by the Company of the acquisition of Chevron U.S.A. Inc.'s Port Arthur, Texas refinery pursuant to the Asset Sale Agreement, dated as of August 16, 1994, between the Company and Chevron U.S.A Inc.;

    (iv) the consummation of (i) an initial public offering by the Parent of
  at least          shares of its common stock, (ii) the public offering by
  the Parent of at least          million aggregate principal amount of its
  Senior Subordinated Notes due 2004 and (iii) the subsequent contribution by the Parent to the capital of the Company of an amount not less than
                 ; and

    (v) subject to waiver by the Company, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the amendments to the Indenture as contained herein, the entering into of this Supplemental Indenture or the making of payments to registered holders of Securities in exchange for their consents to this Supplemental Indenture or question the legality or validity thereof or otherwise adversely affect the transactions referred to in clauses (iii) and (v) above.

  Section 3. Reference to and Effect on the Indenture

  (a) On and after the date of this Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture.

  (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

  Section 4. Governing Law

  This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

  Section 5. Defined Terms.

  Capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

  Section 6. Counterparts and Method of Execution

  This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

  Section 7. Titles

  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

                                          CLARK REFINING & MARKETING, INC.
                                          (formerly Clark Oil & Refining
                                           Corporation)


                                          By:__________________________________
                                            Its:

                                          NATIONSBANK OF VIRGINIA, N.A.,
                                          Trustee


                                          By:__________________________________
                                            Its:

                        CLARK REFINING & MARKETING, INC.
                  (Formerly Clark Oil & Refining Corporation)

                    Solicitation of Consents to Amendment of
                          the Indentures Governing its
                          9 1/2% Senior Notes due 2004
                                      and
                         10 1/2% Senior Notes due 2001

  Deliveries of Consents should be made to the Trustee at the address or facsimile number set forth below (facsimile transmissions should be confirmed by physical delivery):

                     NATIONSBANK OF VIRGINIA, N.A., TRUSTEE

        By Mail:

                                 By Facsimile:                By Hand:


NationsBank of Virginia,                              NationsBank of Virginia,
          N.A.                  (804) 344-1346                  N.A.

  600 East Main Street         Confirmation Only        c/o Midwest Clearing
                                                                Corp.

       17th Floor               (804) 344-1315
Richmond, Virginia 23219                                   40 Broad Street
     Attention: Bob                                          22nd Floor
       Richardson

                                                      New York, New York 10004
  Holders of Notes who require information about procedures for consenting, who require additional copies of this Consent Solicitation Statement or the forms of consent or who have questions concerning the terms of the Solicitation should contact the Information Agent at the address and telephone number set forth below:

                               Morrow & Co., Inc.
                                909 Third Avenue
                                  New York, NY
                                 1-800-662-5200

                             [PACE LETTERHEAD]

October 25, 1994

TO: Clark USA, Inc.

  The Pace Consultants Inc. ("Pace") is a recognized international consulting firm that has been providing expertise to the refining and petrochemical industries for over 35 years. The activities undertaken by Pace for the Company as part of the Company's analysis of the Port Arthur Refinery acquisition are well within the range of services and capabilities offered by Pace.

  Pace has conducted an analysis of the Port Arthur Refinery and a review of the Company's estimates and the Company's assumptions underlying these estimates. Pace undertook this review for the purpose of forming an opinion on whether the accompanying operating and financial estimates are reasonable and whether the assumptions underlying the estimates provide a reasonable basis for the Company's estimates. Pace is not a certified public accountant and Pace did not assess whether the estimates have been prepared in accordance with the standards established by the American Institute of Certified Public Accountants.

  Pace's review of the estimates and the underlying assumptions included such procedures as Pace considered necessary to evaluate both the estimates and the underlying assumptions. In making its examination, Pace relied upon certain information supplied to Pace by the Company, inquiries of independent sources and other public and non-public sources as Pace deemed necessary. The Company did not place any limitations upon Pace with respect to the procedures followed or factors considered by Pace in rendering its opinion.

  Some of the information used in Pace's review is based on estimates. In addition, information included in Pace's review may differ from that which other consulting firms specializing in the refining and marketing industries would have presented or relied upon. While Pace has taken reasonable care in the compilation of information in its review and believes it to be correct, the accuracy of such information is not guaranteed.

  In Pace's opinion, the assumptions underlying the accompanying company estimates provide a reasonable basis for the Company's estimates, and the accompanying estimates are reasonable. Because events and circumstances frequently do not occur as expected, there may have been differences between the Company's estimates for 1993 and actual results. Pace has no responsibility to update this opinion for events and circumstances occurring after the date of this opinion.

                                          The Pace Consultants Inc.

                               1993 CASE FOR THE

                              PORT ARTHUR REFINERY

                     OPERATED UNDER CLARK'S PLANS FOR 1995

                                  PREPARED FOR

                                CLARK USA, INC.

                                          FOR PACE

                                          WILLIAM L. URQUHART

                                          JOHN R. DOSHER

OCTOBER 1994

                                  INTRODUCTION

  The Pace Consultants Inc. (Pace) has been retained by Clark USA, Inc. (Clark) as an independent consultant to prepare a report based on an evaluation of the economics of Clark purchasing and operating Chevron's Prime Fuels Refinery in Port Arthur, Texas. In addition to the refinery, other assets included in the sale are the Fannett LPG Storage Terminal, the Beaumont Light Products Marketing Terminal, the Lucas Terminal Pipeline and Storage System, one-third share of the Port Arthur Products Station, and the refinery's Hydrocarbon and Process Chemicals Inventory.

  The refinery that Clark is purchasing has not been operated on a stand-alone basis by Chevron. Rather, it is part of a complex which includes chemical operations that will be retained by Chevron. Thus, there are no audited historical results on the refinery, and the unaudited statements available from Chevron are based upon many allocated costs and internal transfer prices. Considerable effort has been expended by Pace to determine the costs, charge and yields, and price relationships that apply for the facilities to be owned and operated by Clark.

  This report provides an estimate of the earnings that Clark might have obtained by operating the refinery under specific conditions. It was assumed that market conditions (prices for raw materials and products) would be the same as existed in 1993, but that the refinery would operate as Clark expects in 1995 after ownership is transferred.

                                    SUMMARY

  Pace developed an estimate of the economics that Clark might obtain from operating the Port Arthur refinery under the following conditions:

  . Product and raw material prices are the same as would have applied for Clark in 1993.

  . The refinery would be operated as Clark expects to operate in 1995. That is, the benefits expected from the company's production plan would be realized. Also, clean fuels (reformulated gasoline and low-sulfur diesel) would be produced at expected 1995 rates.

  For these conditions, Pace estimates the operating results would be as follows:

                                                                  1993 PRO FORMA
                                                                  --------------
      Crude Oil Throughput (Bbl/Day).............................    189,700
      Production (Bbl/Day).......................................    213,456
      Refinery Gross Margin ($/Bbl)..............................       3.22
      Refinery Operating Expenses ($/Bbl)........................       2.05
      Refinery Gross Margin ($MM)................................      250.8
      Refinery Operating Expenses ($MM)..........................      159.6
      Refinery Operating Cash Flow ($MM).........................       91.2
      Pipeline and Terminal Operating Cash Flow ($MM)............       10.7
      Total Operating Cash Flows ($MM)...........................      101.9

  Pace's estimates of operating cash flow can be compared with similar estimates by the company of $81.1 million. Considering the complexity of estimating yields and costs under these conditions, Pace believes that there is reasonable agreement between our estimate and that prepared by the company. Thus, in Pace's opinion, the estimates prepared by the company are reasonable for the conditions assumed.

                                KEY ASSUMPTIONS

  The foundation for this 1995 case is the premise that Clark had successfully implemented its operational changes as planned in the original timetable for 1995. These changes include both cost reductions and capital investment to improve profitability. Clark has obtained the necessary permits to maintain crude oil throughput at the projected rates through the course of 1995.

  Extraordinary occurrences, such as casualty losses, have been removed from the analysis. Revenues and costs have been recast to represent operation of the Port Arthur refinery on a stand-alone basis, with purchases, sales, and transferred streams values marked to market. Though some Chevron data were considered for estimating costs, Pace's analysis in general was performed on a stand-alone basis.

                              REFINERY OPERATIONS

  Capacities of the principal processing units at the Port Arthur refinery were developed through a series of investigations and extensive reviews. The resulting figures shown in Table 1 are judged to be reasonable representations for those units for planned operations during the first and second half of 1995. These figures incorporate the effects and timing of planned investments, downtimes, and operating strategies. Resulting maximum unit capacities on a calendar-day basis are used as unit constraints in Pace's linear program (LP) models for Port Arthur operations.

  Care also was taken to incorporate critical, unit-specific details into the LP models. Among the more important equipment-specific details were yield patterns for the cat cracker and reformer, coker liquid yields and coke make correlations, hydrogen consumption and operating characteristics in the hydrotreaters, gasoline blend component properties, and specific refinery blend properties.

  These models were constructed to simulate Clark's proposed operation of the refinery for both summer and winter seasons. For financial purposes, summer operations were used for the second and third quarters of the year. Winter season results were used in the first and fourth quarters.

  Results of the LP models, as driven by prices for feedstocks and products in 1993, were used to determine charges and yields for the Port Arthur Refinery to maximize margin. Once again, in this analysis, those 1995 operations were superimposed on 1993 market conditions to estimate the financial results for Port Arthur had Clark owned, modified, and operated the refinery for that full year.

  From a processing standpoint, the critical change for Clark involves "heavying-up" the crude slate, enabling greater use of less expensive heavy, sour crude oils such as Mayan or West Texas Sour. This occurs primarily in the second half of the year when the benefits of Clark's investment program are available.

  Another important operating basis concerns the implementation of clean gasoline regulations. EPA Clean Air Act regulations mandate the use of reformulated gasoline (RFG) in some parts of the country beginning in 1995, in compliance with the EPA's "simple model." The Port Arthur refinery will produce both RFG and conventional gasoline, with simple-model RFG production fairly straightforward at Port Arthur. In this analysis, for the purpose of imposing 1995 operating plans on 1993 prices and costs, we have also required RFG production in our models. Nevertheless, the prices used for RFG, based on cost pass-through, are insufficient to confer any unusual benefit to Port Arthur in the economics.

  Pace constructed models for each quarter of the year for the Port Arthur refinery. Results for each period, in terms of volumes and percentages of feedstocks selected and products produced, are presented in Table 2. These quarterly charges and yields were used in conjunction with Port Arthur prices, based on 1993 market prices, to estimate gross margins. An allowance of 0.4% of sales was made for losses. This amount is reasonable and customary in economics for U.S. Gulf Coast refineries.

                                  PRICE BASES

  Rather than following transfer pricing conventions and volume commitments of a large company such as Chevron, all prices were based on market transactions, wherever possible. Six crude oils were used in the LP and financial models for the Port Arthur refinery. Prices were set at average levels for 1993, based on publicly-reported spot market prices, plus transportation costs to the refinery gate from 42.2c/bbl for West Texas Intermediate (WTI) up to $1.63/bbl for Brent. Resulting prices are shown below:

                           CRUDE OIL PRICES FOR 1993
                              PORT ARTHUR REFINERY
                                (U.S. $/BARREL)

      West Texas Intermediate (WTI)....................................... 18.87
      Mandji.............................................................. 17.00
      Maya................................................................ 13.06
      West Texas Sour (WTS)............................................... 17.37
      Brent............................................................... 18.63
      Oriente............................................................. 17.05

  In addition to crude oils, there are nine other market feedstocks and some transfer-price exchanged streams that serve as feedstocks for the Port Arthur refinery in Pace's models. For the purpose of this analysis, other streams that are both bought and sold are netted-out for simplification. The market feedstock streams, once again on a Port Arthur location basis, are listed below. Some prices were set on an average annual basis, while others reflect summer/winter seasonality, shown as summer/winter/annual average prices.

                       MARKET PRICES FOR OTHER FEEDSTOCKS
                              PORT ARTHUR REFINERY
                                (U.S. $/BARREL)

   FEEDSTOCK            PRICE                        COMMENTS
   ---------            -----                        --------
Light Naphtha                 17.58 At 1993 average natural gasoline plus
                                    50c/barrel
Light Raffinate               19.60 At natural gasoline plus 6c/gal; currently
                                    4 cents
HS Cat Feed       19.22/18.07/18.65 Pace correlations with gasoline and No. 2
                                    Fuel Oil
Normal Butane                 15.43 Mont Belvieu basis
Iso-butane                    16.85 Mont Belvieu basis
MTBE Spot         31.18/28.29/29.74 From Pace surveys, MTBE averaged 138.9%
                                    of unleaded regular gasoline prices in 1993
n-Butylenes       21.72/18.68/20.20 Value to alkylation
Hydrogen, FOE                 13.61 Alternate disposition as fuel
Natural Gas, FOE              13.61 Actual $2.16/million BTU, delivered

  In addition to prices for crude oils and market-sourced feedstocks, Pace also modeled prices for 20 feedstock transfer streams, most of which are from Chevron Chemical. After net transfer eliminations, Pace's models used feedstock volumes from three streams--cumene tower bottoms, depropanizer tower bottoms, and C/5/ raffinate from Texaco's MTBE unit.

  Additionally, Pace charged the Port Arthur refinery for 6c/gal to reflect an excess over octane value for paraffinic raffinate returned from Chevron's UDEX unit, reflecting an expected higher value as a diluent for "clean" gasoline under RFG. Prices for these transfers are listed below, again with seasonality variations indicated by summer/winter/annual average notations.

                       PRICES FOR TRANSFERS FROM CHEMICAL
                      PORT ARTHUR REFINERY (U.S. $/BARREL)

 FEEDSTOCK         PRICE                           COMMENTS
 ---------         -----                           --------
 Raffinate                2.52 Excess over octane value (consistent with RFG)
 De-C/3/     18.81/17.44/18.13 Transfer price formula, of which major
  Bottoms                      component is iso-butane valued at market
 Cumene T    26.43/24.07/25.25 Transfer price formula, octane value less butane
  Btms                         blended
 C/5/                    10.00 Transfer price, with principal component C/5/s at
  Raffinate                    fuel value

  Prices for the primary refined products of the Port Arthur refinery were based on pipeline mean prices for summer and winter for gasoline and middle distillates, and the year's average for 1993 for other products. Using reported pipeline prices was deemed appropriate since products are primarily delivered by pipeline. It does, however, represent an improved starting point basis from Chevron's transfer price convention of using spot waterborne low. From pipeline mean market prices, netback prices at the refinery were determined by taking a 10.5c/bbl for transportation from refinery to pipeline terminal. Prices for Port Arthur's principal products are shown below, with seasonal prices designated summer/winter/average.

                     NETBACK PRICES FOR PRINCIPAL PRODUCTS
                              PORT ARTHUR REFINERY
                                (U.S. $/BARREL)

         PRODUCT                  PRICE                   COMMENTS
         -------                  -----                   --------
RUNL Conventional Gasoline  22.35/20.27/21.31 Platt's less 10.5 cents
PUNL Conventional Gasoline  23.74/21.66/22.70 All premium at 93 octane
Jet/Kerosene                21.99/22.34/22.17 Platt's less 10.5 cents
0.2% Sulfur No. 2           20.94/21.29/21.12 Conventional, Platt's basis
0.05% Sulfur No. 2          21.99/21.92/21.96 Low-sulfur diesel
Natural Gasoline                        16.98 Mont Belvieu less transportation
Normal Butane                           15.33 Refinery, not gas plant, C/4/
Isobutane                               16.75 Mont Belvieu less transportation
Propane                                 12.97 Spot basis, Mont Belvieu less
                                              transportation
No. 6 Fuel Oil                          10.15 Platt's less 10.5 cents

  In addition to primary products, Port Arthur also sells several by-products to the market. These include sulfur, petroleum coke, and carbon black feedstock
(CBFS). Pace's models also indicates a sale of a small amount of low-sulfur cat cracker feedstock. Prices for CBFS and cat feed were marked to market, using relationships to high-sulfur No. 6 fuel oil and gasoline/distillate, respectively. Netback prices for sulfur and coke were set conservatively low.

  Superimposing reformulated gasoline requirements and production on 1993 markets required estimation, since there was no mandated year-round RFG program that year, but only a winter-time oxygenated gasoline season. Pace used a modified cost pass-through approach. RFG prices were set at the cost of blending in 15% MTBE (at market price) to conventional gasoline, plus a modest 0.5c/gal premium during the summer months. The octane credit for MTBE was based upon price spreads between conventional grades of 87 octane regular and 93 octane premium gasoline in the market, using a typical industry blending octane for MTBE of 110 (R+M)/2.

  This approach was deemed reasonable since Port Arthur will purchase MTBE, but otherwise will have no appreciable difficulty producing RFG, unlike some refiners and gasoline importers. Nevertheless, the approach is conservative for RFG prices since it allowed on average for the year only 0.25c/gal premium over MTBE blending cost. Netback prices for these other sales to market are shown below, with seasonality reported as summer/winter/year average prices.

                NETBACK PRICES FOR OTHER PRODUCTS SOLD TO MARKET
                              PORT ARTHUR REFINERY
                                (U.S. $/BARREL)

    PRODUCT             PRICE                         COMMENTS
    -------             -----                         --------
RFG-87 Octane     23.06/20.65/21.86   MTBE blending plus 0.5c/gal in summer,
                                      less 10.5c/bbl pipeline cost
RFG-93 Octane     24.46/22.04/23.25   MTBE blending plus 0.5c/gal in summer,
                                      less 10.5c/bbl pipeline cost
Sulfur, $/Ton                 30.00   Assumed, fixed
Petroleum Coke,                5.00   Assumed at nominal value
 $/Ton
LS Cat Feed       19.63/18.40/19.02   Based on Pace's correlations with UNLRC
                                      gasoline and No. 2 fuel oil. Less $1/bbl
                                      for freight and incentives
CFBS                          11.25   Estimated at HS No. 6 fuel oil plus
                                      $1/barrel

  Although Pace determined market-related prices for all streams physically transferred between the refinery and chemical operations, operating and financial models for the refinery were constructed on a net basis, for simplicity. As a result, only a handful of product transfer streams are used in Pace's models. Though results are appropriate, both for optimization and economic evaluation purposes, there will be differences between Pace's results and Port Arthur accounting. Compared to site accounting, Pace's revenues and feedstock costs will be lower due to the omission of netted transfers.

  Contained benzene and toluene in reformate sent to Chevron Chemicals' UDEX extractor are valued in Pace's models relative to gasoline prices based on octane. Gasoline blending values for benzene and toluene use common industry ratios to gasoline of 122% and 127%, respectively.

  The C3 cut from the cat cracker's light ends separator is valued based on its content of propane and propylene, both valued at market. The stream is approximately 75 liquid volume percent propylene, valued at market prices averaged from Pace surveys every two weeks during 1993 for refinery grade material. Propane was valued to Mont Belvieu spot prices. This procedure is both reasonable and consistent with common industry practice. Absorber gas was priced at fuel value (outside purchased natural gas) on a fuel oil equivalent basis. The C4 cut from the cat cracker was valued one-half at the market price for normal butane and one-half at the value of butylenes to alkylation, consistent with common, though not universal industry practice. Transfer prices are shown below, with seasonality reported as summer/winter/average prices.

                  PRICES FOR PRODUCTS TRANSFERRED TO CHEMICALS
                              PORT ARTHUR REFINERY
                                (U.S. $/BARREL)

     PRODUCT              PRICE                        COMMENTS
Benzene             27.28/24.75/26.02   Blending value, estimated at 122%
                                        of gasoline
Toluene             28.41/25.77/27.09   Blending value, estimated at 127%
                                        of gasoline
Propane/Propylene   17.81/16.46/17.14   Based on market price 25%
                                        (LV) propane and 75% (LV) contained
                                        propylene. Propylene was 86.35% (vol-
                                        ume ratio) of gasoline for refinery
                                        grade (contained, FOB) in 1993
Absorber Gas, FOE               13.89   At fuel (gas)
                                        price, FOE basis
Butane/Butylene     18.58/17.06/17.82   Estimated at one-half butane
                                        (market) and one-half butylenes value
                                        to alkylation

                            VARIABLE OPERATING COSTS

  Variable operating costs for the Port Arthur refinery include all utilities plus expenses for chemicals and catalysts. Utilities are comprised of purchased fuel (natural gas), electricity (net export to chemicals), steam (also exported on a net basis to chemicals), process water, boiler feed water, air, and other miscellaneous utilities (sewage system, wastewater treatment, etc.)

  All variable operating costs were estimated starting from a 1993 baseline for the Port Arthur complex. Estimates of refinery costs were segregated from actual costs for the complex. The adjustment in utilities is an accounting change removing fuel purchased on behalf of chemicals from feedstocks and reporting it in utility costs. Amounts for internally produced fuel, previously accounted for in both revenues and costs, have been instead netted against revenue.

  Results for adjusted refinery 1993 baseline variable costs are shown below. Negative values indicate net exports to chemicals of steam from generation facilities (boilerhouses) in the refinery and electric services sold by the refinery to chemicals.

                1993 BASELINE ADJUSTED VARIABLE OPERATING COSTS
                              PORT ARTHUR REFINERY
                               (THOUSAND DOLLARS)

      COMPONENT                         COMPLEX REFINERY  ADJUSTMENT NET BASELINE
      ---------                         ------- --------  ---------- ------------
      Purchased Fuel................... 51,799   25,672     25,000      50,672
      Electricity......................    689   (1,399)       --       (1,399)
      Steam............................  7,427  (21,513)       --      (21,513)
      Water, Air, Other................  2,117      262        --          262
      Catalyst.........................  7,667    6,622        --        6,622
      Chemicals........................ 12,513    9,402        --        9,402
                                        ------  -------     ------     -------
          Total........................ 82,212                          44,046
                                        ======                         =======

  From the net baseline for steam, additional reductions were taken to reflect two improvement steps specifically identified by Clark. Those steps involve fixing steam leaks and traps, and improving the efficiency of major drivers. Benefits are estimated at $750,000 in the full year for fixing leaks and traps, and at $700,000/yr for improving driver efficiencies. The net steam credit, after reductions, is $22.963 million.

  Starting from these net figures, incremental costs for utilities, chemicals, and catalyst are added or subtracted for processing differences between Pace's models and our calibration case for 1993 operations. For these increments, prices for high pressure process steam were estimated using common industry factors for boilerhouses--a gross heat duty of 1.65 million BTU (of purchased gas at Port Arthur) per thousand pounds of steam, plus an estimated cost component for the boilerhouse of $1/thousand pounds.

  Minor incremental charges for other utilities were estimated using unit costs of 4.2c/kwh for purchased electricity at a typical industrial rate, 45.7c/thousand gallons for boiler feed water, and 8.7c/thousand gallons for process water--all common industry economic factors for plants on the U.S. Gulf Coast. Incremental variable costs due to operations are shown below.

                    PACE OPERATIONAL INCREMENTS TO VARIABLE
                                OPERATING COSTS
                              PORT ARTHUR REFINERY
                               (THOUSAND DOLLARS)

                                                               INCREASE/DECREASE
      COMPONENT                                                     TO COST
      ---------                                                -----------------
      Purchased Fuel..........................................       1,356
      Electricity.............................................        (775)
      Steam...................................................         401
      Boiler Feed Water.......................................         --
      Cooling Water...........................................           5
      Catalyst................................................         364
      Chemicals...............................................         364
                                                                     -----
          Total Increase......................................       1,715
                                                                     =====

                             FIXED OPERATING COSTS

  Refinery operating labor costs were estimated from an adjusted 1993 base, separated from the combined refinery/chemicals complex. Costs are estimated for both regular operating labor and contract labor, and credit is continued for net employees on loan to chemicals. The adjusted baseline was determined as shown below.

                 1993 BASELINE ADJUSTED OPERATING LABOR* COSTS
                                  PORT ARTHUR
                               (THOUSAND DOLLARS)

           COMPONENT          COMPLEX  REFINERY ADJUSTMENT REDUCTION NET BASELINE
           ---------          -------  -------- ---------- --------- ------------
   Company................... 81,721    69,317   (15,565)   (7,619)     46,133
   Contract.................. 10,361     8,380    (5,275)      864       3,969
   Net on Loan...............   (635)     (644)      --        --         (644)

- --------
  *All Non-Maintenance Labor

  The large adjustment in company labor primarily removes double counting of maintenance and other labor categorized as operating labor in Chevron's system. The contract labor adjustment backs out environmental work to be borne by Chevron and some extra loading in advance of the 1994 turnaround. Since no manpower increases are required by changes to operations in Pace's models, these net figures are used in our economics for operating labor costs. Additionally, costs have been increased to accommodate $4 million "gain sharing" contribution to Port Arthur personnel.

  The company estimates that total labor can be reduced by $10 million/yr and Pace believes this is reasonable. It should be noted that plans in this area are not yet finalized. Clark's ability to reduce head count, the timing of reductions, and any associated costs are still subject to change at this time. Nevertheless, the reductions presently planned seem reasonable and are assumed to have been made in Pace's estimates of fixed costs.

  Ongoing maintenance labor costs were estimated from 1993 actual expenses for the complex. From these figures, refinery expenses were separated and adjustments and reductions were taken. Shown below are the net baseline maintenance costs. Consistent with plans for 1995, no accruals for turnaround are taken.

                   1993 BASELINE ADJUSTED ONGOING MAINTENANCE
                                  LABOR COSTS
                              PORT ARTHUR REFINERY
                               (THOUSAND DOLLARS)

     COMPONENT               COMPLEX REFINERY ADJUSTMENT REDUCTION NET BASELINE
     ---------               ------- -------- ---------- --------- ------------
Routine Maintenance
  Company................... 18,482   14,885       --     (2,699)     12,186
  Contract..................  1,705    1,427       --       (259)      1,168
  Materials, Services....... 13,646    8,505       --     (1,542)      6,963
Control Maintenance
  Company...................    983      792      (298)     (182)        312
  Contract..................  3,003    2,643      (998)     (605)      1,040
  Materials, Services.......  7,677    5,299    (2,000)   (1,213)      2,086
Alterations and Dismantling
  Company...................     68       58       (28)      --           30
  Contract..................    227      192       (89)      --          103
  Materials, Services.......  4,702    3,973    (1,853)      --        2,120

  In addition to providing a gain sharing contribution, Pace also increased ongoing maintenance costs estimates to cover additional maintenance on capital projects involving equipment. There are four projects during the year that are included--Wastewater Treatment, HF Mitigation, Coker Deheading Device, Hydrotreating Coker Gas Oil, and Information Services. Maintenance was charged at 3% of capital on these projects, adding $564,000 in maintenance costs.

  Fixed costs within the overall category of materials, services, and supplies include charges for the laboratory, computer, telecommunications, drafting, royalties, and support services. Costs are estimated from an adjusted 1993 basis of $25.147 million. To this figure, Pace added 1% of the equipment-related capital projects listed above. This addition equals $188,000 for the year.

  Other fixed costs are for a variety of miscellaneous charges and adjustments. Included in this group are finance and purchasing, home office allocations, fire prevention, travel and miscellaneous expenses, and charges to Chevron Chemical, as well as accounting-offsets for charges included elsewhere. In total, this category is a negative cost, or credit, due to a large charge to Chevron Chemical. We have estimated this charge to Chevron Chemical at $8.9 million for 1993 modeling purposes, or 75% of actual in 1993. In spite of using a lower charge back, the total for the category remains negative at $5.47 million in Pace's economic model for the year.

  Offsetting this credit are charges for property taxes, licenses, and insurance. The adjusted 1993 baseline for these charges is $15.37 million. In addition, Pace includes 1.5% (a standard industry factor) of cumulative equipment capital investment from the capital budget projects listed in the maintenance discussion to cover incremental taxes and insurance. This additional cost totals $282,000 for the year.

  Also included in other fixed costs is an estimated annual payment by the Port Arthur Refinery to Chevron Chemical to cover the refinery's share of Chevron's UDEX unit's operating costs under a stand-alone operating basis. This amount is presumed fixed by agreement at $1 million per year.

                                  OTHER COSTS

  Expenses associated with terminal operations are estimated proportional to throughput, with the exception of the Fannett terminal. For Fannett, a fixed charge of $250,000 per quarter is carried throughout the year.

  Expenses for terminal operations are shown by quarter in the table below. These are consistent with the charges and yields used in the Pace models for the Port Arthur refinery.

                   1993 THROUGHPUT ADJUSTED TERMINAL EXPENSES
                               (THOUSAND DOLLARS)

TERMINAL                              1ST QTR 2ND QTR 3RD QTR 4TH QTR YEAR TOTAL
- --------                              ------- ------- ------- ------- ----------
Lucas Crude
  Variable...........................    193     195     202     202      792
  Fixed..............................    771     779     788     788    3,126
Lucas Products
  Variable...........................     39      39      40      41      159
  Fixed..............................    329     332     336     336    1,333
P.A.P.S.
  Variable...........................    355     348     360     371    1,433
Fannett
  Fixed..............................    250     250     250     250    1,000
Total Terminals
  Variable...........................    587     581     602     614    2,384
  Fixed..............................  1,350   1,362   1,374   1,374    5,459
                                       -----   -----   -----   -----    -----
    Total............................  1,937   1,943   1,976   1,988    7,843
                                       =====   =====   =====   =====    =====

                                 OTHER REVENUES

  Approximately $18.6 million in additional revenues is expected from terminals operations. Revenues for each terminal have been projected on a volume throughput basis. Revenues for the Lucas crude terminal were set proportional to refinery crude oil throughput, based on $9.595 million per year at 187,200 bbl/calendar day. Products terminal revenues for Lucas and P.A.P.S. were estimated from a volume reference level of 208,600 bbl/calendar day. Basis revenues for this volume were $4.725 million for the Lucas products terminal and $3.539 million for P.A.P.S. Terminal revenues are summarized by quarter, below.

                  1993 THROUGHPUT ADJUSTED TERMINALS REVENUES
                               (THOUSAND DOLLARS)

TERMINAL                              1ST QTR 2ND QTR 3RD QTR 4TH QTR YEAR TOTAL
- --------                              ------- ------- ------- ------- ----------
Lucas Crude..........................  2,366   2,392   2,482   2,482     9,722
Lucas Products.......................  1,257   1,231   1,275   1,312     5,075
P.A.P.S..............................    941     922     955     983     3,801
Total................................  4,564   4,546   4,711   4,777    18,598

  No revenue increases were included in the first year of Clark's operation to reflect a contribution from the company's wholesale marketing plan. This is a plan to place product barrels at alternative values that are above spot market prices, which were the bases used in determining netback prices for economic evaluations. The company has identified additional classes of trade, including transportation markets, unbranded resellers, branded distributors, and industrial and commercial accounts.

  A modest amount of additional revenue is included to capture the benefits of quick payout, small capital projects planned by Clark. The company has identified 37 specific opportunities to modify processes, equipment, and utilities with small capital investments and quick payouts. In sum, they demonstrate attractive potential to increase net income. Benefits have been assumed at one-year payouts, beginning the quarter after they are made. These additional revenues, termed productivity improvements, total $250,000 in the second quarter, $500,000 in the third, and $750,000 in the fourth, for a total for the year of $1.5 million.

                               FINANCIAL RESULTS

  Financial results for Pace's 1993 case for the Port Arthur refinery are presented in Tables 3 and 4. Gross margins were determined using market related prices, volumes from the Pace LP representation of Port Arthur's operations in 1993 under Clark's plans for 1995, and industry loss factors as discussed above. Excluding productivity improvements and terminal operations' net contributions, gross margins on refining average $3.20/bbl of product as shown in Table 3. This compares favorably with Pace's published U.S. Gulf Coast industry average margins of $2.33/bbl for an average conversion refinery and $3.71/bbl for a high conversion refinery for 1993.

  Table 4, an economics summary for Port Arthur, begins with this gross margin, which in absolute terms totals $244.4 million for the year. Costs are shown by quarter, all of which follow the methodology and detail of variable and fixed costs discussed above. Various levels of margins are reported, culminating in earnings before tax and depreciation of $93.5 million.

                                    TABLE I

        CAPACITIES & RELIABILITY FACTORS FOR PORT ARTHUR REFINERY UNITS
                         (BARRELS, EXCEPT WHERE NOTED)

                          MAXIMUM UNIT                                  MAXIMUM UNIT
                           CAPACITIES,       EXPECTED      RELIABILITY   CAPACITIES,
                              MBPSD      ONSTREAM FACTORS    FACTORS        MBPCD
                         --------------- ----------------- ------------ -------------
                          FIRST  SECOND   FIRST    SECOND  FIRST SECOND FIRST SECOND
                          HALF-   HALF-   HALF-    HALF-   HALF- HALF-  HALF-  HALF-
         UNIT             YEAR    YEAR     YEAR     YEAR   YEAR   YEAR  YEAR   YEAR
         ----            ------- ------- -------- -------- ----- ------ ----- -------
Crude...................   193.0   198.0   100.0%   100.0% 97.0% 97.0%  187.2   192.1
Vacuum Tower............    84.0    84.0   100.0%   100.0% 97.0% 97.0%   81.5    81.5
Naphtha Treater.........    50.0    50.0   100.0%   100.0% 98.0% 98.0%   49.0    49.0
Reformer................    50.0    50.0   100.0%   100.0% 98.0% 98.0%   49.0    49.0
Treater 241.............    30.0    30.0   100.0%   100.0% 95.0% 95.0%   28.5    28.5
Kerosine Treater 242....    30.0    30.0   100.0%   100.0% 95.0% 95.0%   28.5    28.5
Diesel Treater 243......    50.0    50.0   100.0%   100.0% 95.0% 95.0%   47.5    47.5
Gasoil Treater 244......    68.0    70.0   100.0%   100.0% 96.0% 96.0%   65.3    67.2
FCC.....................    63.5    65.0   100.0%   100.0% 96.0% 96.0%   61.0    62.4
Alkylation..............    16.0    16.5   100.0%   100.0% 97.0% 97.0%   15.5    16.0
Coker 1, MBPD...........    17.0    17.0   100.0%    88.5% 85.0% 90.0%   14.5    13.5
Coker 1, TPD............   900.0   900.0   100.0%    88.5% 85.0% 90.0%  765.0   716.9
Coker 2, MBPD...........    23.0    23.0   100.0%   100.0% 85.0% 90.0%   19.6    20.7
Coker 2, TPD............ 1,150.0 1,150.0   100.0%   100.0% 85.0% 90.0%  977.5 1,035.0
Sulfur Recovery Unit,
 TPD....................   405.0   405.0   100.0%   100.0% 98.0% 98.0%  396.9   396.9

                                    TABLE 2
                        PORT ARTHUR REFINERY LP SUMMARY

                         1Q95 WINTER 2Q95 SUMMER 3Q95 SUMMER 4Q95 WINTER
                             RFG         RFG         RFG         RFG
                          1025 CUT    1025 CUT    1025 CUT    1025 CUT
                          1Q95-K2.    2Q95-K2.    3Q95-K2.    4Q95-K2.   ANNUAL
                            (8PD)       (8PD)       (8PD)       (8PD)    AVERAGE
                         ----------- ----------- ----------- ----------- -------
INPUT
  CRUDES:
    West Texas Sour.....    95,640      93,870      95,746      98,399    95,921
    West Texas Int......         0           0       2,373         612       752
    Mandji..............    13,350      14,135           0           0     6,816
    Brent...............    53,210      54,195      64,501      64,064    59,037
    Oriente.............         0           0           0           0         0
    Mayan...............    25,000      25,000      29,481      29,026    27,144
                           -------     -------     -------     -------   -------
      Sub-total, Crude..   187,200     187,200     192,101     192,101   189,671
                           -------     -------     -------     -------   -------
  OTHER:
    Natural Gas.........     1,561       1,583       1,776       1,750     1,668
    Purch Lt Raffinate..     1,000       1,000       1,000       1,000     1,000
    Transferred Lt Raff.    10,544      10,542      10,562      10,224    10,457
    HS Catfeed..........         0           0           0           0         0
    MTBE................     8,605       7,873       7,884       8,680     8,260
    Light Naptha........     5,000       5,000       5,000       5,000     5,000
    Isobutane...........       538         541         608         603       573
    N-butane............     6,149           0           0       6,147     3,066
    Fina Butylenes......     2,800       2,800       2,800       2,800     2,800
    Hydrogen............       868         851       1,142       1,163     1,007
    CS Raffinate........       320         320         320         320       320
    Deprop Twr Btms.....        50          50          50          50        50
    Curnene Twr Btms....        50          50          50          50        50
                           -------     -------     -------     -------   -------
      Sub-total, Other
       (X-xfers)........    26,942      20,068      20,630      27,563    23,794
                           -------     -------     -------     -------   -------
       Total Input......   214,142     207,268     212,731     219,664   213,464
                           =======     =======     =======     =======   =======
OUTPUT
  Benzene...............     2,053       2,046       2,075       2,078     2,063
  Absorber Gas..........     3,170       3,164       3,171       3,177     3,171
  FCCU PP...............    10,539      10,515      10,532      10,559    10,536
  Toluene...............     3,447       3,454       3,425       3,422     3,437
  Penhex................         0         645       1,235           0       472
  Lt Raffinate..........         0           0           0           0         0
  Iso-Butylene..........     2,322       2,319       2,421       2,423     2,372
  Sulfur in Tons/day....       306         304         320         322       313
  Propane...............     2,801       2,799       2,810       2,813     2,806
  Butane................         0       5,078       5,181           0     2,572
  IsoButane.............         0           0           0           0         0
  ULP...................    37,854      28,681      34,058      38,572    34,791
  ULR...................        87       4,998           0           0     1,268
  ULM...................         0           0           0           0         0
  RFG ULR...............    46,842      36,842      41,620      48,792    43,524
  RFG ULM...............         0           0           0           0         0
  RFG ULP...............    26,808      28,534      24,493      26,083    26,472
  Jet/Kero..............    16,928      17,321      21,489      21,058    19,216
  No. 2 Fuel (0.2%).....         0           0           0           0         0
  Diesel (.05%).........    50,000      50,000      50,000      50,000    50,000
  HSFO..................         0           0           0           0         0
  Catfood...............     1,155         673          94         623       633
  Coke in Tons/day......     1,742       1,742       1,752       1,752     1,747
  Carbon Black Feed.....     3,119       3,194       3,343       3,270     3,232
                           -------     -------     -------     -------   -------
      Sub-total, Output.   207,125     200,263     205,947     212,868   206,565
                           -------     -------     -------     -------   -------
FUEL....................     6,843       6,845       6,938       6,937     6,891
                           =======     =======     =======     =======   =======
Grand Total**...........   213,968     207,108     212,885     219,805   213,456
                           =======     =======     =======     =======   =======
GAIN/LOSS...............      (174)       (160)        154         141        (8)

- --------
**Excludes Coke and Sulfur

                                    TABLE 3

           PORT ARTHUR REFINERY GROSS MARGINS--PACE MODEL, 1993 CASE
                               (THOUSAND DOLLARS)

                                    1ST QTR  2ND QTR  3RD QTR 4TH QTR    YEAR
                                    -------  -------  ------- -------  ---------
Sales Revenues
  Low Sulfur Cat Feed.............    1,912    1,202      170   1,055      4,339
  Reg UL, Conv. ..................      159   10,163        0       0     10,322
  83 Octane Conv. Gasoline........   73,777   61,949   74,371  76,847    286,943
  Jet A/Kerosine..................   34,028   34,654   43,465  43,267    155,414
  Low Sulfur Diesel...............   98,619  100,034  101,133 100,811    400,597
  Natural Gasoline................        0      996    1,929       0      2,925
  Normal Butane...................        0    7,082    7,305       0     14,387
  Propane.........................    3,268    3,302    3,352   3,355     13,278
  Benzene.........................    4,572    5,080    5,209   4,731     19,592
  Toluene.........................    7,993    8,929    8,951   8,112     33,985
  87 Octane Oxy/RFG Gasoline......   87,071   77,328   88,317  92,711    345,427
  93 Octane Oxy/RFG Gasoline......   53,186   63,500   55,106  52,897    224,690
  Sulfur..........................      827      831      883     889      3,430
  Petcoke.........................      784      793      806     806      3,189
  Refinery Propylene/Propane......   15,612   17,039   17,254  15,990     65,895
  Absorber Gas....................    3,963    3,999    4,052   4,060     16,074
  Mixed Butylenes/Butanes.........    3,564    3,920    4,137   3,802     15,423
  Carbon Black Feedstock..........    3,158    3,270    3,460   3,385     13,273
                                    -------  -------  ------- -------  ---------
    Subtotal LP Revenues..........  392,495  404,071  419,899 412,717  1,629,183
    Less Losses...................   (1,570)  (1,616) (1,680)  (1,651)   (6,517)
                                    =======  =======  ======= =======  =========
    Net Sales.....................  390,925  402,455  418,219 411,066  1,622,666
Raw Materials
  WTI Crude Oil...................        0        0    4,120   1,062      5,182
  Mandji Crude Oil................   20,426   21,867        0       0     42,292
  Maya Crude Oil..................   29,386   29,712   35,423  34,876    129,398
  WTS Crude Oil...................  149,517  148,381  153,009 157,249    608,157
  Brent Crude Oil.................   89,219   91,880  110,555 109,805    401,460
  Purchased Light Naphtha.........    7,911    7,999    8,087   8,087     32,084
  Light Raffinate.................    1,764    1,784    1,803   1,803      7,154
  Normal Butane...................    8,539        0        0   8,726     17,266
  Isobutane.......................      816      830      943     935      3,523
  MTBE............................   21,915   22,341   22,618  22,595     89,470
  Normal Butylenes................    4,707    5,535    5,595   4,812     20,649
  Hydrogen........................    1,085    1,076    1,459   1,486      5,106
  Purchased Natural Gas...........        0        0        0       0          0
  UDEX Raffinate Net Cost.........    2,391    2,417    2,449   2,370      9,628
  Cumene Depropanizer Bottoms.....       78       86       86      80        331
  Cumene Tower Bottoms............      108      120      122     111        461
  C5 Raff. from Texaco MTBE.......      293      296      300     300      1,189
                                    -------  -------  ------- -------  ---------
    Total Raw Materials...........  338,157  334,324  346,569 354,299  1,373,349
                                    =======  =======  ======= =======  =========
Gross Margin......................   52,768   68,131   71,651  56,767    249,317
                                    =======  =======  ======= =======  =========
Gross Margin per Barrel of Product
 Excluding Productivity Improve-
 ments & Terminals................  $  2.74  $  3.61  $  3.66 $  2.81  $    3.20
                                    =======  =======  ======= =======  =========
Bbls of product, excluding sulfur
 & coke...........................  213,968  207,108  212,885 219,805    213,456
                                    =======  =======  ======= =======  =========

                                    TABLE 4

             PORT ARTHUR REFINERY ECONOMICS--PACE MODEL, 1993 CASE
                               (THOUSAND DOLLARS)

                                        1ST     2ND     3RD     4TH
                                        QTR     QTR     QTR     QTR     YEAR
                                       ------  ------  ------  ------  -------
Gross Margin, Excluding Productivity.. 52,768  68,131  71,651  56,767  249,317
Improvements and Terminals Operations
 Plus Productivity
 Improvements.........................      0     250     500     750    1,500
                                       ------  ------  ------  ------  -------
Gross Margin.......................... 52,768  68,381  72,151  57,517  250,817
                                       ======  ======  ======  ======  =======
Gross Margin ($/Bbl Product)..........  $2.74   $3.63   $3.68   $2.84    $3.22
                                       ======  ======  ======  ======  =======
Less Variable Operating Costs
  Fuel................................ 12,752  12,897  13,158  13,157   51,964
  Electricity.........................   (472)   (476)   (566)   (567)  (2,081)
  Steam............................... (5,726) (5,786) (5,631) (5,635) (22,779)
  Water, Air, Other...................     65      66      68      68      267
  Catalyst............................  1,655   1,673   1,706   1,707    6,741
  Chemicals...........................  2,192   2,216   2,256   2,256    8,921
    Subtotal, VOC, Refining........... 10,467  10,590  10,991  10,985   43,033
                                       ------  ------  ------  ------  -------
Less Fixed Operating Costs
  Company Labor....................... 12,935  13,079  13,222  13,222   52,458
  Maintenance, Alterations, and Envi-
   ronmental..........................  5,223   7,348   7,472   7,531   27,573
Maintenance, Services, and Supplies...  6,225   6,308   6,391   6,411   25,335
  UDEX Operations to Chev.............    247     249     252     252    1,000
  Other Fixed Costs...................  2,478   2,526   2,574   2,604   10,182
                                       ------  ------  ------  ------  -------
    Subtotal, FOC, Refining........... 27,107  29,510  29,911  30,020  116,548
                                       ------  ------  ------  ------  -------
    Subtotal Refinery Operating Ex-
     pense............................ 37,574  40,100  40,902  41,005  159,580
                                       ------  ------  ------  ------  -------
Operating Margin, Refining............ 15,194  28,281  31,249  16,513   91,237
Plus Terminals Revenue................  4,545   4,528   4,694   4,760   18,527
Less Terminals Variable Expense.......    584     578     599     611    2,371
Less Terminals Fixed Expense..........  1,350   1,362   1,374   1,374    5,459
                                       ------  ------  ------  ------  -------
    Subtotal, Operating Income, Termi-
     nals.............................  2,612   2,588   2,721   2,775   10,697
                                       ------  ------  ------  ------  -------
Earnings Before Tax and Deprec........ 17,807  30,869  33,970  19,288  101,934
                                       ======  ======  ======  ======  =======

                                    TABLE 4

             PORT ARTHUR REFINERY ECONOMICS--PACE MODEL, 1993 CASE
                               (THOUSAND DOLLARS)

                                        1ST     2ND     3RD     4TH
                                        QTR     QTR     QTR     QTR     YEAR
                                       ------  ------  ------  ------  -------
Gross Margin, Excluding Productivity
 Improvements and
 Terminals Operations................. 50,817  66,130  69,381  54,531  240,859
Plus Productivity Improvements........      0     250     500     750    1,500
                                       ------  ------  ------  ------  -------
Gross Margin.......................... 50,817  66,380  69,881  55,281  242,359
                                       ======  ======  ======  ======  =======
Gross Margin ($/Bbl Product)..........  $2.64   $3.52   $3.57   $2.73    $3.11
                                       ======  ======  ======  ======  =======
Less Variable Operating Costs
  Fuel................................ 12,752  12,897  13,158  13,157   51,964
  Electricity.........................   (472)   (476)   (566)   (567)  (2,081)
  Steam............................... (5,726) (5,786) (5,631) (5,635) (22,779)
  Water, Air, Other...................     65      66      68      68      267
  Catalyst............................  1,655   1,673   1,706   1,707    6,741
  Chemicals...........................  2,192   2,216   2,256   2,256    8,921
    Subtotal, VOC, Refining........... 10,467  10,590  10,991  10,985   43,033
                                       ------  ------  ------  ------  -------
Less Fixed Operating Costs
  Company Labor....................... 12,935  13,079  13,222  13,222   52,458
  Maintenance, Alterations, Environ-
   mental.............................  5,223   7,348   7,472   7,531   27,573
Materials, Services, and Supplies.....  6,225   6,308   6,391   6,411   25,335
  UDEX Operations to Chev.............    247     249     252     252    1,000
  Other Fixed Costs...................  2,478   2,526   2,574   2,604   10,182
                                       ------  ------  ------  ------  -------
    Subtotal, FOC, Refining........... 27,107  29,510  29,911  30,020  116,548
                                       ------  ------  ------  ------  -------
    Subtotal Refinery Operating Ex-
     pense............................ 37,574  40,100  40,902  41,005  159,580
                                       ------  ------  ------  ------  -------
Operating Margin, Refining............ 13,243  26,280  28,979  14,277   82,779
Plus Terminals Revenue................  4,561   4,543   4,711   4,777   18,593
Less Terminals Variable Expense.......    586     581     602     614    2,383
Less Terminals Fixed Expense..........  1,350   1,362   1,374   1,374    5,459
                                       ------  ------  ------  ------  -------
    Subtotal, Operating Income, Termi-
     nals.............................  2,625   2,601   2,735   2,789   10,751
                                       ------  ------  ------  ------  -------
Earnings Before Tax and Depreciation
 (Operating
 Cash Flow)........................... 15,868  28,881  31,715  17,066   93,530
                                       ======  ======  ======  ======  =======

                        CLARK REFINING & MARKETING, INC.
                  (Formerly Clark Oil & Refining Corporation)

                    SOLICITATION OF CONSENTS TO AMENDMENT OF
                          THE INDENTURE GOVERNING ITS
                          9 1/2% SENIOR NOTES DUE 2004

  The undersigned is a Registered Holder referred to below (as defined in the Consent Solicitation Statement) of 9 1/2% Senior Notes due 2004 (the "Notes") of Clark Refining & Marketing, Inc. (the "Company") issued under an indenture dated as of September 15, 1992 (the "Indenture") between the Company and NationsBank of Virginia, N.A. (the "Trustee").

  As a Registered Holder of such Notes, the undersigned hereby:

                        CONSENTS [_]DOES NOT CONSENT [_]

with respect to the proposed amendments (the "Proposed Amendments") to be made to the Indenture, which Proposed Amendments are described in the Company's Consent Solicitation Statement dated [MONTH] [DAY], 1994 (the "Consent Solicitation Statement"). If no election is specified, any otherwise properly completed and signed consent form will be deemed a consent to the Proposed Amendments. By execution hereof, the undersigned acknowledges receipt of the Consent Solicitation Statement.

  Upon receipt by the Company of consents to the Proposed Amendments from the Registered Holders of at least a majority of the principal amount of the outstanding Notes not owned by the Company or any of its affiliates, and subsequent presentation of such consents to the Trustee, the Company and the Trustee will execute an amendment to the Indenture (the "Supplemental Indenture") evidencing the Proposed Amendments. The Proposed Amendments will not become operative, however, until the time described in the Consent Solicitation Statement.

  Unless otherwise specified by the undersigned, this consent form relates to all Notes of which the undersigned is the Registered Holder. If this form relates to less than all of the Notes to which the undersigned is a Registered Holder, the specific Notes to which this consent relates shall be identified on the list attached hereto as Exhibit A.

  A consent hereby given, if effective, will be binding upon the Registered Holder of the Notes who gives such consent and upon any subsequent transferee or transferees of such Notes, subject only to revocation by the delivery of a written notice of revocation by the Registered Holder, executed and filed in the manner described in the Consent Solicitation Statement.

  This fully completed and executed consent form should be hand delivered, sent by overnight courier, or telecopied, to the Trustee, as follows:

 If delivered by mail:         If delivered by          If delivered by Hand:
                                  Facsimile:



NationsBank of Georgia,                                     NationsBank of
   N.A. 600 East Main           (804) 344-1346              Virginia, N.A.
   Street 17th Floor
   Richmond, Virginia
  23219 Attention: Bob
       Richardson

                                                         c/o Midwest Clearing
                              Confirmation Only         Corp. 40 Broad Street
                                                       22nd Floor New York, NY
                                                                10004

                                (804) 344-1315

  Consents must be received by the Trustee, as specified above, before 5:00 p.m., New York City Time, on [MONTH] [DAY], 1994, unless such date is extended by the Company.

Date:

                                           SIGNATURE(S) GUARANTEED BY:

- ------------------------------------       ------------------------------------
     Signature(s) of Registered                    Name of Institution
             Holder(s)

- ------------------------------------       ------------------------------------
     Signature(s) of Registered                    Authorized Signature
             Holder(s)

- ------------------------------------       ------------------------------------
     Signature(s) of Registered                           Title
             Holder(s)

  (PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE RECORDS OF THE TRUSTEE. WHEN SIGNING AS AN ATTORNEY, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH)

                           IMPORTANT--READ CAREFULLY

  This Consent Form must be executed by the Registered Holder(s) in exactly the same manner as the name(s) appear(s) on the Notes. Joint owners must all sign. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and should submit to the Information Agent appropriate evidence (satisfactory to the Company) of such person's authority so to act. Signatures need not be guaranteed if the person executing the Consent Form is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. (each being hereinafter referred to as an "Eligible Institution") or if the person executing the Consent Form is the Registered Holder of the Notes. In all other cases, all signatures must be guaranteed by an Eligible Institution. If Notes owned by a Registered Holder are registered in different names, separate Consent Forms must be executed covering each form of registration.

                           IMPORTANT TAX INFORMATION

  Under the federal tax law, payments that are made to a Registered Holder with respect to his consent may be subject to backup withholding. A Registered Holder whose consent is accepted is required by law to provide the [Company] with his correct taxpayer identification number on Substitute Form W-9 below in order to avoid backup withholding. If such Registered Holder is an individual, the taxpayer identification number is his social security number. In addition, if the [Company] is not provided with the correct taxpayer identification number, the Registered Holder may be subject to a $50 penalty imposed by the Internal Revenue Service.

  Exempt Registered Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that Registered Holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

  If backup withholding applies, the [Company] is required to withhold 31% of any such payments made to the Registered Holder. Backup withholding is not an additional tax. Rather, the tax withheld pursuant to the backup withholding rule will be available as a credit against such person's overall tax liability. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

WHAT NUMBER TO GIVE THE [COMPANY]

  The Registered Holder is required to give the [Company] the taxpayer identification number of the Registered Holder of the Notes. If the Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 to determine which number to report.

                   PAYER'S NAME: NATIONSBANK OF GEORGIA, N.A.

 SUBSTITUTE           Business name:

 FORM W-9
                     ----------------------------------------------------------
                      Please check appropriate box:

                      PART 1--PLEASE PROVIDE YOUR TIN     --------------------
                      IN THE BOX AT RIGHT AND CERTIFY
                      BY SIGNING AND DATING BELOW.
                      [_] Individual/Sole
                      Proprietor[_] Corporation[_] Partnership[_] Other ______
 DEPARTMENT OF THE TREASURY                                  Social Security
                                                                 Number

 INTERNAL REVENUE SERVICE                                 OR _________________


                                                                Employer
                                                             Identification
                                                                 Number
                     ----------------------------------------------------------
 PAYER'S REQUEST FOR TAXPAYER
 IDENTIFICATION NUMBER ("TIN")

                     ----------------------------------------------------------
                      PART 2--Certification--Under
                      Penalties of Perjury, I certify
                      that:
                      (1) The number shown on this form
                          is my correct Taxpayer
                          Identification Number (or I
                          am waiting for a number to be
                          issued to me) and

                                                                PART 3--
                                                              Awaiting TIN
                      (2) I am not subject to backup               [_]
                          withholding either because
                          (a) I am exempt from backup
                          withholding, or (b) I have
                          not been notified by the
                          Internal Revenue Service
                          ("IRS") that I am subject to
                          backup withholding as a
                          result of failure to report
                          all interests or dividends,
                          or (c) the IRS has notified
                          me that I am no longer
                          subject to backup
                          withholding.

                     ----------------------------------------------------------
                      CERTIFICATION INSTRUCTIONS--You must cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

                      SIGNATURE ____________________  Date ____________ , 1994


 NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
      WITHHOLDING OF 31 PERCENT OF ANY CONSENT PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

    YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
    PART 3 OF SUBSTITUTE FORM W-9.

- ------------------------------------------------------------------------
        CERTIFICATE OF PERSON (AWAITING) TAXPAYER IDENTIFICATION NUMBER
   I certify that under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31 percent of all reportable payments made to me thereafter will be withheld until I provide a number.

 ---------------------------------           ___________________________, 1994
             Signature                                     Date

                                   EXHIBIT A

                              DESCRIPTION OF NOTES

- --------------------------------------------------------------------------------
NAME(S) AND ADDRESS(ES) OF REGISTERED
       HOLDER(S) OF CEDE & CO.          CERTIFICATE(S) AS TO WHICH CONSENT IS
            PARTICIPANT(S)                GIVEN (ATTACH ADDITIONAL LIST, IF
                                                     NECESSARY)
- --------------------------------------------------------------------------------
                                                      AGGREGATE
                                                      PRINCIPAL
                                                      AMOUNT OF
                                                        NOTES
                                                     REPRESENTED
                                                          BY
                                                    CERTIFICATE(S)
                                                     OR HELD IN
                                                     ACCOUNT(S)

                                                                    PRINCIPAL
                                       CERTIFICATE                  AMOUNT OF
                                        OR CEDE &                  NOTES AS TO
                                       CO. ACCOUNT                    WHICH
                                        NUMBER(S)                  CONSENT IS
                                                                     GIVEN*
                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------

- --------------------------------------------------------------------------------
 *If this consent form relates to less than the aggregate principal amount of Notes registered in the name of the Registered Holder(s), or held by Cede &
 Co. for the account of the Participant(s), named above, list the certificate or account numbers and principal amounts of Notes to which this consent form relates. Otherwise, this consent form will be deemed to relate to the aggregate principal amount of Notes registered in the name of, or held by Cede & Co. for the account of, such Registered Holder(s) or Participant(s).